Form 10-K, Exhibit 13
period 1996-12-31
U S TRUST CORP /NY
filed 1997-03-11
CIK 936301

                                                                      EXHIBIT 13
MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------
FINANCIAL REPORTING MATTERS
Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements. The financial information presented in Management's Discussion and Analysis has been prepared on a basis consistent with the financial accounting policies set forth in the Consolidated Financial Statements.
     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies. Except for the historical information contained herein, matters discussed in this report may be forward-looking statements which involve risks and uncertainties and actual results may differ materially from those set forth in any such forward-looking statements. Further, such forward-looking statements speak only as of the date on which such statements are made, and U.S. Trust Corporation (the "Corporation" or "Parent") undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events.
     On November 18, 1994, the former U.S. Trust Corporation ("UST") and The Chase Manhattan Corporation ("Chase") entered into an agreement under which Chase acquired UST's institutional custody, mutual funds servicing and unit trust businesses (the "Processing Business") and certain back office operations (collectively, the "Chase Acquired Business") for $363.5 million in Chase common stock. The transaction with Chase was consummated through two almost simultaneous steps. On September 1, 1995, UST distributed to its shareholders shares of common stock of a newly-formed entity which assumed the name U.S. Trust Corporation on a share-for-share basis (the "Disposition"). The Corporation and its subsidiaries included the assets and operations of UST's asset management, private banking, special fiduciary and corporate trust businesses (the "Core Businesses"). On September 2, 1995, UST, which consisted of the assets and liabilities of the Chase Acquired Business, merged into Chase (the "Merger").
     Generally Accepted Accounting Principles ("GAAP") and the financial reporting guidance promulgated by the Securities and Exchange Commission ("SEC") consider the Corporation as the continuing reporting entity. That is, the financial statements of the Corporation presented herein include the Processing Business's results up to September 2, 1995. As a result, the comparability of the Corporation's financial results for 1995 and 1994 to the current financial and operating structure of the Corporation is limited. Accordingly, the following discussion and analysis sets forth, where appropriate, relevant information pertaining to the Chase Acquired Business or the Processing Business and the Core Businesses.
     On January 28, 1997, the Corporation announced a two-for-one stock split of its common shares effected in the form of a stock dividend payable on February 21, 1997, to shareholders of record on February 7, 1997. The impact of the stock split has been reflected in the 1996 Consolidated Statement of Condition and in all earnings per share calculations.
-------------------------------------------------------
FINANCIAL PERFORMANCE OBJECTIVES
The year ended December 31, 1996 marks the first full year of the Corporation as a focused investment management firm with fiduciary and private banking powers. The financial performance of the Corporation through December 31, 1996 has, in management's opinion, confirmed its decision to focus on the Core Businesses with their superior long-term growth opportunities. Management evaluates on a continual basis the five Financial Performance Objectives.
     The Financial Performance Objectives are not quarterly targets; rather, they represent management's current assessment of the long-term capabilities of the Corporation in the present environment. Interim period results may exceed or fall short of meeting some or all of these Financial Performance Objectives. Such results may not necessarily be indicative that a change should be made in the Corporation's long-term Financial Performance Objectives, but more likely would be indicative of specific transactions or events that occurred within a given period. However, facts and circumstances, including changes in banking regulations, may occur and require the Corporation to adjust its long-term Financial Performance Objectives.
-------------------------------------------------------
Total Revenues
The growth rate in total revenues is expected to be between 8% and 12% per year. Management believes that total revenues should continue to grow at the upper end of this range over the foreseeable future. There are several factors that either will contribute to or impede the Corporation from meeting and maintaining this Financial Performance Objective.
     Fee revenue growth will be enhanced through direct sales efforts, additions to existing customer relationships, expansion and further penetration in selected geographic markets, targeted acquisitions and market appreciation. Fee revenue growth will be adversely
                                       32
affected by distributions of funds from client accounts, lost business relationships and market depreciation. Changes in personal, capital gains or estate tax laws, regulations and other external factors will also affect the rate of fee revenue growth.

The level of net interest revenue is dependent upon several factors, including, loan demand, credit quality, regulatory capital requirements, federal and state income tax policies and the Federal Reserve Board's interest rate setting policies.

-------------------------------------------------------
Pre-Tax Margin
During 1995, the Corporation set an objective to improve its pre-tax margin to 25% over the next several years. Management currently believes that the Corporation will meet and exceed its 25% pre-tax margin financial objective during this period. Further, management anticipates that achieving this financial objective will constrain neither its internal expansion program nor its selective acquisitions of investment advisors in strategic geographic locations. The Corporation's ability to achieve this financial objective will be based upon several factors, including the growth rate of total revenues and continued control over recurring operating expenses.

-------------------------------------------------------
Earnings Per Share
Management concludes that the operating leverage resulting from meeting its revenue and pre-tax margin objectives will enable the Corporation to increase earnings per share in a range of 15% to 20% annually. However, other factors, including statutory changes in federal, state and local income tax rates, common stock repurchases and the dilutive effect of stock options resulting from changes in the Corporation's common stock price will affect this Financial Performance Objective.

-------------------------------------------------------
Return on Stockholders' Equity
Management has set the Return on Stockholders' Equity objective to reach and exceed 25% over the next several years.

-------------------------------------------------------
Dividend Pay Out Ratio
The Corporation's dividend pay out ratio is anticipated to range between 25% and 35% of annual net income. Retained capital will be available for acquisitions, business expansion, stock buy back programs and other management initiatives.

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS
The Corporation recorded net income of $40.9 million in 1996, compared to a net loss of $50.5 million incurred in 1995 and net income of $21.0 million earned in 1994. On a fully diluted per share basis, net income was $1.92 in 1996, versus the net loss for 1995 of $2.62 and net income per share of $1.04 in 1994. The Corporation's 1995 and 1994 results include restructuring charges of $155.6 million ($86.9 million after taxes or $4.53 per share) and $50.2 million ($27.9 million after taxes or $1.37 per share), respectively. The Corporation's return on average stockholders' equity was 21.0% for the year ended December 31, 1996.

--------------------------------------------------------------------------------
FEE REVENUE

                                                                           Years Ended December 31,
                                                   ------------------------------------------------
                                                                                       % Change
                                                                                    ---------------
             (Dollars in Millions)                  1996       1995       1994      96-95     95-94
---------------------------------------------------------------------------------------------------
Investment Management and Related Services.....    $220.0     $191.3     $175.9      15.0%      8.8%
Corporate Trust................................      24.2       24.0       21.6       0.7      11.0
                                                   ------     ------     ------
  Total Core Businesses........................     244.2      215.3      197.5      13.4       9.0
                                                   ------     ------     ------
Processing Business............................        --       66.1      102.7        --     (35.6)
                                                   ------     ------     ------
Total Fee Revenue..............................    $244.2     $281.4     $300.2     (13.2)%    (6.3)%
                                                   ======     ======     ======     ======     =====

The increase in Total Core Businesses fee revenue was attributable to a combination of net new business and net market appreciation. Investment Management and Related Services Fee Revenue is derived mainly from services to individuals and institutions. Services to individuals include investment portfolio management, estate and tax planning and personal custody. Services to institutions include investment management, special fiduciary and brokerage activities.

     The Corporation believes it is well positioned to increase Investment Management and Related Services Fee Revenue due to favorable growth rates in the overall affluent market; its ability to expand into new geographic markets through establishing de novo offices or selective acquisitions; its ability to develop new services; and its ability to attract new customers through business development activities.

                                                                           Years Ended December 31,
                                                   ------------------------------------------------
                                                                                       % Change
                                                                                    ---------------
              (Dollars In Millions)                 1996       1995       1994      96-95     95-94
---------------------------------------------------------------------------------------------------
Market Related Fees..............................  $188.6     $160.0     $144.3      17.9%     10.9%
Transaction Related Fees.........................    55.6       55.3       53.2       0.5       3.9
                                                   ------     ------     ------
  Total Core Businesses Fee Revenue..............  $244.2     $215.3     $197.5      13.4%      9.0%
                                                   ======     ======     ======      ====       ===

Market Related Fee Revenue primarily is based on the market value of the assets in clients' investment management accounts. In general, Market Related Fee Revenue is influenced by a variety of factors, including growth or decline of stock and bond market levels, new business, acquisitions, fee increases and revenue from new services, but offset by the outflow of investment management assets due to terminating trusts, disbursements and lost business. Most Market Related Fee Revenue is determined on a declining incremental scale so that as the value of a client's portfolio grows in size, the Corporation earns a smaller percentage on the increasing value. Therefore, market value or other incremental changes in a portfolio's size do not necessarily have a proportionate impact on the level of Market Related Fee Revenue. The increase in Investment Management Fee Revenue is primarily related to higher market values, new business and acquisitions.
     Another important factor in the determination of the level of Market Related Fee Revenue is the composition of assets under management. At December 31, 1996, assets under management consisted of 46% equity securities, 39% fixed income securities and 15% of short-term and other securities. As of December 31, 1995, the composition of assets under management was 47% equity securities, 40% fixed income securities and 13% short-term and other securities. Fluctuations in any one market will not necessarily have a proportionate, if any, impact on the level of fee revenue derived from the underlying assets.
     Transaction Related Fee Revenue, principally derived from corporate trust and agency, estate settlement and brokerage activities, increased moderately in 1996 and 1995.

--------------------------------------------------------------------------------
Assets Under Management

The following table delineates assets under management and administration for the last five years. Unless otherwise noted, asset values are measured at their estimated fair value.

                                                                                         Compound
                                                        December 31,                      Growth
                                       ----------------------------------------------      Rate
        (Dollars in Billions)           1996      1995      1994      1993      1992      92-96
-------------------------------------------------------------------------------------------------
Assets Under Management:
  Investment Management..............  $ 38.0    $ 33.5    $ 26.0    $ 26.5    $ 21.1      15.84%
  Special Fiduciary..................    15.3      13.9       5.1       3.8       3.7      42.60
                                       ------    ------    ------    ------    ------
     Total Core Businesses...........    53.3      47.4      31.1      30.3      24.8      21.08
                                       ------    ------    ------    ------    ------
  Processing Business................      --        --       1.9       1.9       1.7        (3)
                                       ------    ------    ------    ------    ------
     Total Assets Under Management...    53.3      47.4      33.0      32.2      26.5        (3)
                                       ------    ------    ------    ------    ------
Assets Under Administration:
  Personal Custody and Other.........    15.7      13.3       8.2       7.9       6.0      27.19
  Corporate and Municipal
     Trusteeships and Agency
     Relationships(1)................   216.6     190.5     159.6     152.2     134.6      12.63
                                       ------    ------    ------    ------    ------
     Total Core Businesses...........   232.3     203.8     167.8     160.1     140.6      13.37
                                       ------    ------    ------    ------    ------
  Processing Business(2).............      --        --     223.4     200.9     184.7        (3)
                                       ------    ------    ------    ------    ------
     Total Assets Under
       Administration................   232.3     203.8     391.2     361.0     325.3        (3)
                                       ------    ------    ------    ------    ------
Total Assets Under Management and
  Administration.....................  $285.6    $251.2    $424.2    $393.2    $351.8        (3)
                                       ======    ======    ======    ======    ======

--------------------------------------------------------------------------------

(1) Includes corporate trust and agency and bond immobilization assets at par value.
(2) Includes unit investment trust assets at par value and mutual fund custody assets at estimated fair value.
(3) Not informative as the result of the sale of the Processing Business on September 2, 1995.

Investment Management assets as of December 31, 1996 increased by 13.6% from the December 31, 1995 level. Special Fiduciary assets increased 9.5% from the December 31, 1995 balance. Special Fiduciary assets more than doubled in 1995 as the result of the approximately $7.1 billion of GM-E stock contributed by General Motors Corporation to its defined benefit plan during the first quarter of 1995 and managed by the Corporation until the GM-E stock is distributed into the market via secondary offerings to the public.

-------------------------------------------------------
Corporate Trust and Agency
Corporate Trust and Agency ("Corporate Trust") activities include the indenture trustee business for corporate and municipal debt issues, as well as complex new types of securities, and the bond immobilization business. The volume of corporate and municipal trusteeships and agency relationships (measured by the par value of the outstanding debt) increased 13.7% in 1996 and 19.4% in 1995.

-------------------------------------------------------

NET INTEREST REVENUE

                       Years Ended December 31,
    (Dollars In    --------------------------------
    Thousands)       1996        1995        1994
---------------------------------------------------
Interest Income    $174,731    $188,815    $187,116
Interest Expense     95,861      90,339      79,004
                    -------     -------    --------
  Net Interest
    Revenue          78,870      98,476     108,112
Provision for
  Credit Losses       1,000       1,600       2,000
                    -------     -------    --------
  Net Interest
    Revenue after
    Provision for
    Credit Losses  $ 77,870    $ 96,876    $106,112
                   ========    ========    ========
Percentage Increase
  (Decrease) from
  Prior Period        (19.6)%      (8.7)%      (5.5)%
                   ========    ========    ========
Average Rates
  (Taxable
  Equivalent
  Basis):
  Interest Earning
    Assets             7.03%       7.06%       5.93%
  Cost of Funding
    Interest
    Earning Assets     3.79        3.32        2.44
                    -------     -------    --------
  Net Yield on
    Interest
    Earning Assets     3.24%       3.74%       3.49%
                   ========    ========    ========

Net interest revenue is affected by changes in interest rates, funding strategies, and the relative proportion and composition of interest bearing and non-interest bearing financial instruments. Net interest revenue of the Corporation has been significantly influenced over the past three years by the Disposition and Merger. The Processing Business generated approximately $1.0 billion of long-term average non-interest bearing deposits. As a result, of the Merger, the Corporation has reduced the overall size of its balance sheet and shortened the maturity structure of its security portfolio. These actions are reflected in the reduction in both net interest revenue and the net yield on interest earning assets from 1994 to 1996. See pages 68-73 for a detailed analysis of the Corporation's net interest revenue.

-------------------------------------------------------
SECURITIES TRANSACTIONS
Net securities gains in 1996 were $0.6 million compared to $4.2 million and $2.1 million in 1995 and 1994, respectively. The net securities gains in 1995 and 1994 do not include the securities losses that resulted from the rebalancing of the Corporation's maturity structure in connection with the Disposition and Merger. During 1995 and 1994, such security transactions resulted in losses of $1.0 million and $44.2 million, respectively, and are included in restructuring costs.

-------------------------------------------------------
OTHER INCOME
Other income consists solely of activities related to the non-Core Businesses; therefore, there is no other income in 1996. Other income was $2.3 million in 1995 and $10.3 million in 1994. Other income for 1994 includes $6.4 million ($3.4 million after taxes or $0.17 per fully diluted share) resulting from the sale of the Corporation's partnership interest in Financial Technologies International L.P. in the fourth quarter of 1994.

-------------------------------------------------------
OPERATING EXPENSES
The following table provides details of operating expenses other than interest expense and provision for credit losses for the last three years.

                           Years Ended December 31,
    (Dollars In      ------------------------------
    Thousands)         1996       1995       1994
---------------------------------------------------
Salaries and
  Benefits           $147,278   $191,181   $207,483
Occupancy              34,214     38,248     40,030
Other                  71,958     93,202     86,645
Restructuring Costs        --    155,589     50,177
                     --------   --------   --------
Total                $253,450   $478,220   $384,335
                     ========   ========   ========
Percentage Increase
  (Decrease) From
  Prior Period *        (21.4)%     (3.4)%      6.2%
                     ========   ========   ========

-------------------------------------------------------

*The percentages have been calculated excluding the restructuring costs incurred in connection with the Disposition and Merger.

Operating expenses amounted to $253.5 million in 1996, compared to $322.6 million in 1995 and $334.2 million in 1994 (excluding restructuring costs). Operating expenses directly attributable to the Processing Business were $47.0 million and $69.4 million in 1995 and 1994, respectively. The Corporation's pre-tax margin was 21.5% for the year ended December 31, 1996.
     Salaries and benefits in 1996 decreased 23.0% from 1995 and decreased 7.9% in 1995 from 1994. The decrease in 1996 and 1995 was due to a reduction in employees related to the Disposition and Merger beginning in September 1995. Performance compensation is determined based upon the Corporation's financial performance as measured by the Corporation's earnings per share, adjusted to offset the impact of extraordinary or nonrecurring events, or other changes, conditions or circumstances that warrant adjustment. The employee benefit expense typically is a function of staffing levels. The number of full-time equivalent employees increased 5.0% to 1,453 at December 31, 1996, compared to 1,384 at December 31, 1995. The number of full-time equivalent employees at December 31, 1994 was 2,676 which included 1,091 employees who became Chase employees as a result of the Merger.
     Occupancy charges decreased 10.5% in 1996 and 4.5% in 1995 from the prior year. These decreases reflect the elimination of leased space which was part of the Chase Acquired Business, offset to some extent by new offices in Boca Raton, Florida; Greenwich and West Hartford, Connecticut; and Garden City Long Island.
     Other expenses include third party contracted professional services, the outsourcing agreement with Chase, equipment expenses and depreciation. Other expenses decreased 22.8% in 1996 compared to 1995 and increased 7.6% in 1995 compared to 1994. The decrease in 1996 reflects a full year's impact of the Services Agreement with Chase. Pursuant to the Services Agreement, Chase furnishes necessary securities processing, custodial, data processing and other services to the Corporation. The initial term of the Services Agreement is for five years commencing on September 1, 1995, and may be extended for an additional two to five years. During the initial term, the Corporation pays Chase an annual base fee of $10 million, which is less than the Corporation's estimate of the annual cost of providing such services itself. The Corporation has established a task force to evaluate, coordinate and execute any systems changes that may be required by the year 2000 date change. The Corporation is working with Chase (provider of certain of the Corporation's data processing systems) as well as other vendors to ensure compliance with required systems changes.
     The 1995 increase in other expenses includes $3.0 million related to the revaluation of intangible assets, an approximate $3.0 million reserve for receivables and a $1.0 million charge for funding the U.S. Trust Foundation for charitable contributions. In addition, 1994 included a $3.7 million reduction of operating expenses, primarily the result of the favorable impact of terminating certain lease commitments.

-------------------------------------------------------
FINANCIAL CONDITION

CAPITAL AND LIQUIDITY
The objective of liquidity management is to ensure that the Corporation can meet its cash flow requirements and to capitalize on opportunities for the Corporation's business expansion. Management monitors the liquidity position of the Corporation's subsidiaries on an ongoing basis to ensure that funds are available to meet loan and deposit cash flow requirements. The liquidity profile is also structured to ensure that the capital needs of the Parent and its subsidiaries (the "subsidiaries") are met on a day to day basis.
     The Parent's liquidity requirements consist mainly of dividend payments to common stockholders, interest and principal payments to debt holders and purchases of its common stock. On January 28, 1997, the Corporation announced a 20% increase in the Corporation's regular quarterly dividend, indicating an annual dividend rate of $0.60 per share. The actual dividends declared in 1997 will be subject to Board approval and regulatory capital considerations.
     In July 1996, the Board of Directors authorized the repurchase of up to one million shares of common stock. As of December 31, 1996, 124,000 shares had been repurchased at a weighted average purchase price of $38.13 per share. In January 1997, the Board of Directors authorized the repurchase of up to an additional one million shares of common stock. The repurchased shares will be used to meet the Parent's obligations under its stock-based benefit plans and for general corporate purposes.
     The Parent's sources of liquidity are primarily derived from dividends from its subsidiaries, issuances of common stock and issuances of long and short-term debt instruments. During 1996, the Parent's subsidiaries remitted $30.5 million in cash dividends. In addition, as of December 31, 1996, the subsidiaries have the ability to pay dividends of approximately $31.4 million without approval of the regulatory authorities.
     The Parent has a $40.0 million unsecured revolving credit facility maturing in 1999. As of December 31, 1996, the outstanding balance under this facility was $17.0 million. Additionally, the Corporation may borrow, subject to certain regulatory restrictions, on a fully collateralized basis from its subsidiaries.
     The Parent is authorized to issue up to $5.0 million, $1.00 par value, preferred shares. As of December 31, 1996, no preferred shares have been issued.
     In January 1997, the Corporation issued $50.0 million of trust-preferred securities which qualify as Tier 1 Capital. The proceeds from the issuance will be used for general corporate purposes, including the acquisition of the Parent's common stock.
     Liquidity at each subsidiary is also critical to the Corporation. Along with their traditional interest and non-interest bearing deposit capabilities, the subsidiaries have established additional funding sources. The subsidiaries have established credit facilities with the Federal Home Loan Bank ("FHLB") totaling $91.5 million. As of December 31, 1996, the subsidiaries had borrowed $16.0 million on these facilities from the FHLB. FHLB borrowings are secured by the pledge of qualifying assets. In addition, the subsidiaries have established uncommitted federal funds lines with various financial institutions totaling $1.8 billion. During 1996, the average amount outstanding under these federal fund lines was $151.9 million (including $121.9 million, on average, of overnight federal funds purchased). At December 31, 1996, $153 million of federal funds purchased were outstanding. In addition, borrowing from the Federal Reserve Bank discount window is available, if required. At December 31, 1996 there were no borrowings with the Federal Reserve Bank. The subsidiaries also have an uncommitted $75 million credit facility with a major financial institution. The subsidiaries had no borrowings at December 31, 1996 under this credit facility.
     Liquidity is also generated from the types of financial instruments that the subsidiaries carry as investments. Approximately $870 million or 75% of the investment portfolio is invested in U.S. Treasury obligations or securities backed by the full faith and credit of the U.S. Government. These securities are readily marketable and may be sold or financed through repurchase agreements, as appropriate. At December 31, 1996, securities sold under agreements to repurchase aggregated $70.5 million.

-------------------------------------------------------

ASSET/LIABILITY MANAGEMENT
The objective of asset and liability management is to maximize net interest revenue while maintaining a high level of asset quality, acceptable levels of interest rate sensitivity and adequate liquidity.
     Although the balance sheet is significantly smaller subsequent to the Disposition and Merger, the Corporation's asset mix is still principally liquid and low-risk.

  Balance Sheet Composition              Years Ended
-----------------------------           December 31,
      Average Balances       -----------------------
        (Percentage)         1996     1995     1994
----------------------------------------------------
Short-Term Financial
  Instruments                  3.9%    16.6%     8.2%
Securities                    31.1     24.2     39.6
                             ------   ------   ------
Total Short-Term Financial
  Instruments and Securities  35.0     40.8     47.8
Loans, Net of Allowance for
  Credit Losses               51.8     40.4     32.4
Other Assets, including Due
  from Banks                  13.2     18.8     19.8
                             ------   ------   ------
Total Assets                 100.0%   100.0%   100.0%
                             ======   ======   ======

-------------------------------------------------------

Approximately 35% of average total assets consist of short-term financial instruments and readily marketable securities. The securities portfolio is concentrated in investments in U.S. Government and Government agency securities and investment securities backed by the full faith and credit of the U.S. Government.
     The loan portfolio is the largest component of average total assets. Average loans for 1996 were $1.5 billion, a $156.6 million or 11.6% increase over average loans for the year ended December 31, 1995. The Corporation's loan portfolio is predominantly loans to private banking customers. At December 31, 1996, in excess of 64% of total loans are secured by residential real estate mortgages. Loans secured by residential real estate mortgages increased 16.6% from $937.9 million at December 31, 1995 to $1.1 billion at December 31, 1996.

-------------------------------------------------------
Interest Rate Sensitivity
The Corporation is exposed to interest rate risk primarily through it's mortgage lending activities and through it's investments in mortgage backed securities. Net interest revenue may be generated from prudent asset/liability management activities that may result in timing differences in the maturity and/or repricing of assets, liabilities and off balance sheet positions. The result of these timing differences is presented below in the interest sensitivity gap analysis. Gap analysis has inherent limitations as an analytical tool because it measures the Corporation's exposure to interest rate risk at a single point in time. The Corporation also uses simulation analysis to monitor and control net interest revenue at risk and the economic value of equity at risk under multiple interest rate scenarios. To reflect anticipated payments, certain asset and liability categories (including items with no stated maturity) are included in the table based on estimated rather than contractual maturity or repricing dates.

--------------------------------------------------------------------------------

                                        0-3          4-6        7-12        1-5        Over
          (In Thousands)              Months       Months      Months      Years      5 Years       Total
------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Interest Earning Securities.......  $   863,737   $  37,950   $144,946   $ 270,168   $ 135,068   $ 1,451,869
Loans, Net of Allowance for Credit
  Losses..........................      690,562      51,911     98,686     513,202     317,087     1,671,448
                                    -----------   ---------   --------   ---------   ---------   -----------
Total Interest Earning Assets.....    1,554,299      89,861    243,632     783,370     452,155     3,123,317
                                    -----------   ---------   --------   ---------   ---------   -----------
INTEREST BEARING LIABILITIES:
Interest Bearing Deposits.........   (1,978,484)     (4,696)   (13,417)    (79,250)     --        (2,075,847)
Short-Term Credit Facilities......     (200,283)    (40,000)     --         --          --          (240,283)
Long-Term Debt....................      --           --         (1,000)    (24,468)     (1,000)      (26,468)
                                    -----------   ---------   --------   ---------   ---------   -----------
Total Interest Bearing
  Liabilities.....................   (2,178,767)    (44,696)   (14,417)   (103,718)     (1,000)   (2,342,598)
                                    -----------   ---------   --------   ---------   ---------   -----------
Asset/(Liability) Sensitivity
  Gap.............................     (624,468)     45,165    229,215     679,652     451,155       780,719
Interest Rate Swaps...............      628,750*    (10,750)    (1,500)   (466,500)   (150,000)      --
                                    -----------   ---------   --------   ---------   ---------   -----------
Interest Rate Sensitivity Gap.....        4,282      34,415    227,715     213,152     301,155       780,719
Net Non-Interest Earning Assets,
  Non-Interest Bearing
  Liabilities, and Stockholders'
  Equity..........................     (263,802)     --          --       (287,649)   (229,268)     (780,719)
                                    -----------   ---------   --------   ---------   ---------   -----------
Maturity/Repricing Gap............     (259,520)     34,415    227,715     (74,497)     71,887       --
                                    -----------   ---------   --------   ---------   ---------   -----------
Cumulative Gap....................  $  (259,520)  $(225,105)  $  2,610   $ (71,887)  $  --       $   --
                                    ===========   =========   ========   =========   =========   ===========

--------------------------------------------------------------------------------

*Includes $649.5 million of total outstanding notional principal net of maturing or amortizing interest rate swaps ("Swaps").

As part of its overall asset and liability management process, the Corporation uses Swaps as hedges. Swaps mitigate the interest rate exposure created by financing the residential real estate mortgage loans with short-term deposits. The following table provides details, as of December 31, 1996, 1995 and 1994, of the notional amounts of Swaps by maturity and the related average interest rates paid and received. The Corporation is a fixed rate payor on all of its Swaps. Since the Disposition and Merger, the Corporation's use of Swaps as an asset/liability management tool has increased.

                                        Maturing
                           ----------------------------------
     (Dollars In        Within 1    1 to 5     Over 5
      Thousands)          Year      Years      Years      Total
-------------------------------------------------------
December 31, 1996:
Fixed Pay Swaps         $33,000    $466,500   $150,000   $649,500
Average Rate Paid        6.9340%     6.6906%    6.3050%    6.6139%
Average Rate Received*   5.5529%     5.5391%    5.5438%    5.5409%
December 31, 1995:
Fixed Pay Swaps         $29,875    $314,500      --      $344,375
Average Rate Paid        7.8423%     6.8370%     --        6.9243%
Average Rate Received*   5.9482%     5.8887%     --        5.8939%
December 31, 1994:
Fixed Pay Swaps         $42,000    $ 44,375      --      $ 86,375
Average Rate Paid        6.8486%     7.0047%     --        6.9288%
Average Rate Received*   5.7426%     6.0806%     --        5.9163%

-------------------------------------------------------

*Represents the average variable rate that will be received by the Corporation based upon the rate in effect at the latest variable rate reset date of each Swap.

     The impact of the Corporation's hedging activities upon net interest revenue for the years ended December 31, 1996, 1995 and 1994, are detailed in the following table.


                           For the Years Ended December 31,
     (Dollars In           --------------------------------
     Thousands)                1996      1995      1994
-----------------------------------------------------------
Net Interest Revenue after
Provision for
  Credit Losses:
  As Reported                 $77,870   $96,876   $106,112
  Excluding Hedging
    Activities                $83,731   $99,419   $109,353
Net Yield on Interest Earning
  Assets:
  As Reported                   3.24%     3.74%      3.49%
  Excluding Hedging
    Activities                  3.48%     3.85%      3.61%

The difference between the results "As Reported" and "Excluding Hedging Activities" in each year reflects the cost of utilizing swaps to hedge interest rate risk.

-------------------------------------------------------
Securities
The Corporation maintains a high quality securities portfolio with approximately 75% comprised of U.S. Treasury fixed rate obligations, obligations of the Government National Mortgage Association ("GNMAs") and other securities backed by the full faith and credit of the U.S. Government. The remaining portfolio is comprised of variable rate collateralized mortgage obligations ("CMOs") and obligations of states and municipalities. CMOs principally are collateralized by GNMAs.
     The market value of securities exceeded their amortized cost by $1.3 million and $3.0 million at December 31, 1996 and 1995, respectively. The Corporation classifies all of its security portfolio as "available for sale".

While the Corporation does not trade its securities portfolio, it needs to have the ability to sell securities as required to meet its asset/liability objectives.
-------------------------------------------------------
ADOPTION OF NEW ACCOUNTING STANDARDS
Accounting for Stock-Based Compensation
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("FAS 123"), issued in October 1995, establishes financial accounting and reporting standards for stock-based compensation plans. FAS 123 allows companies either to continue to account for stock-based employee compensation plans under existing accounting standards or to adopt a fair value based method of accounting as defined in FAS 123. The Corporation has elected to continue accounting for its employee stock compensation plans under its current method and has adopted, as of December 31, 1996, the disclosure requirements of FAS 123. See "Notes to the Consolidated Financial Statements No. 19".
-------------------------------------------------------
Accounting for the Impairment of a Long-Lived Asset
As of January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," ("FAS 121"). FAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill. FAS 121 requires review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment exists if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. Impairment is measured as the amount by which the carrying amount exceeds the fair value of the asset. No adjustments to the carrying amount of long-lived assets were required as a result of adopting FAS 121.
-------------------------------------------------------
Accounting for the Impairment of a Loan
As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," ("FAS 114"), and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, an amendment of FAS 114," ("FAS 118"). FAS 114 requires that an impaired loan be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. FAS 118 amends the disclosure requirements of FAS 114 to require information about the recorded investment in certain impaired loans and amends the income recognition criteria of FAS 114. In accordance with FAS 114, loans previously classified as in-substance foreclosures but for which the Corporation has not taken possession of the collateral have been reclassified as loans. The adoption of FAS 114 and FAS 118 had no impact on the financial condition or results of operations of the Corporation.
-------------------------------------------------------
Disclosure Requirements related to Derivative Financial Instruments
The Corporation adopted, as of December 31, 1994, Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," ("FAS 119"). FAS 119 requires new disclosures about derivative financial instruments and amends certain existing disclosure requirements. Since FAS 119 is a disclosure requirement only, its adoption did not have any effect on either the Corporation's financial condition or its results of operations.
-------------------------------------------------------
ACCOUNTING STANDARDS NOT YET ADOPTED
In June 1996, Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("FAS 125") was issued, effective for transactions entered into after December 31, 1996. FAS 125 establishes rules distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Management does not believe that the adoption of FAS 125 will have a significant impact on the financial condition or results of operations of the Corporation.
     In February 1997, the Securities and Exchange Commission released Financial Reporting Release No. 48, "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments and Disclosure of Quantitative and Qualitative Information About Market Risk Inherent in Derivative Financial Instruments, other Financial Instruments and Derivative Commodity Instruments," ("Release No. 48"). Release No. 48 is effective for annual filings beginning December 31, 1997. Release No. 48 requires enhanced disclosures about derivatives and amends certain existing disclosure requirements. Since Release No. 48 is a disclosure requirement only, its adoption will not have any effect on either the Corporation's financial condition or its results of operations.

CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

     (In Thousands, Except Per Share Amounts)           1996             1995             1994
------------------------------------------------------------------------------------------------
Fee Revenue.......................................    $244,211         $281,426         $300,196

Interest Revenue..................................     174,731          188,815          187,116
Interest Expense..................................      95,861           90,339           79,004
                                                      --------         --------         --------
Net Interest Revenue..............................      78,870           98,476          108,112
Provision for Credit Losses.......................       1,000            1,600            2,000
                                                      --------         --------         --------
Net Interest Revenue After Provision For Credit
  Losses..........................................      77,870           96,876          106,112
                                                      --------         --------         --------
Other Income......................................          --            2,284           10,340
Securities Gains, Net.............................         642            4,222            2,059
                                                      --------         --------         --------
Total Revenue.....................................     322,723          384,808          418,707
                                                      --------         --------         --------
OPERATING EXPENSES
Salaries..........................................      92,728          123,216          135,415
Employee Benefits and Performance Compensation....      54,550           67,965           72,068
                                                      --------         --------         --------
Total Salaries and Benefits.......................     147,278          191,181          207,483
Occupancy.........................................      34,214           38,248           40,030
Other.............................................      71,958           93,202           86,645
Restructuring Costs...............................          --          155,589           50,177
                                                      --------         --------         --------
Total Operating Expenses..........................     253,450          478,220          384,335
                                                      --------         --------         --------
Income (Loss) Before Income Taxes.................      69,273          (93,412)          34,372
Income Taxes (Benefits)...........................      28,369          (42,891)          13,405
                                                      --------         --------         --------
Net Income (Loss).................................    $ 40,904         $(50,521)        $ 20,967
                                                      ========         ========         ========
Fully Diluted Net Income (Loss) Per Share.........    $   1.92         $  (2.62)        $   1.04
                                                      ========         ========         ========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CONDITION
DECEMBER 31,
--------------------------------------------------------------------------------

                    (Dollars in Thousands)                            1996               1995
------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks........................................    $   78,566         $   96,785
Short-Term Investments.........................................       285,950              4,868
Securities.....................................................     1,165,919            760,032
Loans, Net of Allowance for Credit Losses ($16,693 in 1996 and
  $16,086 in 1995).............................................     1,671,448          1,443,609
Premises and Equipment.........................................        76,961             71,831
Other Assets...................................................       198,474            196,094
                                                                   ----------         ----------
Total Assets...................................................    $3,477,318         $2,573,219
                                                                   ==========         ==========
LIABILITIES
Deposits:
  Non-Interest Bearing.........................................    $  687,942         $  489,827
  Interest Bearing.............................................     2,075,847          1,503,430
                                                                   ----------         ----------
Total Deposits.................................................     2,763,789          1,993,257
Short-Term Credit Facilities...................................       240,283            134,815
Accounts Payable and Accrued Liabilities.......................       232,680            233,870
Long-Term Debt.................................................        26,468             29,434
                                                                   ----------         ----------
Total Liabilities..............................................     3,263,220          2,391,376
                                                                   ----------         ----------
Commitments and Contingencies
STOCKHOLDERS' EQUITY (Note 3)
Common Stock, Par Value $1.00; Authorized 40,000,000 Shares;
  Issued 19,629,562 in 1996 and 9,739,144 in 1995..............        19,630              9,739
Capital Surplus................................................         3,575                125
Retained Earnings..............................................       205,384            183,804
Treasury Stock, at Cost (124,000 Shares in 1996)...............        (4,728)            --
Loan to ESOP...................................................       (10,468)           (13,434)
Unrealized Gain, Net of Taxes, on Securities Available for
  Sale.........................................................           705              1,609
                                                                   ----------         ----------
Total Stockholders' Equity.....................................       214,098            181,843
                                                                   ----------         ----------
Total Liabilities and Stockholders' Equity.....................    $3,477,318         $2,573,219
                                                                   ==========         ==========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

      (Dollars in Thousands, Except Per Share Amounts)        1996(1)        1995         1994
------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, Beginning of Year..................................  $  9,739     $ 11,581     $ 11,436
Effect of Two-For-One Stock Split...........................     9,739           --           --
Issuance of Shares Under Employee Benefit Plans (80,016,
  298,058 and 145,080 Shares)...............................        80          298          145
Issuance of Shares for Acquisitions (71,258 Shares in
  1996).....................................................        72           --           --
Retirement of Treasury Stock (2,140,287 Shares in 1995).....        --       (2,140)          --
                                                              --------     --------     --------
Balance, End of Year........................................  $ 19,630     $  9,739     $ 11,581
                                                              ========     ========     ========
CAPITAL SURPLUS
Balance, Beginning of Year..................................  $    125     $ 72,605     $ 67,898
Effect of Two-For-One Stock Split...........................      (125)          --           --
Employee Benefit Plans......................................     1,117       11,776        4,707
Acquisitions................................................     2,458           --           --
Retirement of Treasury Stock (2,140,287 Shares in 1995).....        --      (84,256)          --
                                                              --------     --------     --------
Balance, End of Year........................................  $  3,575     $    125     $ 72,605
                                                              ========     ========     ========
RETAINED EARNINGS
Balance, Beginning of Year..................................  $183,804     $244,639     $242,112
Effect of Two-For-One Stock Split...........................    (9,690)          --           --
Net Income (Loss)...........................................    40,904      (50,521)      20,967
Cash Dividends Declared ($0.50, $0.625 and $1.00 Per
  Share)....................................................    (9,778)     (12,154)     (18,750)
Retirement of Treasury Stock, (2,140,287 Shares in 1995)....        --         (891)          --
Tax Benefit on Stock Based Awards...........................       144        2,731          310
                                                              --------     --------     --------
Balance, End of Year........................................  $205,384     $183,804     $244,639
                                                              ========     ========      =======
TREASURY STOCK
Balance, Beginning of Year..................................  $     --     $(86,139)    $(82,857)
Purchases (124,000 Shares in
  1996 and 90,000 Shares in 1994)...........................    (4,728)          --       (4,573)
Issuance (Tender) of Shares Under Employee Benefit Plans,
  Net (10,839 in 1995 and 37,420 Shares in 1994)............        --       (1,148)       1,291
Retirement of Treasury Stock (2,140,287 Shares in 1995).....        --       87,287           --
                                                              --------     --------     --------
Balance, End of Year........................................  $ (4,728)    $     --     $(86,139)
                                                              ========     ========     ========
LOAN TO ESOP
Balance, Beginning of Year..................................  $(13,434)    $(16,171)    $(18,697)
Principal Payment by ESOP...................................     2,966        2,737        2,526
                                                              --------     --------     --------
Balance, End of Year........................................  $(10,468)    $(13,434)    $(16,171)
                                                              ========     ========     ========
UNREALIZED GAIN (LOSS), NET OF TAXES, ON SECURITIES
  AVAILABLE FOR SALE
Balance, Beginning of Year..................................  $  1,609     $ (3,192)    $  8,695
Net Change in Fair Value, After Taxes.......................      (904)       4,801      (11,887)
                                                              --------     --------     --------
Balance, End of Year........................................  $    705     $  1,609     $ (3,192)
                                                              ========     ========     ========
Total Stockholders' Equity..................................  $214,098     $181,843     $223,323
                                                              ========     ========     ========

(1) The 1996 consolidated statement of changes in stockholders' equity has been adjusted to reflect the effect of the two-for-one stock split as if it took place on January 1, 1996 except for cash dividends declared per share which has been adjusted for each year presented.

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

              (In Thousands)                     1996                1995                1994
-------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income (Loss).........................    $    40,904         $   (50,521)        $    20,967
Adjustments to Reconcile Net Income (Loss)
  to Net Cash Provided by Operating
  Activities:
Provision for Credit Losses...............          1,000               1,600               2,000
Depreciation and Amortization of Premises
  and Equipment and Other Assets..........         11,776              14,702              15,158
Net Amortization (Accretion) on Premium
  (Discount) on Securities................              9              (6,915)              4,637
Net Change in Accrued Interest and
  Accounts Receivable.....................          5,606               3,619              (9,283)
Net Change in Deferred Taxes..............          2,882             (35,337)             (1,718)
Net Change in Accounts Payable and Other
  Liabilities.............................         (1,315)             88,898               1,397
Other, Net................................          2,226               1,012              30,494
                                              -----------         -----------          ----------
Net Cash Provided by Operating
  Activities..............................         63,088              17,058              63,652
                                              -----------         -----------          ----------
Cash Flows From Investing Activities:
Net Change in Short-Term Investments......       (281,082)            136,656             156,952
Purchases of Securities:
  Available for Sale......................     (1,505,453)         (2,265,171)         (1,283,359)
  Held to Maturity........................        --                  --                 (402,502)
Proceeds from Sales of Securities:
  Available for Sale......................        268,280             880,491             578,777
  Held to Maturity........................        --                  --                  379,954
Proceeds from Maturities, Calls and
  Mandatory Redemptions of Securities:
  Available for Sale......................        830,287           1,677,123             653,972
  Held to Maturity........................        --                  --                   46,229
Net Change in Loans.......................       (228,493)            167,126            (228,175)
Purchases of Premises and Equipment.......        (14,110)             (4,011)            (12,626)
Other, Net................................        (10,430)             20,695               7,492
                                              -----------         -----------          ----------
Net Cash Provided by (Used in) Investing
  Activities..............................       (941,001)            612,909            (103,286)
                                              -----------         -----------          ----------
Cash Flows From Financing Activities:
Net Change in Non-Interest Bearing
  Deposits................................        198,115            (541,711)           (209,547)
Net Change in Interest Bearing Deposits...        572,416              94,597             163,304
Net Change in Short-Term Credit
  Facilities..............................        105,468            (215,700)             92,443
Purchases of Long-Term Debt...............        --                   13,000             --
Repayment of Long-Term Debt...............         (2,966)            (44,490)             (4,176)
Issuance of Common Stock..................          1,157              10,926               6,143
Purchases of Treasury Stock...............         (4,728)            --                   (4,573)
Dividends Paid............................         (9,768)            (14,414)            (18,467)
                                              -----------         -----------          ----------
Net Cash Provided by (Used in) Financing
  Activities..............................        859,694            (697,792)             25,127
                                              -----------         -----------          ----------
Net Change in Cash and Cash Equivalents...        (18,219)            (67,825)            (14,507)
Cash and Cash Equivalents at Beginning of
  Year....................................         96,785             164,610             179,117
                                              -----------         -----------          ----------
Cash and Cash Equivalents at End of
  Year....................................    $    78,566         $    96,785         $   164,610
                                              ===========         ===========         ===========
Income Taxes Paid.........................    $    18,017         $     7,328         $    27,551
Interest Expense Paid.....................         94,619              90,423              76,711

The Disposition and Merger had the impact of removing the following assets and liabilities from the Corporation's 1995 consolidated statement of condition:

                Short-Term Investments...........................    $  946,387
                Securities.......................................        41,964
                Short-Term Advances..............................       165,615
                Other Assets.....................................        64,837
                                                                     ----------
                Total Assets.....................................    $1,218,803
                                                                     ==========
                Deposits.........................................    $1,143,970
                Long-Term Debt...................................        41,964
                Accounts Payable and Other Liabilities...........        32,869
                                                                     ----------
                Total Liabilities................................    $1,218,803
                                                                     ==========

The accompanying notes are an integral part of these financial statements.

                        (Page Intentionally Left Blank)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. DISPOSITION AND MERGER TRANSACTION
On November 18, 1994, the former U.S. Trust Corporation ("UST") and The Chase Manhattan Corporation ("Chase") entered into an agreement under which Chase acquired UST's institutional custody, mutual funds servicing and unit trust businesses (the "Processing Business") and certain back office operations (collectively, the "Chase Acquired Business") for $363.5 million in Chase common stock. On September 1, 1995, UST distributed to its shareholders shares of common stock of a newly-formed entity which assumed the name U.S. Trust Corporation (the "Corporation") on a share-for-share basis (the "Disposition"). The Corporation and its subsidiaries included the assets and operations of UST's asset management, private banking, special fiduciary and corporate trust businesses (the "Core Businesses"). On September 2, 1995, UST, which consisted of the assets and liabilities of the Chase Acquired Business, merged into Chase (the "Merger") and UST shareholders received 0.68 shares of Chase common stock for each share of UST. For financial reporting purposes, the Corporation is a successor registrant to UST and, as such, all historical financial information of UST is the historical financial information of the Corporation.
     At the date of the Merger, UST had $1.2 billion of assets and liabilities, including approximately $946 million of overnight investments, $230 million of other assets and $1.1 billion of deposits. Concurrent with the consummation of the Disposition and Merger, UST satisfied and discharged $10.8 million of 8 1/2% Capital Notes due 2001 and $30 million of 8% Notes due 1996.
     Total restructuring costs associated with the Disposition and Merger were $205.8 million ($114.9 million after taxes), including $155.6 million ($86.9 million after taxes or $4.53 per share) recorded in 1995 and $50.2 million ($27.9 million after taxes or $1.37 per share) recorded in 1994. The composition of the restructuring charges are as follows:

             (In Thousands)
-------------------------------------------------
Severance and other termination-related
  costs                                  $ 83,400
Asset/liability and portfolio balancing    45,200
Disposition of facilities, premises and
  equipment                                28,200
Professional fees and other                49,000
                                         --------
                                         $205,800
                                         ========

At December 31, 1996, approximately $29.5 million (pre-tax) remains to be paid.

2. ACCOUNTING POLICIES
The Corporation is an investment management company with fiduciary and banking powers. Through its principal subsidiary, United States Trust Company of New York (the "Trust Company"), the Corporation provides asset management and private banking services as well as special fiduciary and corporate trust services to affluent individuals and institutions located throughout the United States.
     The accounting and reporting policies of the Corporation and its subsidiaries conform with generally accepted accounting principles and general practice within the investment management and banking industries. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the financial statement dates and the reported amounts of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.
     The following is a summary of the significant financial accounting policies:

(a) BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Corporation and its majority owned subsidiaries. Since the Corporation is considered to be the continuing reporting entity after the Disposition and Merger, the Consolidated Financial Statements and Notes to the Consolidated Financial Statements include both the Chase Acquired Business through the date of the Disposition and Merger and the ongoing investment management, private banking, special fiduciary and corporate trust activities. All material intercompany accounts and transactions have been eliminated in consolidation.
(b) TRUST ASSETS - Property (other than cash deposits) held by the Trust Company or the Corporation's other bank subsidiaries in a fiduciary or agency capacity for customers is not an asset of the Corporation and is not included in the Consolidated Statement of Condition.
(c) INTEREST EARNING/BEARING FINANCIAL INSTRUMENTS - Interest income and expense are accrued on interest earning/bearing financial instruments based upon the contractual terms of the instruments. Premiums and discounts are amortized or accreted, as applicable, on a basis that approximates the effective yield method.
     Securities that may be sold prior to maturity as part of asset/liability management or in response to other factors are classified as securities available for sale and carried at their estimated fair value with unrealized gains and losses reported in a separate component of stockholders' equity, net of taxes. Realized gains and losses from sales of securities are determined on a specific identification cost basis.
(d) NONPERFORMING ASSETS - Nonperforming assets consist of non-accrual financial instruments and other real estate owned. Interest accruals are discontinued when principal or interest is contractually past due ninety days or more. In addition, interest accruals may be discontinued when principal or interest is contractually past due less than ninety days if, in the opinion of management, the amount due is not likely to be paid in accordance with the terms of the contractual agreement, even though the financial instruments are currently performing. Any accrued but unpaid interest previously recorded on a non-accrual financial instrument is reversed against interest income. Interest received on non-accrual financial instruments are applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Non-accrual financial instruments are generally returned to accrual status only when all delinquent principal and interest payments are brought current and the collectibility of future principal and interest on a timely basis is reasonably assured.
     Other real estate owned ("ORE") acquired through foreclosure in satisfaction of the loan is recorded in other assets at the lower of the carrying amount of the loan or the ORE's estimated fair value less estimated selling and disposition costs. After the acquisition date of the ORE, operating expenses and revenue, additional writedowns, as appropriate, and gains and losses on the ultimate disposition of ORE are reported in other expenses.
(e) ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is established through charges to income based on management's evaluation of the adequacy of the allowance in meeting present and probable future losses in the existing credit portfolio, which includes loans, commitments to extend credit and standby letters of credit.
     The adequacy of the allowance is reviewed continually by management, taking into consideration current economic conditions, past loss experience, risks inherent in the credit portfolio, including the value of impaired loans in accordance with FAS 114 and FAS 118.
(f) PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.
(g) INTANGIBLE ASSETS - The fair value of intangible assets recorded as a result of the acquisition of investment management enterprises is reported in other assets on the Consolidated Statement of Condition and is amortized over the estimated period benefited, not to exceed 25 years. An impairment review is performed periodically on these assets.
(h) PERFORMANCE COMPENSATION - The Corporation's employee benefit plans provides for performance compensation awards in the form of cash, stock options and restricted stock units. Cash awards are accrued and paid annually. Restricted Stock Units are awarded under the Executive Incentive Plan and are recorded as compensation expense ratably over the vesting period of the award. The exercise price of stock options awarded under the 1995 Stock Option Plan is not less than the market value of a common share of the Corporation on the date of grant and no compensation expense is recorded.
(i) INCOME TAXES - The Corporation files a consolidated Federal income tax return. Deferred income taxes are provided for items that are recognized for income tax purposes in years other than those in which they are recognized for financial reporting purposes.
(j) DERIVATIVE FINANCIAL INSTRUMENTS - The Corporation employs interest rate swap agreements ("Swaps") solely as hedging instruments. The differential to be paid or received over the life of the Swap is recognized on an accrual basis as an adjustment to interest expense.
(k) NET INCOME (LOSS) PER SHARE - Primary net income per share is computed by dividing net income by the total weighted average common and common equivalent shares outstanding. Common equivalent shares include the dilutive effect of outstanding stock options and the assumed issuance of deferred stock awards earned from incentive plans.
     Fully diluted earnings per share is computed under the assumption that all contingent increases in common stock have occurred to the extent that they have a dilutive effect on net income per share. The maximum dilutive effect is computed using the period-end market price of the Corporation's common stock, if it is higher than the average market price used in calculating primary net income per share.
     Net loss per share on either a primary or fully diluted basis is calculated by dividing the net loss by only the weighted average amount of common shares outstanding.
     (l) CASH AND CASH EQUIVALENTS - For purposes of the Consolidated Statement of Cash Flows, the Corporation considers the

Consolidated Statement of Condition caption cash and due from banks as cash and cash equivalents. For purposes of the U.S. Trust Corporation (Parent Company
Only) (See "Notes to the Consolidated Financial Statements No. 20") Statement of Cash Flows, the Corporation considers due from banks (which is included in the Statement of Condition caption other assets) as cash and cash equivalents.
     (m) SHORT-TERM INVESTMENTS - Included in Short-Term Investments are $202.0 million and $4.9 million of interest bearing deposits with banks at December 31, 1996 and 1995, respectively, and $84.0 million of federal funds sold at December 31, 1996.
     (n) RECLASSIFICATIONS - Certain amounts presented in prior periods have been reclassified to conform with the current year's presentation.

-------------------------------------------------------

3. SUBSEQUENT EVENTS

On January 16, 1997, the Corporation acquired the assets and liabilities of Florence Fearrington, Inc., a New York investment advisory firm that managed approximately $400 million in assets for approximately $7.2 million of the Corporation's common stock. The transaction was accounted for as a purchase.


     On January 28, 1997, the Corporation announced a two-for-one stock split of its common shares, effected in the form of a stock dividend payable on February 21, 1997, to shareholders of record on February 7, 1997. The impact of the stock split has been reflected in the 1996 Consolidated Statement of Condition and all earnings per share calculations.


     On February 4, 1997, the Corporation issued $50.0 million of 8.414% trust-preferred capital securities which qualify as Tier 1 Capital. The proceeds from the issuance of capital securities will be used for general corporate purposes, including the acquisition of common stock of the Corporation. The stated maturity of the capital securities is February 1, 2027 but the capital securities may be redeemed prior to the stated maturity at the option of the Corporation after February 1, 2007 or at any time if specific changes in federal tax laws occur. Interest payments by the Corporation may, at the option of the Corporation, be deferred for five years but may not extend beyond the stated maturity of the capital securities.

-------------------------------------------------------

4. ACQUISITIONS
On April 28, 1995, the Corporation purchased the individual account business of
J. & W. Seligman & Co. Inc., and acquired J. & W. Seligman Trust Company ("Seligman"). The aggregate cost of the business was $16.0 million and was accounted for as a purchase.
     On December 31, 1996, the Corporation acquired Lilienthal Associates, a California based investment advisory firm that managed approximately $270 million in assets for approximately $2.4 million of the Corporation's common stock. The transaction was accounted for as a purchase.

-------------------------------------------------------

5. CASH AND DUE FROM BANKS
The average non-interest earning balances held at the Federal Reserve Bank for the years ended December 31, 1996 and 1995 were $34.1 million and $46.9 million, respectively. These amounts represent reserve requirements which must be maintained on deposits. There are no other restrictions on cash and due from banks.

--------------------------------------------------------------------------------

6. SECURITIES

The amortized cost, estimated fair value and gross unrealized gains and losses on securities available for sale as of December 31, 1996 and 1995, respectively, are presented in the following table.

                                                           Estimated       Gross          Gross
                                            Amortized        Fair        Unrealized     Unrealized
            (In Thousands)                    Cost           Value         Gains          Losses
--------------------------------------------------------------------------------------------------
December 31, 1996:
  U.S. Treasury Securities.............    $   514,180    $   514,514      $    831       $    497
  U.S. Government Sponsored Agencies
     and Corporations..................        427,866        427,642         2,426          2,650
  State and Municipal obligations......         76,690         77,715         1,067             42
  Collateralized mortgage obligations(1)..      25,666         25,859           193             --
  All other............................        120,208        120,189            24             43
                                            ----------     ----------        ------         ------
Total..................................    $ 1,164,610    $ 1,165,919      $  4,541       $  3,232
                                           ===========    ===========      ========       ========
December 31, 1995:
  U.S. Treasury Securities.............    $   481,607    $   482,327      $    743       $     23
  U.S. Government Sponsored Agencies
     and Corporations..................        108,813        109,629           944            128
  State and Municipal obligations......         49,351         50,718         1,393             26
  Collateralized mortgage obligations(1)..      41,524         41,592            99             31
  All other............................         75,749         75,766            63             46
                                            ----------     ----------        ------         ------
Total..................................    $   757,044    $   760,032      $  3,242       $    254
                                           ===========    ===========      ========       ========

--------------------------------------------------------------------------------

(1)Collateralized by either GNMA, Federal National Mortgage Association, or Federal Home Loan Corporation obligations.

The amortized cost and estimated fair value of securities available for sale at December 31, 1996, by the earlier of contractual maturity or call date, are presented in the following table.

                                   December 31, 1996
                             -----------------------
                                          Estimated
                             Amortized       Fair
       (In Thousands)           Cost        Value
----------------------------------------------------
Due in one year or less      $  530,832   $  530,950
Due after one year through
  two years                      83,945       84,375
Due after two years through
  five years                     77,594       78,192
Due after five years through
  ten years                       5,394        5,569
Due after ten years               8,499        8,518
                             ----------   ----------
    Sub-Total                   706,264      707,604
Collateralized mortgage
  obligations, mortgage-
  backed securities and
  other securities(1)           453,532      453,501
                             ----------   ----------
    Sub-Total                 1,159,796    1,161,105
Federal Reserve Bank and
  Federal Home Loan Bank
  stock                           4,814        4,814
                             ----------   ----------
    Total                    $1,164,610   $1,165,919
                             ==========   ==========

-------------------------------------------------------

(1)At December 31, 1996, the weighted-average life of collateralized mortgage obligations, mortgage-backed securities and other asset-backed securities was
   5.5 years. Expected maturities for collateralized mortgage obligations, mortgage-backed securities and other asset-backed securities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

The components of net securities gains for the years ended December 31, 1996, 1995 and 1994 are presented in the following table.

                           Years Ended December 31,
                         --------------------------
     (In Thousands)       1996      1995      1994
---------------------------------------------------
Gross realized gains from
  sales, maturities,
  calls, and mandatory
  redemptions            $1,857    $4,348    $2,145
Gross realized (losses)
  from sales, maturities,
  calls, and mandatory
  redemptions            (1,215)     (126)      (86)
                         ------    ------    ------
  Securities gains, net  $  642    $4,222    $2,059
                         ======    ======    ======

Net securities gains for the years ended December 31, 1995 and December 31, 1994 exclude securities losses of $1.0 million and $44.2 million, respectively, incurred in connection with the restructuring of the Corporation's balance sheet resulting from the Disposition and Merger. These losses have been classified as part of restructuring costs in the Consolidated Statement of Income.
     In December 1994, in connection with the Disposition and Merger, the Corporation transferred $28.9 million (carrying amount) of securities classified as held to maturity to the securities available for sale category. As a result of this transfer, the unrealized loss ($503,000 before tax and $266,000 after tax) was recorded in "Stockholders' Equity -- Unrealized

Gain (Loss), Net of Taxes, on Securities Available for Sale".
     At December 31, 1996 and 1995, financial instruments in the amount of $154.2 million and $66.3 million, respectively, were pledged to secure public deposits to qualify for fiduciary powers and for other purposes or as collateral for borrowings.

--------------------------------------------------------------------------------
7. LOANS
The following is an analysis of the composition of the loan portfolio.

                                                              December 31,
                                     --------------------------------------------------------------
          (In Thousands)                1996         1995         1994         1993         1992
---------------------------------------------------------------------------------------------------
Private banking:
  Residential real estate mortgages  $1,093,107   $  937,856   $  851,074   $  699,193   $  612,142
  Other                                 516,269      452,630      480,559      474,761      391,446
                                     ----------   ----------   ----------   ----------   ----------
Total private banking loans           1,609,376    1,390,486    1,331,633    1,173,954    1,003,588
                                     ----------   ----------   ----------   ----------   ----------
Short-term trust credit facilities*          --           --      154,988      153,902      187,516
Loans to financial institutions for
  purchasing and carrying
  securities                             62,866       61,372      126,640       57,505       52,652
All other                                15,899        7,837       13,637       13,362       16,705
                                     ----------   ----------   ----------   ----------   ----------
Total                                $1,688,141   $1,459,695   $1,626,898   $1,398,723   $1,260,461
                                     ==========   ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------

*Historically, the Trust Company provided short-term credit facilities to certain of its Processing Business trust customers in anticipation of receiving interest and dividends due from investments under administration and custody agreements.

An analysis of nonperforming assets is presented in the following table.

                                                                  December 31,
                                               ---------------------------------------------------
               (In Thousands)                   1996       1995       1994       1993       1992
--------------------------------------------------------------------------------------------------
Non-accrual loans                              $ 8,882    $13,285    $ 6,371    $ 6,005    $ 8,601
Other real estate owned, net                       727      9,586     11,884     11,542     13,677
                                               -------    -------    -------    -------    -------
  Total Nonperforming Assets                   $ 9,609    $22,871    $18,255    $17,547    $22,278
                                               =======    =======    =======    =======    =======
Average non-accrual loans                      $12,261    $ 8,475    $ 5,965    $ 6,091    $13,593
                                               =======    =======    =======    =======    =======

The decline in ORE is primarily due to the sale, in 1996, of approximately $6.8 million of real estate acquired through foreclosure, none of which related to the Corporation's private banking loan portfolio.
     The Corporation considers all non-accrual loans impaired (as defined in FAS
114). The impact of interest revenue which would have been earned on non-accrual loans versus interest revenue recognized on these loans was negligible for the years 1994 through 1996.
     In accordance with FAS 114, loans previously classified as in-substance foreclosures but for which the Corporation had not taken possession of the collateral were reclassified as loans. At January 1, 1995, the aggregate amount of these loans were $1,250,000.
     The reserve for ORE was $477,000, $978,000 and $478,000 in 1996, 1995 and
1994, respectively. There was no provision for ORE in 1993 and 1992.

--------------------------------------------------------------------------------

8. ALLOWANCE FOR CREDIT LOSSES
An analysis of the allowance for credit losses is presented in the following table.

                 (In Thousands)                     1996      1995      1994      1993      1992
--------------------------------------------------------------------------------------------------
Balance, January 1                                 $16,086   $14,699   $13,393   $11,676   $ 8,661
                                                   -------   -------   -------   -------   -------
Charge-Offs:
  Private banking                                     (658)   (1,910)   (1,349)   (3,762)   (2,856)
  Other                                               (517)   (1,520)     (150)     (338)     (710)
                                                   -------   -------   -------   -------   -------
  Total charge-offs                                 (1,175)   (3,430)   (1,499)   (4,100)   (3,566)
                                                   -------   -------   -------   -------   -------
Recoveries:
  Private banking                                      702     2,844       611       612       465
  Other                                                 80       373       194     1,205       116
                                                   -------   -------   -------   -------   -------
  Total recoveries                                     782     3,217       805     1,817       581
                                                   -------   -------   -------   -------   -------
Net charge-offs                                       (393)     (213)     (694)   (2,283)   (2,985)
                                                   -------   -------   -------   -------   -------
Provision charged to income                          1,000     1,600     2,000     4,000     6,000
                                                   -------   -------   -------   -------   -------
Balance, December 31                               $16,693   $16,086   $14,699   $13,393   $11,676
                                                   =======   =======   =======   =======   =======

As of January 1, 1995, the Corporation adopted FAS 114 and FAS 118. The adoption of FAS 114 and FAS 118 had no impact on the financial condition or results of operations of the Corporation.

-------------------------------------------------------

9. PREMISES AND EQUIPMENT
An analysis of premises and equipment is presented in the following table.

                                      December 31,
                              --------------------
        (In Thousands)          1996        1995
--------------------------------------------------
Land                          $  1,675    $  1,000
Building                        13,388      12,145
Leasehold improvements          66,599      62,533
Furniture and equipment         44,340      37,871
                              --------    --------
                               126,002     113,549
Less accumulated amortization
  and depreciation              49,041      41,718
                              --------    --------
  Total                       $ 76,961    $ 71,831
                              ========    ========

Amortization and depreciation expense amounted to $9.0 million, $11.7 million and $13.1 million for 1996, 1995 and 1994, respectively.
     Included in Other Operating Expenses is approximately $7.7 million in 1996, $15.0 million in 1995 and $18.4 million in 1994 of equipment expense.

-------------------------------------------------------

10. SHORT-TERM CREDIT FACILITIES
An analysis of borrowings under short-term credit facilities is presented in the following table.

     (In Thousands)       1996      1995      1994
----------------------------------------------------
Federal funds purchased:
 Year-end balance       $ 12,700  $  1,800  $ 19,535
 Daily average balance   121,929    56,092   313,765
 Maximum end-of-month
   balance               288,100   155,560   941,860
 Weighted average
   interest rate during
   year                     5.42%     6.01%     4.50%
 Weighted average
   interest rate at
   year-end                 6.10%     5.83%     5.96%
Securities sold under
agreements to
repurchase:
 Year-end balance       $ 70,516  $ 13,473  $204,280
 Daily average balance    43,966   121,341   197,416
 Maximum end-of-month
   balance               120,053   212,101   368,750
 Weighted average
   interest rate during
   year                     5.08%     5.67%     3.87%
 Weighted average
   interest rate at
   year-end                 5.69%     5.53%     5.57%
Other borrowed funds:(*)
 Year-end balance       $157,067  $119,542  $126,700
 Daily average balance    47,285    15,655    84,813
 Maximum end-of-month
   balance               157,066    62,004   311,511
 Weighted average
   interest rate during
   year                     5.43%     6.96%     5.01%
 Weighted average
   interest rate at
   year-end                 5.61%     6.41%     5.70%

-------------------------------------------------------

(*) The weighted average interest rate during the year and at year-end excludes
    $99,516,000 at December 31, 1995 and $425,000 on an average daily basis of an overdraft balance in the Corporation's clearing account with Chase.

Federal funds purchased and securities sold under agreements to repurchase generally are overnight borrowing transactions.

     Included in other borrowed funds at December 31, 1996, is the utilization of $17.0 million of the Corporation's $40.0 million unsecured revolving credit facility. The interest rate on this facility which is based on LIBOR was 5.88%; accumulated interest is payable at the maturity of the current draw down (February 14, 1997). This credit facility expires on July 28, 1999. At December 31, 1995, $20.0 million at an interest rate of 6.33% was used under this credit facility.

-------------------------------------------------------

11. LONG-TERM DEBT

                                      December 31,
                                ------------------
         (In Thousands)          1996       1995
--------------------------------------------------
8.35% Senior Unsecured ESOP
  Notes due 1999                $10,468    $13,434
Federal Home Loan Bank           16,000     16,000
                                -------    -------
  Total                         $26,468    $29,434
                                =======    =======

The 8.35% Senior Unsecured ESOP Notes due 1999 ("ESOP Notes") are obligations of the Corporation that require annual payments of principal and interest. The Corporation loaned the proceeds from the ESOP Notes to the trust established to administer the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies ("401(k) Plan") on the same terms. The 401(k) Plan used the proceeds to purchase 1,380,996 shares of common stock from the Corporation's treasury stock holdings for an Employee Stock Ownership Plan ("the ESOP"). (See "Notes to the Consolidated Financial Statements No. 19.") The ESOP Notes call for principal repayments amounting to $3.2 million, $3.5 million and $3.8 million, payable annually on February 1, 1997, through February 1, 1999, respectively. Interest expense related to the ESOP Notes was approximately $0.9 million, $1.4 million and $1.6 million for the years 1996, 1995 and 1994, respectively.
     The Federal Home Loan Bank ("FHLB") borrowings have maturities ranging from December 1997 to September 2002. The FHLB borrowings bear interest ranging between 5.56% and 6.76% and are collateralized by the pledge of qualifying assets.
     In connection with the Disposition and Merger, UST satisfied and discharged 8.5% Capital Notes due 2001 and 8% Notes due in 1996 by placing $41.2 million U.S. Government securities in an irrevocable trust for repayment of all principal and interest. The Capital Notes were subordinated to deposits and certain other liabilities. The 8% Notes were unsecured and unsubordinated obligations. The Capital Notes were redeemed November 1995 and the 8% Notes matured in 1996.

-------------------------------------------------------

12. NET INTEREST REVENUE
The following is an analysis of the composition of net interest revenue:

                       Years Ended December 31,
                   --------------------------------
  (In Thousands)     1996        1995        1994
---------------------------------------------------
Interest Revenue:
  Loans            $117,459    $109,094    $ 94,525
  Securities:
    Taxable          48,046      43,475      74,980
    Tax Exempt        3,244       3,966       5,038
  Short-Term
    Investments       4,192      29,723       9,027
  Deposits with
    Banks             1,790       2,557       3,546
                   --------    --------    --------
Total Interest
  Revenue           174,731     188,815     187,116
                   --------    --------    --------
Interest Expense:
  Deposits           82,551      75,268      47,928
  Short-Term Credit
    Facilities       11,374      11,308      25,992
  Long-Term Debt      1,936       3,763       5,084
                   --------    --------    --------
Total Interest
  Expense            95,861      90,339      79,004
                   --------    --------    --------
Net Interest
  Revenue          $ 78,870    $ 98,476    $108,112
                   ========    ========    ========

See the "Financial and Other Data Supplement" for an analysis of net interest revenue, average balances, and related yields.

-------------------------------------------------------

13. INCOME TAXES
The current and deferred portions of income tax expense (benefit) included in the Consolidated Statement of Income are presented in the following table.

                        Years Ended December 31,
                     ------------------------------
   (In Thousands)     1996        1995       1994
---------------------------------------------------
Current:
  Federal            $21,409    $    497    $11,347
  State and local      5,985      (2,216)     2,897
                     -------    --------    -------
    Total current
      income taxes    27,394      (1,719)    14,244
                     -------    --------    -------
Deferred:
  Federal                238     (25,850)      (687)
  State and local        737     (15,322)      (152)
                     -------    --------    -------
    Total deferred
      income taxes       975     (41,172)      (839)
                     -------    --------    -------
    Total            $28,369    $(42,891)   $13,405
                     =======    ========    =======

A reconciliation of the Federal statutory income tax rate with the Corporation's effective income tax rate is presented in the following table.

                                                                    Years Ended December 31,
                                                   -----------------------------------------------------------
              (Dollars in Thousands)                1996      1996        1995      1995        1994      1994
--------------------------------------------------------------------------------------------------------------
Tax Expense (Benefit) at U.S. Federal income tax
  rate............................................ $24,246    35.0%     $(32,694)   (35.0)%    $12,030    35.0%
Increase (decrease) in effective rate resulting
  from:
  Tax-exempt interest revenue.....................  (1,059)   (1.5)       (1,286)    (1.4)      (1,668)   (4.9)
  State and local taxes, net of Federal income tax
    expense (benefit).............................   4,369     6.3       (11,400)   (12.2)       1,784     5.2
  Miscellaneous items.............................     813     1.2         2,489      2.7        1,259     3.7
                                                   -------    ----      --------    -----      -------    ----
Total Tax Expense (Benefit) and effective rate.... $28,369    41.0%     $(42,891)   (45.9)%    $13,405    39.0%
                                                   =======    ====      ========    =====      =======    ====

The components of total income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 that are applicable to operations and stockholders' equity are presented in the following table.

                       Years Ended December 31,
                    -------------------------------
  (In Thousands)     1996        1995        1994
---------------------------------------------------
Income taxes
  applicable to:
  Operations        $28,369    $(42,891)   $ 13,405
Stockholders'
  equity:
  Change in fair
    value of
    securities
    available for
    sale               (774)      3,964     (10,399)
  Tax benefit on
    stock-based
    awards               --      (2,548)         --
  Tax benefit on
    dividends paid
    to the ESOP on
    unallocated
    shares             (144)       (183)       (310)
                    -------    --------    --------
    Total           $27,451    $(41,658)   $  2,696
                    =======    ========    ========

Deferred tax assets are attributable to temporary differences primarily generated from expenses recognized for financial reporting purposes that are not yet deductible on the tax return. The Corporation believes that it will generate sufficient taxable income in future periods to absorb these items as they are recognized as deductions on the tax return.
     The income tax effect of securities gains (losses) net was $298,000, $1,497,000 and $(19,898,000) in 1996, 1995 and 1994, respectively.
     The net deferred tax asset is included in "other assets" in the Consolidated Statement of Condition. Deferred tax (assets) liabilities as of December 31, 1996 and 1995 resulted from the items listed in the following table.

                                  December 31,
                               -------------------
       (In Thousands)            1996       1995
--------------------------------------------------
Deferred tax (assets):
  Employee benefits            $(39,463)  $(36,563)
  Trust and fiduciary
    activities                  (11,965)   (13,062)
  Leasing                        (9,609)   (11,465)
  Allowance for credit losses    (7,426)    (7,246)
  Other                          (6,054)    (7,565)
                               --------   --------
                                (74,517)   (75,901)
Deferred tax liabilities:
  Premises and equipment          9,978      9,490
  Other                           6,739      7,636
                               --------   --------
                                 16,717     17,126
                               --------   --------
Net deferred tax (asset)       $(57,800)  $(58,775)
                               ========   ========

-------------------------------------------------------
14. REGULATORY CAPITAL
The Board of Governors of the Federal Reserve System (the "Board"), the Corporation's and the Trust Company's primary regulator, establishes capital requirements. Failure to meet minimum capital requirements, as defined, can initiate certain mandatory and discretionary actions by the Board, that if undertaken, could have a direct material effect on the Corporation's and the Trust Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Trust Company must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Trust Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and the Trust Company's capital amounts and classifications are also subject to qualitative judgments by the Board about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Trust Company to maintain minimum amounts and ratios of Total and Tier 1 Capital to risk-weighted assets (as defined by the Board) and Tier 1 Leverage (as defined by the Board). The following table sets forth the Corporation's and the Trust Company's actual regulatory capital and ratios and the capital amounts and ratios required to be considered well capitalized by the Board as of December 31, 1996 and 1995.

                                                                      Minimum Federal
                                                                     Reserve Ratio For
                                                    Actual            Capital Adequacy       Well Capitalized
                                              ----------------------------------------------------------------
           (Dollars in Thousands)              Amount      Ratio      Amount      Ratio      Amount      Ratio
--------------------------------------------------------------------------------------------------------------
At December 31, 1996:
  Tier 1 Capital to Risk Weighted Assets:
    Corporation                               $178,459     11.5%     $ 61,903       4%      $ 92,854        6%
    Trust Company                              141,893     10.7%       52,873       4%        79,309        6%
  Total Capital to Risk Weighted Assets:
    Corporation                                195,152     12.6%      123,805       8%       154,756       10%
    Trust Company                              155,061     11.7%      105,745       8%       132,182       10%
  Tier 1 Leverage:
    Corporation                                178,459      5.7%       94,321       3%       157,201        5%
    Trust Company                              141,893      5.4%       78,595       3%       130,992        5%
At December 31, 1995:
  Tier 1 Capital to Risk Weighted Assets:
    Corporation                               $128,413      9.2%     $ 55,613       4%      $ 83,420        6%
    Trust Company                              131,347     11.2%       46,890       4%        70,335        6%
  Total Capital to Risk Weighted Assets:
    Corporation                                144,499     10.4%      111,226       8%       139,033       10%
    Trust Company                              144,601     12.3%       93,780       8%       117,225       10%
  Tier 1 Leverage:
    Corporation                                128,413      5.2%       73,924       3%       123,207        5%
    Trust Company                              131,347      6.1%       64,894       3%       108,157        5%

In management's opinion, the Corporation and the Trust Company have met all the capital adequacy requirements to which they are subject as of December 31, 1996. The most recent notification from the Board categorized the Corporation and the Trust Company as well capitalized. There have been no conditions or events since that notification that management believes have changed this categorization.

-------------------------------------------------------
15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
In the normal course of business, the Corporation enters into various transactions involving off-balance sheet financial instruments to meet the needs of its customers and to reduce its own exposure to interest rate risk. These transactions may also be subject to varying degrees of credit risk. As compensation for the risks assumed, these instruments generate interest or fee revenue or expense. The controls used to monitor the credit and market risks of off-balance sheet financial instruments are consistent with those associated with the Corporation's on-balance sheet activities.

-------------------------------------------------------
Credit-Related Financial Instruments
Credit-related financial instruments include firm commitments to extend credit ("commitments") and standby letters of credit ("standbys"). The credit risk associated with these instruments varies depending on the creditworthiness of the customer and the value of any collateral held. Collateral requirements vary by type of instrument. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.
     Commitments are legally binding agreements to lend to a customer that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. The Corporation evaluates each customer's creditworthiness on a case-by-case basis prior to approving a commitment or advancing funds under a commitment and determining the related collateral requirement. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of the Corporation's commitments are related to mortgage lending to private banking clients and backup lines of credit for various financial institutions. The mortgage lending commitments are generally expected to be utilized, while the backup lines of credit typically expire unused. Commitments totaled $160.1 million and $133.7 million at December 31, 1996 and 1995, respectively.
     Standbys are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. For example, standbys are issued to satisfy margin requirements incurred by investment banking and broker/dealer financial institutions for their activities conducted on organized exchanges, or in other situations standbys guarantee performance under lease and other agreements by professional business corporations and for other purposes. The credit risk involved in issuing standbys is essentially the same as that involved in extending loans. Standbys outstanding at December 31, 1996 and 1995 amounted to $68.7 million and $112.5 million, respectively. Collateral to the extent appropriate is obtained based on management's credit assessment of the customer. At December 31, 1996, $52.4 million of the standbys outstanding were partially or fully collateralized by cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities) and other assets, compared with $103.3 million at December 31, 1995. Approximately 73% of the standbys outstanding at December 31, 1996 expire within one year compared with approximately 80% at December 31, 1995.

-------------------------------------------------------
Derivative Financial Instruments
As part of its overall asset and liability management process, the Corporation utilizes Swaps as hedges. Swaps are used to mitigate interest rate exposure created by financing the residential real estate mortgage loans with short-term deposits. The Corporation enters into Swaps with counterparties as a principal.
     The market values of Swaps can vary depending on movements in interest rates. The measurement of the market risks associated with Swaps is meaningful only when all related and offsetting transactions are identified. The notional or contractual amounts of Swaps are indications of the volume of transactions and do not represent amounts at risk. The amounts at risk upon default are generally limited to the unrealized market value gains of the Swaps, if any, and will vary based on changes in interest rates. The risk of default depends on the creditworthiness of the counterparty. The Corporation evaluates the creditworthiness of its counterparties as part of its normal credit review procedures.
     At December 31, 1996 and 1995, the Corporation was a counterparty to Swaps with a total notional principal amount of $649.5 million and $344.4 million, respectively. Swaps involve the exchange of fixed and floating rate interest payment obligations computed on notional principal amounts. Outstanding Swaps had a weighted average maturity of approximately forty-three months at December 31, 1996 and forty-four months at December 31, 1995.

-------------------------------------------------------
16. FAIR VALUE OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") requires the disclosure of the estimated fair values of financial instruments. Substantially all of the Corporation's assets, liabilities and off-balance sheet products are considered financial instruments as defined by FAS 107. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions.
     FAS 107 requires that the fair value of financial instruments be estimated using various valuation methodologies. Quoted market prices, when available, are used as the measure of fair value. Where quoted market prices are not available, fair values have been estimated using primarily discounted cash flow analyses and other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. Because assumptions are inherently subjective, the estimated fair values may not be substantiated by comparison to third party evidence and may not be indicative of the value that could be realized in a sale or settlement of the financial instrument.
     A discussion of the fair value estimation methodologies used for material financial instruments follows.
-------------------------------------------------------
Loans
The estimated fair value of the Corporation's performing fixed rate loans (primarily residential real estate mortgages) was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rates charged to current customers for comparable loans. The Corporation's performing adjustable rate loans reprice frequently at current market rates. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying amount. Estimated fair value for nonperforming loans was based upon a discounted estimated cash flow method and, for residential real estate mortgage loans, current appraisals. The discount rate used was commensurate with the risk associated with the estimated cash flows.

-------------------------------------------------------
Securities
The estimated fair value of securities is based upon quoted bid market prices, where available, or fair value quotes obtained from third party pricing services. Securities are reported in the Consolidated Statement of Condition at estimated fair value.

-------------------------------------------------------
Long-Term Debt
The estimated fair value of long-term debt was calculated using a discounted cash flow method, where the estimated cash flows considered contractual principal and interest payments. The discount rate used consisted of two components. The credit risk spread was determined, (the spread that the Corporation paid over the comparable risk-free rate at the date of issuance) then, the credit risk spread was added to the current risk-free market interest rate for the comparable remaining maturity.
     A comparison of the fair value and carrying amounts of the Corporation's loan portfolio and long-term debt follows.

                                       December 31,
           ----------------------------------------
                         1996                  1995
           ------------------    ------------------
    (In    Carrying     Fair     Carrying     Fair
 Millions)  Amount     Value      Amount     Value
---------------------------------------------------
Loans*      $1,671     $1,669     $1,444     $1,466
Long-term
  debt          26         26         29         29
---------------------------------------------------

* Net of allowance for credit losses.

-------------------------------------------------------
Interest Rate Swap Agreements
The Corporation is the net fixed rate payor under all of its Swaps and at December 31, 1996 and 1995 had a net payable of $928,000 and $554,000, respectively. The estimated fair value of Swaps are obtained from dealer quotes. These values represent the estimated amount that the Corporation would have to pay or receive to terminate the Swaps, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.
     A comparison of the fair value and notional amounts of Swaps is presented in the following table.

                            December 31,
                 -----------------------------------
                                       Fair Value
                                       Unrealized
                     Notional         Appreciation
                      Amount         (Depreciation)
                 ----------------    ---------------
 (In Millions)    1996      1995     1996      1995
----------------------------------------------------
Interest rate
  swap
  agreements     $649.5    $344.4    $(6.6)   $(14.3)

-------------------------------------------------------
Other Financial Instruments
The Corporation's other financial instruments are generally short-term in nature and contain negligible credit risk. These instruments consist of cash and due from banks, short-term investments, accrued interest receivable and accounts receivable, demand deposit liabilities, time deposit liabilities, short-term credit facilities and accrued interest payable and accounts payable. Consequently, carrying amounts of these assets and liabilities approximate their estimated fair value.

-------------------------------------------------------
17. RENTAL COMMITMENTS ON PREMISES AND EQUIPMENT
Substantially all of the Corporation's operations are conducted from premises that are leased. The initial lease periods expire between 1997 and 2016. The lease for the Corporation's headquarters building expires in 2014 and is renewable at the Corporation's option for two successive terms of ten years each at the then current market rate.
     Rent expense on operating leases for the years 1996, 1995 and 1994 was $26.1 million, $32.7 million and $35.3 million, respectively. Operating lease rent expense includes rent escalation adjustments of $5.0 million in 1996, $3.7 million in 1995 and $2.7 million in 1994 for increases in certain operating expenses of the landlords as defined in the lease agreements.
     Minimum rental commitments, including the current level of escalation costs, on non-cancelable leases as of December 31, 1996 follows.

                                         Minimum
            (In Thousands)               Rentals
-------------------------------------------------
Year Ending December 31:
1997                                     $17,845
1998                                      18,422
1999                                      18,605
2000                                      18,075
2001                                      17,248
Later years                              191,547
                                         --------
Total minimum payments required          $281,742
                                         ========

-------------------------------------------------------
18. CONTINGENCIES
There are various pending and threatened actions and claims against the Corporation and its subsidiaries in which the Corporation has denied liability and which it will vigorously contest. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material effect on the Corporation's financial position, results of operations or cash flows.

-------------------------------------------------------
19. EMPLOYEE BENEFIT PLANS
Cash-Based Performance Compensation
The Corporation's present and predecessor cash-based performance compensation award plans provide for annual cash performance awards to eligible employees. The overall size of the cash-based performance compensation award is determined by the Corporation achieving certain financial objectives established by the Board of Directors at the beginning of each year. Eligible employee awards are determined on an individual basis based upon an employee's contribution to the overall success of the Corporation. Total cash-based performance compensation was $22.2 million, $26.6 million and $26.8 million in 1996, 1995 and 1994, respectively.

-------------------------------------------------------
Stock-Based Compensation

EXECUTIVE INCENTIVE PLAN
The Corporation adopted, effective September 1, 1995, the Executive Incentive Plan (the "EIP"). The EIP is authorized to grant up to 240,000 Restricted Stock Units ("RSUs") to key employees. RSUs accrue dividend credits and vest after a five year period at which time they may be converted into shares of the Corporation's common stock. For the year ended December 31, 1996, 33,536 RSUs were granted with a weighted average fair value per unit of $23.63. At December 31, 1996, the Corporation had 206,464 RSUs available for issuance. The fair value of a RSU is equal to the average of the high and low prices of a share of common stock of the Corporation on the date of grant. The value of the grant is recorded as a component of compensation expense ratably over the vesting period. Total stock-based compensation expense recorded in 1996 related to the EIP was $158,000. No RSUs were issued in 1995.

1995 STOCK OPTION PLAN
As of January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", ("FAS 123"). FAS 123 allows companies either to continue to account for stock-based employee compensation plans under existing accounting standards or to adopt a fair value based method of accounting as defined in FAS 123. The Corporation has elected to follow existing accounting standards for these plans; and as such, FAS 123 requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting for stock-based awards had been applied.
     The Corporation adopted, effective September 1, 1995, the 1995 Stock Option Plan (the "Option Plan"). The Option Plan provides for the granting of stock options to eligible employees. The Option Plan authorizes the issuance of a maximum of 1,700,000 common shares of stock. At December 31, 1996, the Corporation had 214,376 shares of common stock available for issuance. Under the Option Plan, the Corporation awards either incentive stock options or non-qualified stock options. The options expire ten years from the date of grant and their exercise price is not less than the fair value of a common share of stock on the date of grant. Awards issued in 1996 and 1995 will vest either after five years or in four equal annual installments.
     Options granted in 1996 were issued with the exercise price equal to the market price of a common share of the Corporation. In 1995, a grant was made with the exercise price equal to the market price of the Corporation's stock on grant date (the "Regular Grant") and a grant was made with the exercise price in excess of the market price of the Corporation's stock on the grant date (the "Special Grant").
     Prior to September 1, 1995, the Corporation's stock-based compensation plans included a Restricted Stock Plan, the 1989 Stock Compensation Plan and Long-Term Plan (collectively, the "Predecessor Plans"). In connection with the Disposition and Merger, all outstanding options became vested. Upon vesting, option holders were required to either exercise their options or to receive a cash payment equal to the difference between the market value and the exercise price of the option. From January 1, 1995 through September 1, 1995, 587,704 options were exercised into UST common stock and 2,029,014 options were cashed out for approximately $38.4 million under the cash provision of the plan.

     The following is a combined summary of option transactions which occurred under the Predecessor Plans and the Option Plan for the three-year period ended December 31, 1996.

                                                Weighted
                                                Average
                                                Exercise
                   Shares                        Price
                   Under       Option Price       Per
                   Option        Per Share       Share
--------------------------------------------------------
PREDECESSOR PLANS
Balance, January
  1,
  1994            2,574,346   $9.50 -- $26.94
  Granted           410,000   25.63 --  25.80
  Exercised        (290,160)   9.50 --  26.94
  Canceled          (54,168)   9.50 --  26.94
                  ---------   ---------------
Balance, December
  31, 1994        2,640,018   13.88 --  26.94
  Cash Payout    (2,029,014)  13.88 --  26.94
  Exercised        (587,704)  13.88 --  29.64
  Canceled          (23,300)  19.00 --  26.94
                  ---------   ---------------

1995 STOCK OPTION PLAN
Balance,
  September 1,
  1995                  -0-
  Regular Grant     554,800             20.69    $20.69
  Special Grant     440,000             24.83     24.83
  Canceled           (6,000)            20.69     20.69
                  ---------   ---------------    ------
Balance, December
  31, 1995          988,800   20.69 --  24.83     22.53
  Granted           503,100   23.63 --  27.63     23.72
  Exercised          (2,048)            20.69     20.69
  Canceled           (6,276)  20.69 --  23.63     22.84
                  ---------   ---------------    ------
Balance, December
  31, 1996        1,483,576   $20.69 -- $27.63   $22.93
                  =========   ================   ======

There were 134,788 options exercisable at December 31, 1996 with a weighted average exercise price of $20.69 per share. There were no options exercisable at December 31, 1995 and 1,624,610 options exercisable at December 31, 1994. The remaining weighted average life of the 1,483,576 options outstanding at December 31, 1996, is approximately 8.9 years.
     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used for grants made in 1996 and 1995 are as follows:

                                 1996       1995
                                Grants     Grants
--------------------------------------------------
Dividend Yield                     2.1%       2.4%
Expected Volatility               24.4%      24.4%
Risk-Free Interest Rate            5.8%       6.1%
Expected Option Life            5 Years    5 Years

The weighted average fair value of options granted in 1996 was $6.17 per option. The weighted average fair value of options granted in 1995 was $4.67. Had compensation cost for the Corporation's stock-based compensation plan been recorded based on the fair value at the grant dates for awards under these plans, the impact on the Corporation's net income and income per share would have been as follows:

                                  As        Pro
   (Dollars In Thousands)      Reported    Forma
--------------------------------------------------
For the year ended December
  31, 1996:
  Net Income                   $40,904    $ 39,185
  Net Income per share         $  1.92    $   1.84
For the year ended December
  31, 1995:
  Net Income (Loss)            $(50,521)  $(50,838)
  Net Income (Loss) per share  $ (2.62)   $  (2.64)

-------------------------------------------------------
EMPLOYEE STOCK OWNERSHIP PLAN
The Corporation sponsors a 401(k) Plan and ESOP (the "401(k) Plan") covering all employees who satisfy a one year service requirement. The Plan provides that, depending upon the Corporation satisfying certain profitability criteria and other factors, eligible employees receive annual awards calculated as a percentage of such employees' compensation. Awards are comprised of an ESOP award, which is mandatorily contributed to the 401(k) Plan, and an elective award, which may be taken in cash or, subject to certain limitations, deferred and contributed to the 401(k) Plan.
     As of December 31, 1996, the ESOP held a total of 1,930,172 shares of the Corporation's common stock with 1,149,410 shares allocated to participant accounts and 780,762 unallocated. Unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees. On February 1, 1997, 260,254 shares were allocated to eligible participants upon the Corporation making the scheduled debt service payment. Dividends on ESOP shares used for debt repayment were $1.0 million, $1.2 million and $1.3 million in 1996, 1995 and 1994, respectively. The Corporation has no obligation to repurchase any shares of its common stock from the ESOP.
     Dividends declared on allocated and unallocated ESOP shares are recorded as deductions from retained earnings. The Corporation receives a tax benefit for dividends paid on allocated shares. These tax benefits are recorded in the Consolidated Statement of Income as a reduction of income tax expense.

The tax benefits for dividends paid on unallocated shares are recorded in the Consolidated Statement of Condition as an increase in retained earnings.
     The external borrowings related to the ESOP are included in the Consolidated Statement of Condition under the caption "long-term debt." The original cost of the ESOP shares has been recorded in the Consolidated Statement of Condition caption stockholders' equity -- loan to ESOP. As annual debt service payments are made, the balances in long-term debt and loan to ESOP are reduced. For earnings per share purposes, shares held by the ESOP, both allocated and unallocated, are considered to be outstanding.

-------------------------------------------------------
Health Care and Life Insurance Benefits
The Corporation provides certain health care and life insurance benefits for all employees, certain qualifying retired employees and their dependents.
     Postretirement benefits other than pensions are accrued during the years that the employee renders service to reflect the expected cost of providing health care and life insurance and other benefits to an employee upon retirement. In connection with the Disposition and Merger, the Corporation recognized a one-time net curtailment and settlement charge in 1995 of $3.6 million for the health care and the life insurance plans. These charges were included in total restructuring costs.
     The following tables detail the components of expense for the Corporation's unfunded postretirement health care and life insurance plans and the composition of the accumulated postretirement benefit obligation.

                                 Years Ended
                                December 31,
                         ---------------------------
                            1996      1995      1994
                         -------   -------   -------
                         Health    Health    Health
(Dollars In Thousands)   & Life    & Life    & Life
----------------------------------------------------
Components of
  postretirement
  benefit expense:
  Service cost           $   307   $   435   $   526
  Interest cost            1,865     1,868     1,535
  Amortization of prior
    service cost            (391)     (672)     (812)
  Amortization of loss       519       236       251
                         -------   -------   -------
    Net postretirement
      benefit
      expense(1)         $ 2,300   $ 1,867   $ 1,500
                         =======   =======   =======
Assumptions:(2)
  Discount rate             7.50%     7.00%     8.25%
  Health care cost
    trend rate              11.9%     12.4%     12.9%
Composition of
  accumulated
  postretirement
  benefit obligation:
  Retirees (including
    covered dependents)  $18,233   $22,492   $ 8,461
  Fully eligible active
    employees              3,427     2,748     4,263
  Other active
    employees              5,000     5,675     7,627
                         -------   -------   -------
         Total
           obligation     26,660    30,915    20,351
  Unrecognized prior
    service cost
    amendment              2,756     3,146     7,354
  Unrecognized net
    (loss)                (1,155)   (6,163)   (2,198)
                         -------   -------   -------
  Accrued liability      $28,261   $27,898   $25,507
                         =======   =======   =======

-------------------------------------------------------
(1) Does not include curtailment and settlement charges in 1995.

(2) The postretirement benefit expense is determined using the assumptions as of the beginning of the year. The accumulated postretirement benefit obligation is determined using the assumptions as of the end of the year.

The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 11.9% in 1997, decreasing gradually to 6% in the year 2009. An increase in the health care cost trend rate by 1% will increase the annual net postretirement benefit expense by approximately $71,000 and the accumulated postretirement benefit obligation by approximately $809,000. At December 31, 1995 and December 31, 1994, a 1% increase in the health care cost trend rate would increase the annual net postretirement benefit expense by approximately $94,000 and $66,000, and the accumulated postretirement benefit obligation by $818,000 and $621,000, respectively.

-------------------------------------------------------
Retirement Plan
In connection with the Disposition and Merger, the retirement plan was amended and restated as of July 25, 1995 and the Corporation recognized a one-time net curtailment and settlement charge of $1.2 million on the qualified plan and $2.3 million on the non-qualified retirement plan. These charges were included in total restructuring costs. The amended retirement plan represents a continuation of UST's retirement plan.
     The retirement plan is a trusteed, noncontributory, qualified defined benefit retirement plan that provides retirement benefits to substantially all employees. Benefits are based upon years of service, average compensation over the final years of service and the social security covered compensation. The Corporation's funding policy is consistent with the funding requirements of Federal laws and regulations. Investment of the retirement plan's assets is managed by the Trust Company. Prior to May 31, 1996, retirement plan assets were invested primarily in listed stocks and commingled debt and international and domestic equity pension trust funds. Since May 31, 1996, retirement plan assets have been invested in shares of various domestic and international equity, fixed income and money market portfolios of the Excelsior Series of mutual funds. The Trust Company is the investment advisor of the Excelsior funds.
     The Corporation also maintains an unfunded, non-trusteed, noncontributory, non-qualified retirement plan ("BEP") for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by Federal tax law. Effective as of January 1, 1997, the BEP was amended to change the Plan from a "defined benefit" to a "defined contribution" type of plan, and to permit each active participant to elect whether or not to continue to participate in the Plan. For those who elect continued participation, their accrued benefits at December 31, 1996 will be converted into actuarially-determined single sum amounts that will be credited to their individual accounts under the amended plan; and beginning in 1997, they will be entitled to have additional amounts credited to their accounts each year under the BEP's new benefit formula. For those who elect not to continue participation, their accrued benefits at December 31, 1996 will be paid to them upon retirement in accordance with the plan's pre-amendment provisions, but no further benefits will accrue for them under the BEP after December 31, 1996. The curtailment charge recognized for this plan amendment was negligible. At December 31, 1996, the accrued balance for participants electing to continue participation in the BEP was $7.7 million.

     The following table summarizes the components of pension expense (credit) and the funded status of the Corporation's qualified and non-qualified retirement plans and the major assumptions used to determine these amounts.

                                                   Qualified Plan                   Non-Qualified Plan
                                          --------------------------------    -------------------------------
            (In Thousands)                  1996        1995        1994        1996        1995       1994
-------------------------------------------------------------------------------------------------------------
Components of pension expense (credit):
  Service cost.........................   $  5,565    $  5,202    $  5,615    $    921    $    803    $   838
  Interest cost........................     12,042      10,991       9,534       1,008         849        658
  Actual return on plan assets.........    (19,594)    (35,179)     14,854          --          --         --
  Net amortization and deferral........       (646)     15,966     (33,447)        278         281        339
                                          --------    --------    --------    --------    --------    -------
    Net pension expense (credit)*......   $ (2,633)   $ (3,020)   $ (3,444)   $  2,207    $  1,933    $ 1,835
                                          ========    ========    ========    ========    ========    =======
Funded status of retirement plans:
  Plan assets, at market value.........   $216,070    $204,915    $174,915    $     --    $     --    $    --
  Actuarial present value of benefit
    obligations:
    Accumulated benefit obligations:
      Vested...........................    148,565     144,927      98,956       3,655       8,007      4,361
      Non-vested.......................      6,547       6,063       7,360          --         509        507
                                          --------    --------    --------    --------    --------    -------
    Total..............................    155,112     150,990     106,316       3,655       8,516      4,868
    Provision for future salary........     14,933      14,667      15,503          --       5,029      3,609
                                          --------    --------    --------    --------    --------    -------
    Projected benefit obligations......    170,045     165,657     121,819       3,655      13,545      8,477
                                          --------    --------    --------    --------    --------    -------
  Excess of plan assets over projected
    benefit obligations................     46,025      39,258      53,096      (3,655)    (13,545)    (8,477)
  Unrecognized cumulative net (gains)
    losses.............................     (6,848)       (329)    (13,446)         --       3,162        995
  Prior service benefit not yet in
    periodic pension costs.............       (246)       (232)       (396)         --       1,118      2,212
  Unrecognized net liability (asset) at
    date of initial application........    (11,993)    (14,392)    (16,791)         --         172        362
  Accrual balance for continuing
    participants.......................         --          --          --      (7,716)         --         --
                                          --------    --------    --------    --------    --------    -------
    Prepaid (accrued) pension cost.....   $ 26,938    $ 24,305    $ 22,463    $(11,371)   $ (9,093)   $(4,908)
                                          ========    ========    ========    ========    ========    =======
-------------------------------------------------------------------------------------------------------------
* Does not include curtailment and settlement charges.
Major assumptions at year-end(1):
  Discount rate                              7.50%       7.00%       8.25%       7.50%       7.00%      8.25%
  Rate of increase in compensation            4.5%        4.5%        4.5%        4.5%        4.5%       4.5%
  Expected rate of return on plan             9.0%        9.0%        9.0%        9.0%        9.0%       9.0%

--------------------------------------------------------------------------------
(1) The pension expense (credit) is determined using the assumptions as of the beginning of the year. The funded status is determined using the assumptions as of the end of the year.

The increase in the actuarial present value of benefit obligations in 1995 is due to a number of factors the most significant of which are the decrease in the discount rate from 8.25% in 1994 to 7.00% in 1995, the adoption of more current mortality assumptions and the impact of early retirement offered to certain employees as a result of the Disposition and Merger.
     The Corporation uses the projected unit credit cost method to compute the vested benefit obligation, where the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled based on the employee's expected date of separation or retirement.

--------------------------------------------------------------------------------
20. PARENT COMPANY ONLY
The Parent's banking subsidiaries are subject to limitations on the amount of dividends they can pay to the Parent without prior approval of the bank regulatory authorities. As of December 31, 1996, the Parent's banking subsidiaries can declare, in aggregate, dividends of approximately $22.2 million without prior regulatory approval.

     Condensed statements of income, condition and cash flows for U.S. Trust Corporation (Parent Company Only) follow:

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF INCOME

--------------------------------------------------------------------------------

                                                                Years Ended December 31,
                                                        ----------------------------------------
                   (In Thousands)                        1996             1995            1994
------------------------------------------------------------------------------------------------
Income:
  Equity in Net Income (Loss) of Subsidiaries:
     Banks..........................................    $42,838         $(18,493)        $21,607
     Non-Bank.......................................        766           (1,825)          8,386
  Interest Revenue..................................      1,245            2,608           2,740
  Securities Gains..................................      --                 310           --
                                                        -------         --------         -------
Total Income (Loss).................................     44,849          (17,400)         32,733
                                                        -------         --------         -------
Expenses:
  Interest Expense..................................      1,745            3,387           3,779
  Other Operating Expenses..........................      3,773            7,583          11,257
  Restructuring Costs...............................      --              42,004           3,100
                                                        -------         --------         -------
Total Expenses......................................      5,518           52,974          18,136
                                                        -------         --------         -------
Income (Loss) Before Income Taxes...................     39,331          (70,374)         14,597
Income Taxes (Benefits).............................     (1,573)         (19,853)         (6,370)
                                                        -------         --------         -------
Net Income (Loss)...................................    $40,904         $(50,521)        $20,967
                                                        =======         ========         =======

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CONDITION

--------------------------------------------------------------------------------

                                                                            December 31,
                                                                      -------------------------
                          (In Thousands)                                1996             1995
-----------------------------------------------------------------------------------------------
ASSETS
Equity Investments in Subsidiaries:
  Banks...........................................................    $231,436         $217,057
  Non-Bank........................................................      21,389           19,074
                                                                      --------         --------
Total Equity Investments in Subsidiaries..........................     252,825          236,131
Short-Term Investments............................................      10,730            --
Securities........................................................       1,661            6,971
Other Assets(1)...................................................      58,652           47,582
                                                                      --------         --------
Total Assets......................................................    $323,868         $290,684
                                                                      ========         ========
LIABILITIES
Short-Term Credit Facilities......................................    $ 17,000         $ 20,000
Other Liabilities.................................................      82,302           75,407
Long-Term Debt....................................................      10,468           13,434
                                                                      --------         --------
Total Liabilities.................................................     109,770          108,841
                                                                      --------         --------
TOTAL STOCKHOLDERS' EQUITY........................................     214,098          181,843
                                                                      --------         --------
Total Liabilities and Stockholders' Equity........................    $323,868         $290,684
                                                                      ========         ========

--------------------------------------------------------------------------------

(1)Includes $316,000 of cash and cash equivalents at December 31, 1995.

U.S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------

                                                               Years Ended December 31,
                                                      ------------------------------------------
                  (In Thousands)                        1996             1995             1994
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss).................................    $ 40,904         $(50,521)        $ 20,967
Adjustments to Reconcile Net Income (Loss) to Net
  Cash Provided by (Used in) Operating Activities:
  Equity in Net (Income) Loss of Subsidiaries.....     (43,604)          20,318          (29,993)
  Dividends Received from Subsidiaries............      30,500           10,000           11,810
  Deferred Income Taxes...........................      (3,576)          (6,372)          (2,281)
  Net Change in Other Assets......................      (7,809)         (21,217)         (11,493)
  Net Change in Other Liabilities *...............       6,885           25,488           37,326
  Other, Net......................................         143            2,261              310
                                                      ---------        ---------        ---------
Net Cash Provided by (Used in) Operating
  Activities......................................      23,443          (20,043)          26,646
                                                      ---------        ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Subsidiaries.......................      (2,000)          12,197           (3,800)
Net Change in Short-Term Investments..............     (10,730)              --               --
Securities:*
  Proceeds from Sales.............................       5,310           16,420            8,554
  Proceeds from Maturities, Calls and Mandatory
     Redemptions..................................          --           41,896            1,601
  Purchases.......................................          --          (37,584)         (13,969)
Principal Payment from ESOP.......................       2,966            2,737            2,526
                                                      ---------        ---------        ---------
Net Cash Provided by (Used in) Investing
  Activities......................................      (4,454)          35,666           (5,088)
                                                      ---------        ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Loans from Subsidiaries.............          --               --           (1,500)
Net Change in Short-Term Credit Facilities........      (3,000)          20,000               --
Repayment of Long-Term Debt.......................      (2,966)         (32,687)          (2,526)
Issuance of Common Stock..........................       1,157           10,926            6,143
Purchases of Treasury Stock.......................      (4,728)              --           (4,573)
Dividends Paid....................................      (9,768)         (14,414)         (18,467)
                                                      ---------        ---------        ---------
Net Cash (Used in) Financing Activities...........     (19,305)         (16,175)         (20,923)
                                                      ---------        ---------        ---------
Net Change in Cash and Cash Equivalents...........        (316)            (552)             635
Cash and Cash Equivalents at January 1............         316              868              233
                                                      ---------        ---------        ---------
Cash and Cash Equivalents at December 31..........    $  --            $    316         $    868
                                                      =========        =========        =========
Income Taxes Paid.................................    $ 16,281         $    242         $  4,475
Interest Expense Paid.............................       2,223            3,798            3,972

--------------------------------------------------------------------------------
*In connection with the Disposition and Merger, approximately $7.6 million of Securities and $18.0 million of Other Liabilities were transferred to Chase in 1995.

21. QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

--------------------------------------------------------------------------------

                                                              1996                                        1995
                             -------------------------------------   -----------------------------------------
   (In Thousands, Except     Fourth     Third    Second     First    Fourth      Third     Second(1)  First(1)
    Per Share Amounts)       Quarter   Quarter   Quarter   Quarter   Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------
Fee Revenue:
  Core Businesses..........  $63,596   $62,234   $60,382   $57,999   $56,587   $  55,301   $ 53,562   $ 49,823
  Processing Business......    --        --        --        --        --         16,627     24,467     25,059
                             -------   -------   -------   -------   -------   ---------   --------   --------
Net Interest Revenue After
  Provision for Credit
  Losses...................   20,179    19,412    19,063    19,216    17,307      26,549     24,752     28,268
Other Income and Net
  Securities Gains.........      432         4        (2)      208        34       4,603      1,020        849
                             -------   -------   -------   -------   -------   ---------   --------   --------
Total Revenue..............   84,207    81,650    79,443    77,423    73,928     103,080    103,801    103,999
Operating Expenses:
  Restructuring Costs......    --        --        --        --        --        146,695      7,446      1,448
  Other Operating
    Expenses...............   65,779    64,341    62,454    60,876    57,882      89,168     87,410     88,171
                             -------   -------   -------   -------   -------   ---------   --------   --------
Income (Loss) Before Income
  Taxes....................   18,428    17,309    16,989    16,547    16,046    (132,783)     8,945     14,380
Income Taxes (Benefits)....    7,187     7,097     7,135     6,950     6,900     (59,121)     3,578      5,752
                             -------   -------   -------   -------   -------   ---------   --------   --------
Net Income (Loss)..........  $11,241   $10,212   $ 9,854   $ 9,597   $ 9,146   $ (73,662)  $  5,367   $  8,628
                             =======   =======   =======   =======   =======   =========   ========   ========
Net Income (Loss) Per
  Share:(2)
  Primary..................  $  0.53   $  0.49   $  0.47   $  0.46   $  0.45   $   (3.80)  $   0.27   $   0.43
                             =======   =======   =======   =======   =======   =========   ========   ========
  Fully Diluted............  $  0.53   $  0.49   $  0.47   $  0.46   $  0.45   $   (3.80)  $   0.26   $   0.43
                             =======   =======   =======   =======   =======   =========   ========   ========
Stock Price High(2)........  $ 40.38   $ 29.00   $ 28.00   $ 26.50   $ 25.38   $   23.25   $  36.00   $  34.88
Stock Price Low(2).........    29.13     23.88     25.25     23.00     22.50       19.38      33.75      31.50
Cash Dividends
  Declared(2)..............    0.125     0.125     0.125     0.125     0.375      --          --         0.250

--------------------------------------------------------------------------------

(1) Stock Prices for the first and second quarter of 1995 are before the effect of the Disposition and Merger.
(2) Net Income (Loss) per share, stock prices and cash dividends declared, reflect the two-for-one stock split effective on February 21, 1997 for Shareholders of record as of February 7, 1997.

--------------------------------------------------------------------------------

The common shares of the Corporation are traded in the over-the-counter market. Market prices shown above are based on NASDAQ national market prices. As of January 1, 1997, there were approximately 1,791 record holders of the Corporation's common shares.
     As of December 31, 1996, the Corporation exchanged 71,258 of its common shares for all of the outstanding shares of Lilienthal Associates, a California corporation owned by three shareholders (John G. Lilienthal, Bruce J. Mcgregor and Randall B. Matthews). This exchange was not registered under the Securities Act of 1933 by virtue of the exemption contained in Section 4(2) thereof. All of the shareholders of Lilienthal Associates were accredited investors in accordance with Regulation D under the Securities Act of 1933.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of U.S. Trust Corporation:

     We have audited the accompanying consolidated statements of condition of U.S. Trust Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Trust Corporation and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.

                                                              New York, New York
                                                               February 21, 1997

                      FINANCIAL AND OTHER DATA SUPPLEMENT
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

                                               Years Ended December 31,
            (Dollars in Millions,              ---------------------------------------------------
       Except Per Share Amounts)(1)(3)          1996      1995(2)     1994(2)     1993       1992
--------------------------------------------------------------------------------------------------
Fee Revenue:
  Core Businesses............................  $244.2     $ 215.3     $197.5     $175.4     $152.3
  Processing Business........................      --        66.1      102.7       92.9       87.7
Net Interest Revenue after Provision for
  Credit Losses and Other Income.............    78.5       103.4      118.5      118.8      108.0
                                               ------     -------     ------     ------     ------
Total Revenue................................   322.7       384.8      418.7      387.2      348.0
Operating Expenses:
  Other Operating Expenses...................   253.5       322.6      334.2      314.5      289.1
  Restructuring Costs........................      --       155.6       50.2         --         --
                                               ------     -------     ------     ------     ------
Income (Loss) Before Income Taxes and
  Cumulative Effect of Accounting Changes....    69.3       (93.4)      34.4       72.7       58.9
Income Taxes (Benefits)......................    28.4       (42.9)      13.4       30.4       22.4
                                               ------     -------     ------     ------     ------
Income (Loss) Before Cumulative Effect of
  Accounting Changes.........................    40.9       (50.5)      21.0       42.3       36.5
Cumulative Effect of Changes in Accounting
  for Postretirement Benefits and Income
  Taxes......................................      --          --         --         --       (7.8)
                                               ------     -------     ------     ------     ------
Net Income (Loss)............................  $ 40.9     $ (50.5)    $ 21.0     $ 42.3     $ 28.8
                                               ======     =======     ======     ======     ======
Income (Loss) Per Share Before Cumulative
  Effect of Accounting Changes...............  $ 1.92     $ (2.62)    $ 1.04     $ 2.13     $ 1.87
Per Share Cumulative Effect of Changes in
  Accounting for Postretirement Benefits and
  Income Taxes...............................      --          --         --         --      (0.40)
                                               ------     -------     ------     ------     ------
Net Income (Loss) Per Share..................  $ 1.92     $ (2.62)    $ 1.04     $ 2.13     $ 1.47
                                               ======     =======     ======     ======     ======
Cash Dividends Declared Per Share............  $ 0.50     $  0.63     $ 1.00     $ 0.94     $ 0.86
Dividend Payout Ratio........................   26.11%     (23.85)%    95.69%     44.24%     58.50%
--------------------------------------------------------------------------------------------------
At December 31:
  Assets Under Management -- Core
     Businesses(4)
     Investment Management...................  $ 38.0     $  33.5     $ 26.0     $ 26.5     $ 21.1
     Special Fiduciary.......................    15.3        13.9        5.1        3.8        3.7

  Assets Under Administration -- Core
     Businesses(4)...........................   232.3       203.8      167.8      160.1      140.6
  Total Assets...............................   3,477       2,573      3,223      3,186      2,951

  Long-Term Debt.............................      26          29         61         65         65

Return on Average Stockholders' Equity.......   20.99%     (23.10)%     9.24%     20.47%     15.28%
Return on Average Total Assets...............    1.42%      (1.52)%     0.53%      1.11%      0.83%
Average Stockholders' Equity as a Percentage
  of Average Total Assets....................    6.76%       6.60%      5.69%      5.43%      5.43%

--------------------------------------------------------------------------------

(1)Columns may not tally due to rounding.
(2)Net income includes $86.9 million (after taxes) and $27.9 million (after taxes) of restructuring charges for the years ended December 31, 1995 and December 31, 1994, respectively. See Notes to the Consolidated Financial Statements No. 1 for further information.
(3)On January 28, 1997, the Corporation announced a two-for-one stock split of its commons shares. All earnings per share and common stock disclosures in this report reflect this change.
(4)Dollars in Billions.

=======================================================

ANALYSIS OF CHANGE IN NET INTEREST REVENUE FOR THE YEARS ENDED DECEMBER 31,
The following table, on a taxable equivalent basis, is an analysis of the year-to-year changes in the categories of interest revenue and interest expense resulting from changes in volume and rate.

--------------------------------------------------------------------------------

                                                    1996 Compared to 1995           1995 Compared to 1994
                                                 Increase (Decrease) Due to      Increase (Decrease) Due to
                                                         Change in:                      Change in:
                                                -----------------------------   -----------------------------
                                                Average    Average              Average    Average
                (In Thousands)                  Balance     Rate      Total     Balance     Rate      Total
-------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Short-Term Investments........................  $(23,565)  $(2,733)  $(26,298)  $ 11,046   $ 8,661   $ 19,707
Loans(1) (2)..................................    12,243    (3,878)     8,365      3,248    11,297     14,545
Securities(3):
  U.S. Government Obligations.................     1,699     1,065      2,764    (18,720)    7,574    (11,146)
  Federal Agency Obligations..................     7,391    (3,081)     4,310    (29,442)    6,833    (22,609)
  State and Municipal Obligations.............      (697)     (462)    (1,159)    (1,398)     (346)    (1,744)
  Collateralized Mortgage Obligations.........      (977)     (207)    (1,184)    (1,903)    1,578       (325)
  Other Securities............................      (765)     (273)    (1,038)       654     1,138      1,792
                                                --------   -------   --------   --------   -------   --------
Total Securities..............................     6,651    (2,958)     3,693    (50,809)   16,777    (34,032)
                                                --------   -------   --------   --------   -------   --------
Total Interest Earning Assets.................    (4,671)   (9,569)   (14,240)   (36,515)   36,735        220
                                                --------   -------   --------   --------   -------   --------
Interest Bearing Sources of Funds:
Interest Bearing Deposits.....................    12,393    (5,110)     7,283      4,414    22,926     27,340
Short-Term Credit Facilities..................     1,177    (1,111)        66    (23,596)    8,912    (14,684)
Long-Term Debt................................    (1,475)     (352)    (1,827)    (1,279)      (42)    (1,321)
                                                --------   -------   --------   --------   -------   --------
Total Sources on Which Interest is Paid.......    12,095    (6,573)     5,522    (20,461)   31,796     11,335
                                                --------   -------   --------   --------   -------   --------
Change in Net Interest Revenue- Taxable
  Equivalent Basis............................  $(16,766)  $(2,996)  $(19,762)  $(16,054)  $ 4,939   $(11,115)
                                                ========   =======              ========   =======
Tax Equivalent Adjustment.....................                            156                           1,479
                                                                     --------                        --------
Change in Net Interest Revenue................                       $(19,606)                       $ (9,636)
                                                                     ========                        ========

--------------------------------------------------------------------------------

Changes that are not due solely to volume or rate have been allocated ratably to their respective categories.
(1)The average principal balances of non-accrual and reduced rate loans are included in the above figures.
(2)Loans include the Loan to ESOP, which had an average balance of $10.7 million in 1996, $13.7 million in 1995 and $16.4 million in 1994.
(3)The average balance and average rate for securities available for sale has been calculated using their amortized cost.

THREE-YEAR NET INTEREST REVENUE (TAX EQUIVALENT BASIS) AND AVERAGE BALANCES FOR THE YEARS ENDED DECEMBER 31,

--------------------------------------------------------------------------------

                                                                                            1996
                                                             -----------------------------------
                                                              Average                    Average
                  (Dollars in Thousands)                      Balance       Interest      Rate
------------------------------------------------------------------------------------------------
ASSETS
Short-Term Investments.....................................  $  112,010     $  5,982        5.34%
                                                             ----------     --------
Securities(1):
  U.S. Government Obligations..............................     458,569       26,336        5.74
  Federal Agency Obligations...............................     291,577       17,895        6.14
  State and Municipal Obligations(2).......................      58,908        5,165        8.77
  Collaterized Mortgage Obligations(3).....................      33,991        2,024        5.95
  Other Securities.........................................      52,919        2,889        5.46
                                                             ----------     --------
Total Securities...........................................     895,964       54,309        6.06
                                                             ----------     --------
Loans(2)(4)(5).............................................   1,522,246      117,459        7.72
                                                             ----------     --------
Total Interest Earning Assets..............................   2,530,220      177,750        7.03
                                                             ----------     --------
Allowance for Credit Losses................................     (16,400)
Cash and Due From Banks....................................      75,369
Other Assets...............................................     305,716
                                                             ----------
Total Assets...............................................  $2,894,905
                                                             ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits..................................  $1,736,970       82,551        4.75
Short-Term Credit Facilities...............................     213,180       11,374        5.34
Long-Term Debt.............................................      26,719        1,936        7.25
                                                             ----------     --------
Total Sources on Which Interest is Paid....................   1,976,869       95,861        4.85
                                                             ----------     --------
Total Non-Interest Bearing Deposits........................     474,146
Other Liabilities..........................................     238,291
Stockholders' Equity(5)....................................     205,599
                                                             ----------
Total Liabilities and Stockholders' Equity.................  $2,894,905
                                                             ==========
Net Interest Revenue (Tax Equivalent Basis)................                 $ 81,889
                                                                            ========
Net Yield on Interest Earning Assets.......................                                 3.24

--------------------------------------------------------------------------------

(1)Includes securities classified as available for sale in 1996 and 1995 and securities classified as available for sale and held to maturity in 1994. The average balance and average rate for securities available for sale has been calculated using their amortized cost.
(2)Yields on state and municipal obligations are stated on a taxable equivalent basis, employing the Federal statutory income tax rate adjusted for the effect of state and local taxes, resulting in an effective tax rate of approximately 47% for 1996, 1995 and 1994.
(3)Primarily comprised of variable rate collateralized mortgage obligations.
(4)The average principal balances of non-accrual and reduced rate loans are included in the above figures.
(5)Loans and Stockholders' equity include the Loan to ESOP, which had an average balance of $10.7 million in 1996, $13.7 million in 1995 and $16.4 million in 1994.

--------------------------------------------------------------------------------

                                                                                      1995                                    1994
                                                       -----------------------------------     -----------------------------------
                                                        Average                    Average      Average                    Average
                                                        Balance       Interest      Rate        Balance       Interest      Rate
                                                       -----------------------------------     -----------------------------------
ASSETS
Short-Term Investments..........................       $  548,655     $ 32,280        5.88%    $  326,576     $ 12,573        3.85%
                                                       ----------     --------                 ----------     --------
Securities(1):
  U.S. Government Obligations...................          428,495       23,572        5.50        768,798       34,718        4.52
  Federal Agency Obligations....................          188,839       13,585        7.19        598,097       36,194        6.05
  State and Municipal Obligations(2)............           66,605        6,324        9.49         81,189        8,068        9.94
  Collaterized Mortgage Obligations(3)..........           50,191        3,208        6.39         79,972        3,533        4.42
  Other Securities..............................           66,631        3,927        5.89         52,774        2,135        4.05
                                                       ----------     --------                 ----------     --------
Total Securities................................          800,761       50,616        6.32      1,580,830       84,648        5.35
                                                       ----------     --------                 ----------     --------
Loans(2)(4)(5)..................................        1,368,641      109,094        7.97      1,324,285       94,549        7.14
                                                       ----------     --------                 ----------     --------
Total Interest Earning Assets...................        2,718,057      191,990        7.06      3,231,691      191,770        5.93
                                                       ----------     --------                 ----------     --------
Allowance for Credit Losses.....................          (16,174)                                (14,093)
Cash and Due From Banks.........................          223,860                                 321,549
Other Assets....................................          401,697                                 465,752
                                                       ----------                              ----------
Total Assets....................................       $3,327,440                              $4,004,899
                                                       ==========                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits.......................       $1,491,412       75,268        5.05     $1,373,421       47,928        3.49
Short-Term Credit Facilities....................          193,088       11,308        5.86        595,994       25,992        4.36
Long-Term Debt..................................           46,653        3,763        8.07         62,513        5,084        8.13
                                                       ----------     --------                 ----------     --------
Total Sources on Which Interest is Paid.........        1,731,153       90,339        5.22      2,031,928       79,004        3.89
                                                       ----------     --------                 ----------     --------
Total Non-Interest Bearing Deposits.............        1,186,473                               1,565,158
Other Liabilities...............................          177,452                                 164,443
Stockholders' Equity(5).........................          232,362                                 243,370
                                                       ----------                              ----------
Total Liabilities and Stockholders' Equity......       $3,327,440                              $4,004,899
                                                       ==========                              ==========
Net Interest Revenue (Tax Equivalent Basis).....                      $101,651                                $112,766
                                                                      ========                                ========
Net Yield on Interest Earning Assets............                                      3.74                                    3.49

--------------------------------------------------------------------------------

ASSET QUALITY ANALYSIS

SECURITIES

--------------------------------------------------------------------------------

(In Millions)                                                          1996      1995      1994
------------------------------------------------------------------------------------------------
Securities (Carrying Amount at Year End)(1):
U.S. Government Obligations.........................................  $  514     $482     $  601
Federal Agency Obligations..........................................     428      110        240
State and Municipal Obligations.....................................      78       51         76
Collateralized Mortgage Obligations.................................      26       41         59
Other Securities....................................................     120       76         58
                                                                      ------     ----     ------
  Total.............................................................  $1,166     $760     $1,034
                                                                      ======     ====     ======

(1)Amounts are comprised of securities available for sale, that are carried at their estimated fair value.

--------------------------------------------------------------------------------

                                  Within 1 Year        1-5 Years          5-10 Years       Over 10 Years
                                 ----------------   ----------------   ----------------   ----------------
                                         Weighted           Weighted           Weighted           Weighted
                                         Average            Average            Average            Average
     (Dollars in Millions)       Amount  Yield(2)   Amount  Yield(2)   Amount  Yield(2)   Amount  Yield(2)    Total
--------------------------------------------------------------------------------------------------------------------
Maturity Schedule of Securities
Based on Amortized Cost at
December 31, 1996:(3)
U.S. Government Obligations....    $408      5.37%    $106      6.34%     $--        --%     $--        --%     $514
Federal Agency Obligations.....      11      6.32      215      6.41      147      7.05       55      5.99       428
State and Municipal
  Obligations..................       8      9.57       55      8.06        5      7.96        9      8.52        77
Collateralized Mortgage
  Obligations..................      --        --       --        --       --        --       26      6.13        26
Other Securities...............     115      6.07       --        --       --        --       --        --       115
                                   ----               ----               ----                ---              ------
  Total........................    $542               $376               $152                $90              $1,160
                                   ====               ====               ====                ===              ======

(2)Yields have been computed by dividing annualized interest revenue, on a taxable equivalent basis, by the amortized cost of the respective securities.
(3)Excludes Federal Reserve Bank and Federal Home Loan Bank stock of approximately $5 million; Excludes unrealized gains of $1 million related to securities available for sale.

LOANS

--------------------------------------------------------------------------------

                   (In Thousands)                     Within 1 Year   1-5 Years   Over 5 Years        Total
-----------------------------------------------------------------------------------------------------------
Maturity Schedule of Loans at December 31, 1996:
Private banking:
  Residential real estate mortgages(4)..............    $ 113,597     $193,121      $786,389     $1,093,107
  Other.............................................      496,635       12,840         6,794        516,269
                                                         --------     --------      --------     ----------
Total private banking loans.........................      610,232      205,961       793,183      1,609,376
                                                         --------     --------      --------     ----------
Loans to financial institutions for purchasing and
  carrying securities...............................       62,866           --            --         62,866
All other...........................................       12,822          572         2,505         15,899
                                                         --------     --------      --------     ----------
    Total...........................................    $ 685,920     $206,533      $795,688     $1,688,141
                                                        =========     ========      ========     ==========
Interest Sensitivity of Loans at December 31, 1996:
Loans with predetermined interest rates.............                  $149,951      $531,634     $  681,585
Loans with floating or adjustable interest rates....                    56,582       264,054        320,636
                                                                      --------    -----------    ----------
  Total                                                               $206,533      $795,688     $1,002,221
                                                                      ========    ===========    ==========

--------------------------------------------------------------------------------

(4)Maturities are based upon the contractual terms of the loans.

SUMMARY OF CREDIT LOSS EXPERIENCE

--------------------------------------------------------------------------------

               (Dollars in Thousands)                       1996           1995           1994
-------------------------------------------------------------------------------------------------
Average Total Loans..................................    $1,511,527     $1,354,975     $1,307,900
Allowance to Average Loans...........................          1.10%          1.19%          1.12%
Allowance to Nonperforming Loans.....................        187.94%        121.08%        230.72%
Net Charge-offs to Average Loans.....................          0.03%          0.02%          0.05%
Nonperforming Assets to Average Loans and Real Estate
  Owned..............................................          0.64%          1.68%          1.38%

--------------------------------------------------------------------------------

The Corporation maintains the allowance for credit losses at a level deemed to be adequate. The level of the allowance is based on management's judgment as to the current condition of the credit portfolio, which includes loans, commitments to extend credit and standby letters of credit, determined by a continuous surveillance process.
     On a quarterly basis, management determines which credits, if any, are to be charged off partially or in full. This is based on a review of all underperforming credits highlighted in the surveillance process. Loan officers are expected to be the first to identify potential credit problems. In addition, experienced credit review professionals provide independent internal oversight of these credits. Credit reviews by the Federal Reserve and New York State Bank Examiners, as well as our certified public accounting firm, as part of the regular bank examination and audit processes, are also considered in the credit surveillance process.
     Since substantially all of the Corporation's loan portfolio relates to private banking accounts, the Corporation does not allocate the allowance among specific credit categories.
     At December 31, 1996, the loan portfolio included loans to individuals involved in the financial services industry of approximately $394 million. The Corporation's credit loss experience with these loans has been excellent. Net charge-offs from loans to individuals involved in the financial services industry amounted to $471,000 in 1996, $353,000 in 1995 and $438,000 in 1994.
Such net charge-offs as a percentage of average total loans amounted to three basis points in 1996, 1995 and 1994.

DEPOSITS

--------------------------------------------------------------------------------

                                             1996                1995                1994
                                        ---------------     ---------------     ---------------
        (Dollars in Millions)           Amount     Rate     Amount     Rate     Amount     Rate
-----------------------------------------------------------------------------------------------
Analysis of Average Daily Deposits:
  Non-Interest Bearing Deposits.......  $  474              $1,186              $1,565
  Certificates of Deposits of $100,000
     or more..........................     102     5.55%        60     4.91%        33     4.18%
  Money Market and Other Savings
     Deposits.........................   1,635     4.49%     1,432     5.17%     1,341     3.45%
                                        ------              ------              ------
     Total Deposits...................  $2,211              $2,678              $2,939
                                        ======              ======              ======

---------------------------------------------------------------------------------------------------
                                                                         Certificates       Other
(In Millions)                                                             of Deposit      Deposits
---------------------------------------------------------------------------------------------------
Maturity Distribution of Interest Bearing Deposits in Amounts of
  $100,000 or more at December 31, 1996:
  Three months or less...............................................    $          78    $   1,420
  Three through six months...........................................                3           --
  Six through twelve months..........................................                1           --
  Over twelve months.................................................                3           --
                                                                                   ---    ---------
     Total...........................................................    $          85    $   1,420
                                                                                   ===    =========
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DESCRIPTION OF BUSINESS

U.S. Trust Corporation (the "Corporation") was incorporated in New York in 1977 and became a bank holding company in 1978. United States Trust Company of New York, a New York bank and trust company (the "Trust Company"), the Corporation's principal subsidiary, was created as a trust company by Special Act of the New York Legislature in 1853. The Corporation, through the Trust Company and its other subsidiaries, provides investment management, fiduciary and private banking services to individuals and institutions. At December 31, 1996, the Corporation and its consolidated subsidiaries had assets under management of $53.3 billion (including $15.3 billion of special fiduciary assets) and $232.3 billion of assets under administration. At year-end, the Corporation had 1,453 full-time employees.
     The Corporation's principal executive office is located at 114 West 47th Street, New York, New York 10036 and its telephone number at such office is
(212) 852-1000.

-------------------------------------------------------
Personal Investment Management and Other Wealth Management Services
The Corporation provides investment management, fiduciary and private banking services to affluent individuals and families. This is its principal line of business.
     The foundation of the Corporation's services to the personal market is investment management. At December 31, 1996, personal investment assets under management were approximately $30.0 billion. The Corporation believes that it differentiates itself from its competitors through its ability to provide, in addition to investment management, investment consulting, trust, financial planning and private banking services.
     The Corporation views the personal investment market as a three-tiered market and has tailored its products and service delivery to each.
     The Corporation's primary market consists of individuals with $2 million to $50 million in financial assets. Investment portfolios for this market segment are generally individually managed. The Corporation provides both balanced accounts and specialized investment management services for these clients. These clients generally utilize the Corporation's other wealth management services as well. The Corporation recently established a Private Equity Investors Fund, which offers clients venture capital and private investment opportunities, and a separate value-investing pooled fund. In 1996, the Corporation established a new Global Investment Division, bringing the management of its international pooled and mutual funds in-house, rather than continuing to use a European sub-advisor.
     For the second segment of the Corporation's personal market -- those clients with $250,000 to $2 million in financial assets -- the Corporation offers an asset allocation account, an investment advisory service that utilizes the Excelsior family of mutual funds. The Corporation's asset allocation account assets now total $1.2 billion. The Excelsior Funds had $4.8 billion in assets at December 31, 1996.
     The third segment of the Corporation's personal market includes families with over $50 million in assets whose financial needs are particularly complex. In addition to investment management, the Corporation offers an enhanced master custody product for this market and specialized fiduciary, financial planning and philanthropic consulting services. The Corporation's CTC Consulting group provides counseling to high-net-worth families regarding the development of tax-intelligent investment policies and the selection and monitoring of investment managers.
     The Corporation provides private banking services through four offices in New York City and most of its regional affiliates in order to meet the full spectrum of its clients' financial needs. Private banking is also an important gateway into the Corporation for new clients.
     A major strategy for the growth of the Corporation's personal investment management business for over a decade has been national expansion. Personal investment management clients usually require services to be provided at the local level. Expanding beyond its New York City headquarters to meet these demands, the Corporation has established offices throughout the U.S. in areas where wealth is concentrated: California, Connecticut, Florida, New Jersey, Oregon and Texas. The Corporation's current priorities include broadening its presence in those regions where it is already established, while selectively pursuing opportunities to enter new areas of wealth concentration. In 1997, the corporation expects to open new offices in San Francisco, California; Morristown, New Jersey; and Houston, Texas.
     The Corporation has placed increased emphasis on the sales effort supporting the personal investment management business, including in recent years a three-fold increase in the size of its sales force and the introduction a decade ago of a generous sales incentive program for all employees.

-------------------------------------------------------

Institutional Investment Management
The Corporation's institutional investment management business provides a wide range of services directly to institutional clients, including balanced portfolios, as well as specialized investment styles, such as a high quality growth stock strategy, structured investments, alternative investments, fixed income vehicles, cash management and international equities. A special focus of the Corporation is endowments, foundations and other non-profit organizations. At December 31, 1996, the Corporation managed approximately $8.0 billion for these institutions.
     The Corporation's new Global Investment Division will be an important asset for institutional clients. The Corporation currently has over $700 million under management in nine international equity funds, and expects that amount to increase going forward.
     Institutional clients can also invest via the Corporation's $4.8 billion Excelsior mutual fund family, which offers all major asset classes and both active and passive management styles. An objective going forward is to increase the sale of the Corporation's mutual funds through third parties, such as regional banks, bank trust departments, insurance companies and large mutual fund companies.
     The Corporation provides brokerage services to institutional clients through UST Securities, its broker/dealer subsidiary. In 1996, the Corporation also began making these services available to individual clients. The firm offers the advantages of an independent trader with competitive pricing and quality execution.

-------------------------------------------------------
Special Fiduciary Services
The Corporation provides investment, fiduciary and consulting services to employee benefit plans that invest in major blocks of employer stocks. The Corporation specializes in providing these services to large, complex plans and believes it is a leading provider of such services to this segment of the market. The use of employer securities in retirement plans, including employee stock ownerships plans (ESOPs), has increased in the past decade. Special fiduciary assets under management exceeded $15 billion at December 31, 1996.

-------------------------------------------------------
Corporate Trust
The Corporation is one of the nation's leading corporate trustees providing trust, agency and related services to public and private corporations, municipalities and financial institutions. The Corporation has built numerous long-term relationships which generate a considerable amount of recurring business. Corporate trust assets currently total over $216 billion, and the Corporation ranks among the top 10 trustees in the nation.
     In the tax-exempt market in 1996, the Corporation was the leading trustee in New York State and among the top three nationally for new municipal long-term debt issues for the sixth year in a row. Providing support for complex new types of securities, such as derivatives and securitized transactions, continues to be the fastest growing segment of the corporate trust business. Growth has also been steady in the Corporation's bond immobilization services with the par value of accounts exceeding $40.0 billion as of December 31, 1996.
     Although most of the Corporation's corporate trust business emanates from its office in New York, the California and Texas offices have made increasingly important contributions to the growth of the business in recent years.

-------------------------------------------------------
LEGAL PROCEEDINGS
Various actions and claims are pending or are threatened against the Trust Company or the Corporation in which liability has been denied and which will be vigorously contested. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material effect on the Corporation's financial position or results of operations.

-------------------------------------------------------
SUBSIDIARIES
The Corporation is an investment management company that also provides fiduciary and private banking services. The Trust Company is a member bank of the Federal Reserve System, an insured bank of the Federal Deposit Insurance Corporation and a member of the New York Clearing House Association. The Trust Company had total assets of approximately $2.9 billion, total deposits of approximately $2.3 billion and shareholder's equity of approximately $157 million at December 31, 1996. At year-end, the Trust Company had 1,082 full-time employees.
     The Corporation's other subsidiaries, some of which provide banking services, are U.S. Trust Company of California, N.A. ("California"), U.S. Trust Company of Florida Savings Bank ("Florida") and U.S. Trust Company of Texas, N.A. ("Texas"). Each of these subsidiaries has full banking and trust powers within their respective states and provides essentially comparable services to those offered by the Trust Company. U.S. Trust Company of New Jersey ("New Jersey") and U.S. Trust Company of Connecticut ("Connecticut") are limited-purpose trust companies. New Jersey and Connecticut have applied to become full service banking organizations, approval for which is anticipated during 1997. U.S. Trust Company of the Pacific Northwest ("Pacific Northwest") and CTC Consulting Inc., ("CTC") are Oregon-based. Pacific Northwest is a limited-purpose trust company and CTC is a registered investment advisor. UST Securities Corp. is a registered broker/dealer.

-------------------------------------------------------
GOVERNMENT MONETARY POLICIES
Monetary authorities have a significant impact on the operating results of the Corporation and other financial service institutions. The decisions of the Board of Governors of the Federal Reserve System (the "Board") affect the supply of money and member bank reserves through open market operations in U.S. Government securities or by changes in the discount rate or reserve requirements. The Boards' actions have an important influence on the growth of bank loans and investments and the level of interest charged for loans and paid on deposits. Because of changing conditions in the money markets, as a result of actions by the Board and other regulatory authorities, interest rates, credit availability, deposit levels and bond and stock prices may change materially due to circumstances beyond the control of the Corporation.

-------------------------------------------------------
REGULATION AND SUPERVISION
The Corporation is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"). As such, the Corporation is required to file certain reports with the Board, is subject to examination by the Board and is restricted in its acquisitions. The Act generally precludes the Corporation and its subsidiaries from engaging in nonbanking activities, or from acquiring more than 5% of voting shares of any company engaging in such activities, unless the Board has determined that such proposed activities are closely related to banking. Federal law and Board interpretations limit the extent to which the Corporation can engage in certain aspects of the securities business.
     Under Board policy, the Corporation is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank, even in circumstances where the Corporation might not be in a financial position to do so.

-------------------------------------------------------
Other Federal and State Banking Regulation
The Superintendent of Banks of the State of New York has the discretion to examine the affairs of the Corporation for the purpose of determining the financial condition of the Trust Company. The Trust Company and its operations are subject to federal and New York State laws applicable to commercial banks and trust companies and to regulation and examination by both federal and New York state banking authorities.
     New York banks are barred from acting as a fiduciary in a number of states, and in a number of other states where they may and do act as a fiduciary, their activities are limited by state law and regulations.
     The Corporation through its ownership of Florida is a savings bank holding company. Accordingly, the Corporation and Florida are subject to regulation and examination by the Office of Thrift Supervision. California and Texas are subject to regulation and examination by the Office of the Comptroller of the Currency. New Jersey is subject to regulation and examination by the Banking Department of the State of New Jersey. Connecticut is subject to regulation and examination by the Department of Banking of the State of Connecticut. U.S. Trust Company of the Pacific Northwest is subject to regulation and examination by the Division of Finance and Corporate Securities of the State of Oregon.
     The Federal Reserve Act and the Federal Deposit Insurance Act impose certain restrictions on loans by the bank subsidiaries to the Corporation and each other. In addition, the Corporation and its subsidiaries are subject to restrictions imposed by the Glass-Steagall Act with respect to engaging in certain aspects of the securities business.
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") provides for cross-guarantees of the liabilities of insured depository institutions pursuant to which any bank subsidiary of the Corporation may be required to reimburse the Federal Deposit Insurance Corporation ("FDIC") for any loss or anticipated loss to the FDIC that arises from a default of any of the Corporation's other bank subsidiaries or assistance provided to such an institution in danger of default.
     The Corporation and its FDIC insured subsidiaries are subject to risk-based capital and leverage guidelines issued by the federal regulators. The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards and have defined five capital tiers, the highest of which is "well-capitalized". As of December 31, 1996, the Corporation and each of its bank subsidiaries were well capitalized, as defined. See footnote 14 "Regulatory Capital" in the Notes to the Consolidated Financial Statements.

-------------------------------------------------------
Dividend and Other Restrictions: Subsidiaries
The Corporation's banking subsidiaries are subject to limitations on the amount of dividends they can pay to the Corporation without prior approval of the bank regulatory authorities. The Trust Company has received approval from bank regulatory authorities to pay dividends to the Corporation out of current earnings beginning September 1, 1995. As of December 31, 1996, the Corporation's banking subsidiaries can declare, in aggregate, dividends of approximately $22.2 million without prior regulatory approval.
     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of the Corporation can finance or otherwise transfer funds to the Corporation or its nonbanking subsidiaries. These "covered transactions" are limited to 20% of capital and surplus, as defined, and covered transactions with any one such affiliate are limited to 10% of capital and surplus. Covered transactions are defined to include, among other things, loans and extensions of credit to such affiliate, purchases of assets from such affiliate, and guarantees, acceptances, and letters of credit issued on behalf of such an affiliate. Such covered transactions must be collateralized by qualifying collateral, as defined.

-------------------------------------------------------
PROPERTIES
The Trust Company rents approximately 520,000 square feet of office space in New York City. The Trust Company and certain subsidiaries occupy approximately 403,000 square feet of a 25-story bank and office building at 114 West 47th Street (the Trust Company's statutory principal office) under a lease expiring in 2014. Certain of the Trust Company's departments occupy approximately 62,600 square feet of space at 770 Broadway under a sub-lease with Chase expiring in 2000. The Corporation owns a 5-story building at 9-11 West 54th Street and leases adjoining property for the operation of a branch office. The Corporation also owns a building in Boca Raton, Florida. The Trust Company also operates branch offices in leased premises at 100 Park Avenue and 111 Broadway.
     Certain subsidiaries of the Corporation occupy leased office space in New York City; Costa Mesa, California; Los Angeles, California; Stamford, Greenwich and West Hartford Connecticut; Washington, D.C.; Naples, Florida; Palm Beach, Florida; Princeton, New Jersey; Garden City, Long Island; Portland, Oregon, and Dallas, Texas.

-------------------------------------------------------
COMPETITION
The Corporation's personal investment management business is intensely competitive. The competition is highly fragmented with a wide variety of institutions vying for this business. Principle among them are other investment management companies. Brokerage firms, mutual fund companies and banking institutions are also competition for this business. No one competitor dominates this market. In the personal trust business, the Corporation competes primarily with bank trust departments as well brokerage and investment management firms with trust powers. In private banking, the Corporation competes with other banks, both as to service and price, in those markets where it offers private banking services.
     Competition in the Corporation's special fiduciary services business, as well as the corporate trust business, comes primarily from bank trust departments and other trust companies.

--------------------------------------------------------------------------------
EXECUTIVE OFFICERS OF THE REGISTRANT

      Executive Officers        Age                              Title
------------------------------  ---   -----------------------------------------------------------
H. Marshall Schwarz...........  60    Chairman of the Board and Chief Executive Officer (since
                                      February 1990)
Jeffrey S. Maurer.............  49    President (since February 1990) and Chief Operating Officer
                                      (since December 1994)
Frederick B. Taylor...........  55    Vice Chairman and Chief Investment Officer (since February
                                      1990)
John M. Deignan...............  53    Executive Vice President (since May 1991)
John C. Hover II..............  53    Executive Vice President (since May 1991)
Paul K. Napoli................  51    Executive Vice President (since May 1991)
Kenneth G. Walsh..............  48    Executive Vice President (since May 1991)
John L. Kirby.................  49    Executive Vice President (since February 1997), Treasurer
                                      and Chief Financial Officer (since August 1995)