Form 10-K405, Exhibit 13
period 1997-12-31
U S TRUST CORP /NY
filed 1998-03-11
CIK 936301

                                                                      EXHIBIT 13

DESCRIPTION OF BUSINESS

-------------------------------------------------------
Personal Investment Management and Related Wealth Management Services
U.S. Trust Corporation (the "Corporation" or "Parent"), through its subsidiaries, provides investment management, fiduciary and private banking services to affluent individuals and their families, as well as institutions. At December 31, 1997, the Corporation had assets under management of $61.2 billion (including $13.9 billion of special fiduciary assets).
     The foundation of the Corporation's services to the personal market is investment management. At December 31, 1997, personal investment assets under management were approximately $37.6 billion. The Corporation believes that it differentiates itself through its ability to provide, in addition to investment management, investment consulting, trust, financial and estate planning and private banking services.
     The Corporation views the personal investment market as a three-tiered market and has tailored its products and service delivery to each.
     The Corporation's primary market consists of individuals with $2 million to $50 million in financial assets. Investment portfolios for this market segment are generally individually managed. The Corporation provides both balanced accounts and specialized investment management services for these clients. These clients generally utilize the Corporation's other wealth management services as well.
     For the second tier of the Corporation's personal market -- those clients with $250,000 to as much as $2 million in financial assets -- the Corporation offers a Wealth Advisory Account, an investment advisory service that utilizes the U.S. Trust-advised Excelsior family of mutual funds.
     The third tier of the Corporation's personal market includes families with over $50 million in assets whose financial needs are particularly complex. In addition to investment management, the Corporation offers an enhanced master custody product for this market and specialized fiduciary, financial planning and philanthropic consulting services. The Corporation's CTC Consulting group provides counseling to high-net-worth families regarding the development of tax-intelligent investment policies and the selection and monitoring of investment managers.
     The Corporation provides private banking services to meet the full spectrum of its clients' financial needs. Private banking is an important gateway into the Corporation for new clients in their wealth accumulation years.
     A major strategy for the growth of the Corporation's personal wealth management business has been national expansion. Personal wealth management clients usually require services to be delivered at the local level. Expanding beyond its New York City headquarters to meet these demands, the Corporation has established offices throughout the U.S. in areas where private wealth is concentrated: California, Connecticut, Florida, New Jersey, Oregon and Texas. The Corporation's current priorities include broadening its presence in those regions where it is already established, while selectively pursuing opportunities to enter new areas of wealth concentration. In addition, the Corporation has placed heavy emphasis on the sales effort supporting the personal investment management business, including in recent years a three-fold increase in the size of its sales force and the introduction a decade ago of a generous sales incentive program for all employees. Our goal is for the Corporation's regional offices to be generating 50% of total fee revenue by the year 2002.
-------------------------------------------------------
Institutional Investment Management
The Corporation's institutional investment management business provides a wide range of investment options for institutional clients, including balanced portfolios, as well as specialized investment styles, such as a high quality, large-cap growth stock fund, structured investments, alternative investments, fixed-income vehicles, cash management and international equities. A special focus of the Corporation is endowments, foundations and other non-profit organizations. At December 31, 1997, the Corporation managed approximately $9.7 billion for these institutions.
     Institutional clients can also utilize the Corporation's $5.9 billion Excelsior mutual fund family, which offers all major asset classes and both active and passive management styles. In 1997, the Corporation took several important steps to broaden the distribution of the Funds to third parties, including eliminating the sales load and listing them on several major mutual fund "supermarkets." Investment advisors and financial planners are the primary target markets.
     The Corporation provides brokerage services through UST Securities Corp. The firm offers the advantages of an independent trader with competitive pricing and quality execution.

-------------------------------------------------------
Special Fiduciary Services
The Corporation provides investment, fiduciary and consulting services to employee benefit plans that invest in major blocks of employer stocks. The Corporation specializes in providing these services to large, complex plans and believes it is a leading provider of such services to this segment of the market. The use of employer securities in retirement plans, including employee stock ownership plans (ESOPs), has increased in the past decade. Special fiduciary assets under management were $13.9 billion at December 31, 1997.

-------------------------------------------------------
Corporate Trust
The Corporation is one of the nation's leading corporate trustees providing trust, agency and related services to public and private corporations, municipalities and financial institutions. The Corporation has built numerous long-term relationships which generate a considerable amount of recurring business. Corporate trust assets currently total over $248 billion, and the Corporation ranks among the top 10 trustees in the nation.
     In the tax-exempt market in 1997, the Corporation was the leading trustee in New York State and among the top three nationally for new municipal long-term debt issues for the seventh year in a row. Providing support for complex new types of securities, such as derivatives and securitized transactions, continues to be the fastest growing segment of the corporate trust business.
     The Corporation's corporate trust business emanates from its offices in New York, California and Texas.

MANAGEMENT'S DISCUSSION AND ANALYSIS

-------------------------------------------------------

FINANCIAL REPORTING MATTERS
Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements. The financial information presented in Management's Discussion and Analysis has been prepared on a basis consistent with the financial accounting policies set forth in the Consolidated Financial Statements.
     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies. Except for the historical information contained herein, matters discussed in this report may be forward-looking statements which involve risks and uncertainties, and actual results may differ materially from those set forth in any such forward-looking statements. Further, such forward-looking statements speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update forward-looking statements to reflect the occurrence of unanticipated events.
     On January 28, 1997, the Corporation announced a two-for-one stock split of its common shares effected in the form of a stock dividend distributed on February 21, 1997, to shareholders of record on February 7, 1997. The impact of the stock split has been reflected in the 1996 and 1997 Consolidated Statements of Condition and in all share calculations.
     On November 18, 1994, the former U.S. Trust Corporation ("UST") and The Chase Manhattan Corporation ("Chase") entered into an agreement under which Chase acquired UST's institutional custody, mutual funds servicing and unit trust businesses (the "Processing Business") and certain back office operations (collectively, the "Chase Acquired Business") for $363.5 million in Chase common stock. The transaction with Chase was consummated through two almost simultaneous steps. On September 1, 1995, UST distributed to its shareholders shares of common stock of a newly-formed entity which assumed the name U.S. Trust Corporation on a share-for-share basis (the "Disposition"). The Corporation and its subsidiaries included the assets and operations of UST's asset management, private banking, special fiduciary and corporate trust businesses (the "Core Businesses"). On September 2, 1995, UST, which consisted of the assets and liabilities of the Chase Acquired Business, merged into Chase (the "Merger").
     Generally Accepted Accounting Principles ("GAAP") and the financial reporting guidance promulgated by the Securities and Exchange Commission ("SEC") consider the Corporation as the continuing reporting entity. That is, the financial statements of the Corporation presented herein include the Processing Business's results up to September 2, 1995. As a result, the comparability of the Corporation's financial results for 1995 to the current financial and operating structure of the Corporation is limited. Accordingly, the following discussion and analysis sets forth, where appropriate, relevant information pertaining to the Chase Acquired Business or the Processing Business and the Core Businesses.

-------------------------------------------------------

FINANCIAL PERFORMANCE OBJECTIVES
Management evaluates on a continual basis five Financial Performance Objectives. The Financial Performance Objectives are not quarterly targets; rather, they represent management's current assessment of the long-term capabilities of the Corporation in the present environment. Interim period results may exceed or fall short of meeting some or all of these Financial Performance Objectives. Such results may not necessarily be indicative that a change should be made in the Corporation's long-term Financial Performance Objectives, but more likely would be indicative of specific transactions or events that occurred within a given period. However, external facts and circumstances, including changes in banking regulations and income tax policies may occur and require the Corporation to adjust its long-term Financial Performance Objectives.

-------------------------------------------------------
Total Revenues
The growth rate in total revenues is expected to be between 8% and 12% per year. Management believes that total revenues should continue to grow at the upper end of this range over the foreseeable future. There are several factors that either will contribute to or impede the Corporation from meeting and maintaining this Financial Performance Objective.
     Fee revenue growth will be enhanced through direct sales efforts, additions to existing customer relationships, expansion and further penetration in selected geographic markets, targeted acquisitions and market appreciation. Fee revenue growth will be adversely affected by distributions of funds from client accounts, lost business relationships and market depreciation. Changes in personal, capital gains or estate tax laws, regulations and other external factors will also affect the rate of fee revenue growth.
     The level of net interest revenue is dependent upon several factors, including, loan demand, credit quality, regulatory capital requirements, federal and state income tax policies and the Federal Reserve Board's interest rate setting policies.
     Total revenues increased by over 15% during 1997 due primarily to strong new business and the overall appreciation in the equity and bond markets. As such, growth in future years may not necessarily continue at the current rate.

-------------------------------------------------------
Pre-Tax Margin
Management believes that the Corporation will meet and exceed its objective to improve pre-tax margin to 25% over the next few years. The Corporation's pre-tax margin was 22.4% for 1997 compared to 21.5% for 1996. The Corporation's ability to achieve this financial objective will be based upon several factors, including the growth rate of total revenues, continued control over recurring operating expenses and the increasing profit margin resulting from the growth of our national expansion. Further, management anticipates that achieving this financial objective will constrain neither its national expansion program nor its selective acquisitions of investment advisors in strategic geographic locations.

-------------------------------------------------------
Income Per Share
Management believes that the operating leverage resulting from meeting its revenue and pre-tax margin objectives will enable the Corporation to increase diluted income per share in a range of 15% to 20% annually. However, other factors, including statutory changes in federal, state and local income tax rates, common stock repurchases and the dilutive effect of stock options resulting from changes in the Corporation's common stock price will affect this Financial Performance Objective. Diluted income per share improved by 22.6% during 1997. The increase reflects the Corporation's overall strong operating performance together with the reduction in the Corporation's effective tax rate from 41.0% in 1996 to 39.0% in 1997. The reduction in the effective tax rate reflects the impact of the Corporation's national expansion.
-------------------------------------------------------
Return on Stockholders' Equity
Management has set the Return on Stockholders' Equity ("ROE") objective to reach and exceed 25% over the next several years. ROE for 1997 was 22.8% compared to 21.0% in 1996.

-------------------------------------------------------
Dividend Pay Out Ratio
The Corporation's dividend pay out ratio is anticipated to range between 25% and 35% of annual net income. Retained capital will be available for acquisitions, business expansion, stock buy back programs and other management initiatives. During 1997, the dividend payout ratio was 25.1%.

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS
The Corporation recorded record net income of $51.0 million in 1997, compared to net income of $40.9 million earned in 1996 and a net loss of $50.5 million incurred in 1995. On a diluted basis, income per share was $2.39 in 1997, versus $1.95 in 1996 and a net loss for 1995 of $2.62 per share. The Corporation's 1995 results include restructuring charges of $155.6 million ($86.9 million after taxes or $4.53 per share).

--------------------------------------------------------------------------------
FEE REVENUE

                                                                                     Compound
                                                         Years Ended December 31,     Growth
                                                       --------------------------      Rate
               (Dollars in Millions)                    1997      1996      1995      97-95
---------------------------------------------------------------------------------------------
Investment Management and Related Services.........    $257.5    $220.0    $191.3        16.0%
Corporate Trust....................................      24.2      24.2      24.0         0.4
                                                       ------    ------    ------
  Total Core Businesses............................     281.7     244.2     215.3        14.4%
                                                       ------    ------    ------
Processing Business................................        --        --      66.1          --
                                                       ------    ------    ------
Total Fee Revenue..................................    $281.7    $244.2    $281.4          --
                                                       ======    ======    ======    ========

Total Fee Revenue attributable to the Core Businesses increased 15.3% in 1997 from 1996 and increased 13.4% in 1996 from 1995. The increase in Total Fee Revenue in 1997 was attributable to a combination of strong new business and the overall appreciation in the financial markets. Investment Management and Related Services Fee Revenue is derived mainly from high net worth individuals and institutions. Services to individuals include investment portfolio management, ongoing financial planning for executives, estate and tax planning and personal custody. Services to institutions include investment management, special fiduciary and brokerage activities.
     The Corporation believes it is well positioned to increase Investment Management and Related Services Fee Revenue due to favorable growth rates in the overall affluent market; its ability to expand into new geographic markets through establishing de novo offices or selective acquisitions; its ability to enhance existing and to develop new services; and to attract new customers through business development activities.

                                                                       Years Ended December 31,
                                                   --------------------------------------------
                                                                                    % Change
                                                                                 --------------
              (Dollars in Millions)                 1997      1996      1995     97-96    96-95
-----------------------------------------------------------------------------------------------
Market Related Fees..............................  $228.3    $188.6    $160.0     21.0%    17.9%
Transaction Related Fees.........................    53.4      55.6      55.3     (3.9)     0.5
                                                   ------    ------    ------
  Total Core Businesses Fee Revenue..............  $281.7    $244.2    $215.3     15.3%    13.4%
                                                   ======    ======    ======    =====    =====

Market Related Fee Revenue is based primarily on the market value of the assets in clients' investment management accounts. In general, Market Related Fee Revenue is influenced by a variety of factors, including growth or decline of stock and bond market levels, new business, acquisitions, changes in fee rate schedules and new services, but offset by the outflow of investment management assets due to terminating trusts, disbursements and lost business. Most Market Related Fee Revenue typically is determined on a sliding scale so that as the value of a client's portfolio grows in size, the Corporation earns a smaller percentage on the increasing value. Therefore, market value or other incremental changes in a portfolio's size do not typically have a proportionate impact on the level of Market Related Fee Revenue. In general, Market Related Fee Revenue is determined quarterly based upon the value of the prior quarters' assets under management. Another important factor in the determination of the level of Market Related Fee Revenue is the composition of assets under management. Depending on how assets under management are invested, fluctuations in any one market will not necessarily have a proportionate impact on the level of fee revenue. The following is a comparative analysis of the composition of assets under management.

                                                                      December 31,
                                                              --------------------
                                                              1997    1996    1995
----------------------------------------------------------------------------------
Equity Securities...........................................   53%     46%     47%
Fixed Income Securities.....................................   32      39      40
Short-Term and Other........................................   15      15      13
                                                              ---     ---     ---
                                                              100%    100%    100%
                                                              ===     ===     ===

Transaction Related Fee Revenue, principally derived from corporate trust and agency, estate settlement and brokerage activities remained relatively flat in 1995 through 1997.

--------------------------------------------------------------------------------
Assets Under Management

The following table delineates assets under management and administration for the last three years. Unless otherwise noted, asset values are measured at their estimated fair value.

                                                                                    Compound
                                                               December 31,          Growth
                                                         ------------------------     Rate
                 (Dollars in Billions)                    1997     1996     1995     95-97
--------------------------------------------------------------------------------------------
Assets Under Management:
  Investment Management................................  $ 47.3   $ 38.0   $ 33.5     18.9%
  Special Fiduciary....................................    13.9     15.3     13.9       --
                                                         ------   ------   ------   ------
     Total Assets Under Management.....................    61.2     53.3     47.4     13.6
                                                         ------   ------   ------
Assets Under Administration:
  Personal Custody and Other...........................    20.1     15.7     13.3     23.0
  Corporate and Municipal Trusteeships and Agency
     Relationships(1)..................................   248.6    216.6    190.5     14.2
                                                         ------   ------   ------   ------
     Total Assets Under Administration.................   268.7    232.3    203.8     14.8
                                                         ------   ------   ------
Total Assets Under Management and Administration.......  $329.9   $285.6   $251.2     14.6%
                                                         ======   ======   ======   ======

--------------------------------------------------------------------------------
(1)Includes corporate trust and agency and bond immobilization assets at par value.

Investment Management assets increased by 24.4% in 1997 and by 13.6% in 1996. The Corporation's Excelsior Funds totaled approximately $5.9 billion of Investment Management assets under management at December 31, 1997, compared with $4.8 billion as of December 31, 1996 and $3.7 billion as of December 31, 1995.

-------------------------------------------------------
Corporate Trust and Agency
Corporate Trust and Agency ("Corporate Trust") activities include the indenture trustee business for corporate and municipal debt issues, as well as complex new types of securities, and the bond immobilization business. The volume of corporate and municipal trusteeships and agency relationships (measured by the par value of the outstanding debt) increased 14.7% in 1997 and 13.7% in 1996. In addition, Corporate Trust activities are a source of both interest and non-interest bearing funds which on average have exceeded $100 million from 1995 through 1997. Corporate Trust activities also generate funds which are invested in various Excelsior Funds providing Investment Management Fee Revenue.
-------------------------------------------------------

NET INTEREST REVENUE

                         Years Ended December 31,
     (Dollars in      ------------------------------
     Thousands)         1997       1996       1995
----------------------------------------------------
Interest Revenue      $212,521   $174,731   $188,815
Interest Expense       120,862     95,861     90,339
                      --------   --------   --------
  Net Interest
    Revenue             91,659     78,870     98,476
Provision for Credit
  Losses                   750      1,000      1,600
                      --------   --------   --------
  Net Interest
    Revenue           $ 90,909   $ 77,870   $ 96,876
                      ========   ========   ========
Percentage Increase
  (Decrease) from
  Prior Period            16.7%     (19.6)%     (8.7)%
                      ========   ========   ========
Average Rates
  (Taxable Equivalent
  Basis):
  Interest Earning
    Assets                7.09%      7.03%      7.06%
  Cost of Funding
    Interest Earning
    Assets                3.97       3.79       3.32
                      --------   --------   --------
  Net Yield on
    Interest Earning
    Assets                3.12%      3.24%      3.74%
                      ========   ========   ========

Net interest revenue is affected by changes in interest rates, funding strategies, and the impact that changes in the credit quality of the loan portfolio have on the provision for credit losses. Although the net yield on interest earning assets has decreased moderately from the year ended December 31, 1996 to the year ended December 31, 1997, the average volume on interest earning assets has increased by 20.6% to approximately $3.0 billion for the year ended December 31, 1997, from approximately $2.5 billion for the year ended December 31, 1996. Net interest revenue for the year ended December 31, 1996 compared with the comparable 1995 period reflects the impact of the Disposition and Merger. The Processing Business generated approximately $1.0 billion of long-term non-interest bearing deposits. As a result, of the Merger, the Corporation reduced the overall size of its balance sheet and shortened the maturity structure of its security portfolio. These actions are reflected in the reduction in both net interest revenue and the net yield on interest earning assets from 1995 to 1996.

-------------------------------------------------------
OPERATING EXPENSES
The following table provides details of operating expenses other than interest expense and provision for credit losses for the last three years.

                             Years Ended December 31,
     (Dollars in       ------------------------------
     Thousands)          1997       1996       1995
-----------------------------------------------------
Salaries and Benefits  $172,423   $147,278   $191,181
Occupancy                39,294     34,214     38,248
Other                    77,440     71,958     93,202
Restructuring Costs       --         --       155,589
                       --------   --------   --------
Total                  $289,157   $253,450   $478,220
                       ========   ========   ========
Percentage Increase
  (Decrease) From
  Prior Period *           14.1%     (21.4)%     (3.4)%
                       ========   ========   ========

-------------------------------------------------------
*The 1995 percentage change has been calculated excluding the restructuring costs incurred in connection with the Disposition and Merger.

Operating expenses increased by $35.7 million in 1997 compared to 1996 and decreased by $69.2 million in 1996 compared to 1995 (excluding restructuring costs in 1995). The Corporation's pre-tax margin was 22.4% for the year ended December 31, 1997 and 21.5% for the year ended December 31, 1996.
     Salaries and employee benefits including performance compensation increased 17.1% from 1996. Performance compensation is determined based upon the Corporation's financial performance as measured by the Corporation's diluted income per share, adjusted to offset the impact of extraordinary or nonrecurring events, or other changes, conditions or circumstances that warrant adjustment. Performance compensation totaled $28.7 million in 1997, an increase of 27.3% from $22.6 million in 1996. The increase in 1997 is due to the Corporation's strong financial performance and the increase in staffing levels. Other employee benefits are typically a function of staffing levels. The number of full-time equivalent employees increased 5.8% to 1,538 at December 31, 1997, compared to 1,453 at December 31, 1996. The decrease in total salaries and employee benefits in 1996 compared to 1995 was due to a reduction in employees related to the Disposition and Merger beginning in September 1995.
     Occupancy charges increased 14.8% in 1997 versus 1996. Occupancy expense in 1997 and 1996 includes certain leasehold escalations related to previously abated tax assessments. These expenses are not expected to continue at the current levels in 1998. The increase in occupancy expenses is also due to the Corporation's national expansion which has resulted in opening new offices in Boca Raton, Florida; Greenwich and West Hartford, Connecticut; San Francisco, California; and Garden City, Long Island since 1995. The decrease in 1996 compared to 1995 reflects the elimination of leased space which was part of the Chase Acquired Business.
     The Corporation makes a substantial commitment to sales, marketing and advertising ("Sales"). As of December 31, 1997, approximately 115 employees were devoted to these functions compared to 98 employees as of December 31, 1996. Information was not separately maintained on the Sales functions prior to the Disposition and Merger. Direct expenses associated with these functions, including salary, employee benefits and performance compensation (principally sales commissions) were $29.1 million for the year ended December 31, 1997, a 15.5% increase from the $25.2 million incurred during the year ended December 31, 1996. In addition to the aforementioned direct expenses, occupancy expense directly allocable to Sales amounted to approximately $2.2 million and $1.9 million for the years ended December 31, 1997 and December 31, 1996, respectively.
     Other expenses include a servicing agreement with Chase (the "Services Agreement"). Chase furnishes necessary securities processing, custodial, data processing and other related services to the Corporation.

The initial term of the Services Agreement is five years commencing on September 1, 1995, and may be extended for an additional two to five years.
     In 1996, the Corporation established a Year 2000 Committee with responsibility for developing an effective plan for identifying, renovating, testing, and implementing solutions for Year 2000 processing. The Corporation is working with Chase (provider of certain of the Corporation's most significant data processing systems) as well as other vendors to ensure compliance with required systems changes. Under the Services Agreement, Chase is responsible for and bears the cost of effecting all necessary changes to such systems. The Corporation expects to incur approximately $5 to $6 million dollars over the next two years related to enhancements necessary to prepare the systems for the year 2000. The Corporation presently believes that with modifications to existing software and compliance by vendors who provide significant processing systems to the Corporation, the Corporation's systems will continue without disruption. However, if such modifications are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Corporation. Specific factors that might cause such a material impact include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties. The Corporation's Year 2000 plan anticipates that software code remediation and testing of all critical systems will be substantively completed by the end of 1998. The Corporation's total Year 2000 project costs and its estimated time frame to complete are based on presently available information. However, there can be no guarantee that the systems of other companies on which the Corporation's systems rely will be timely converted, or that a failure to convert by another company would not have a material adverse effect on the Corporation.

-------------------------------------------------------
FINANCIAL CONDITION

CAPITAL AND LIQUIDITY
The objective of liquidity management is to ensure the availability of financial resources to meet the Corporation's cash flow requirements and to capitalize on opportunities for business expansion. Management monitors the liquidity position for the Parent and each of its subsidiaries on an ongoing basis to ensure that funds are available to meet loan and deposit cash flow requirements. Liquidity management is also structured to ensure that the capital needs of the Parent and its subsidiaries are met on a day to day basis.
     The Parent's liquidity requirements consist mainly of dividend payments to common stockholders, interest and principal payments to debt holders and purchases of its common stock. On January 27, 1998, the Corporation announced a 20% increase in its regular quarterly common stock dividend, indicating an annual dividend rate of $0.72 per share. The actual dividends declared in 1998 will be subject to Board approval and regulatory capital limitations.
     The Board of Directors has authorized the repurchase of two million shares of common stock. As of December 31, 1997, 944,090 shares have been repurchased at a weighted average purchase price of $47.90 per share. The repurchased shares are available to meet the Parent's obligations under its stock-based benefit plans and for general capital management purposes.
     The Parent's sources of liquidity are primarily derived from dividends from its subsidiaries, issuances of common stock and issuances of long-term and short-term debt instruments. During 1997, the subsidiaries remitted $53.0 million in cash dividends to the Parent. Further, as of December 31, 1997, the subsidiaries have the ability to pay dividends of approximately $34.6 million without approval of the regulatory authorities.
     In January 1997, the Corporation issued $50.0 million of trust-preferred securities which qualify as Tier 1 Capital. The proceeds from the issuance have been used for general corporate purposes, including the repurchase of the Corporation's common stock.
     The Parent has a $40.0 million unsecured revolving credit facility maturing in 1999. As of December 31, 1997, the Parent had no borrowings outstanding under this facility. Additionally, the Parent may borrow, subject to certain regulatory restrictions, on a fully collateralized basis from its subsidiaries.
     The Parent is authorized to issue up to 5.0 million, $1.00 par value, preferred shares. As of December 31, 1997, no preferred shares have been issued.
     Liquidity at each subsidiary is critical to the Corporation. In addition to traditional interest and non-interest bearing deposit raising capabilities, the subsidiaries have established their own external funding sources. The subsidiaries have established credit facilities with the Federal Home Loan Bank System ("FHLB") totaling $368.7 million. As of December 31, 1997, the subsidiaries have borrowed $15.0 million on these facilities. FHLB borrowings are collateralized by the pledge of qualifying assets. In addition, the subsidiaries have established uncommitted federal fund lines with various financial institutions totaling approximately $2.0 billion. During 1997, the average amount outstanding under these federal fund lines was $172.0 million (including $64.0 million, on average, of overnight federal funds purchased). At December 31, 1997, $10.2 million of federal funds purchased were outstanding. Finally, borrowing from the Federal Reserve Bank discount window is available, if required. At December 31, 1997 there were no borrowings with the Federal Reserve Bank.
     Liquidity is also generated from the types of financial instruments that the subsidiaries carry as investments. Approximately $932 million or 82% of the securities portfolio is invested in U.S. Treasury obligations or securities backed by the full faith and credit of the U.S. Government. These securities are readily marketable and may be sold or financed through repurchase agreements, as appropriate. At December 31, 1997, securities sold under agreements to repurchase aggregated $169.4 million. The subsidiaries may also pledge these investment securities to secure public deposits to qualify for fiduciary powers and as collateral for FHLB and other borrowings.

-------------------------------------------------------

ASSET/LIABILITY MANAGEMENT
The objective of asset and liability management is to maximize net interest revenue, within the constraint of acceptable levels of interest rate sensitivity, while maintaining high asset quality and adequate liquidity. The Corporation's asset mix is principally liquid and low-risk.

                                        Years Ended
                                       December 31,
      Average Balances        ---------------------
        (Percentage)          1997    1996    1995
---------------------------------------------------
Short-Term Financial
  Instruments                   3.8%    3.9%   16.6%
Securities                     34.4    31.1    24.2
                              -----   -----   -----
Total Short-Term Financial
  Instruments and Securities   38.2    35.0    40.8
Loans, Net of Allowance for
  Credit Losses                49.9    51.8    40.4
Non-Interest Bearing Assets    11.9    13.2    18.8
                              -----   -----   -----
Total Assets                  100.0%  100.0%  100.0%
                              =====   =====   =====

-------------------------------------------------------

Approximately 38% of average total assets consist of short-term financial instruments and readily marketable securities. The securities portfolio is concentrated in investments in U.S. Treasury obligations and securities backed by the full faith and credit of the U.S. Government.
     The loan portfolio is the largest component of average total assets. Average loans for 1997 were $1.7 billion, a $218.6 million or 14.5% increase over average loans for the year ended December 31, 1996. Substantially all of the Corporation's loan portfolio is comprised of loans to private banking customers. At December 31, 1997, in excess of 70% of total loans are collateralized by residential real estate mortgages. Loans collateralized by residential real estate mortgages increased 24.2% from $1.1 billion at December 3l, 1996 to $1.4 billion at December 3l, 1997.

-------------------------------------------------------
Market Risk and Sensitivity Analysis
The Corporation does not trade financial instruments nor does the Corporation invest in financial instruments denominated in foreign currencies. The Corporation's primary market risk exposure is interest rate risk mainly through mortgage lending activities and through investments in mortgage backed securities. The Corporation uses interest rate swaps ("Swaps") as hedges. Swaps mitigate the interest rate exposure created by financing long-term, fixed rate financial instruments with shorter-term interest bearing deposits.
     Prudent asset/liability management activities generate net interest revenue that result from timing differences in the maturity and/or repricing of assets, liabilities and off-balance sheet positions. The result of these timing differences is presented below in the interest sensitivity gap analysis. Gap analysis has inherent limitations as an analytical tool because it measures the Corporation's exposure to interest rate risk at a single point in time.
     The Corporation also uses simulation analysis to monitor and control net interest revenue at risk and the economic value of equity at risk under multiple interest rate scenarios. The Corporation has established limits for net interest revenue at risk equal to about 2.5% of gross revenue given a 200 basis point adverse change in rates occurring over a twelve month period.
     The tables below provide information about the Corporation's financial instruments that are sensitive to changes in interest rates as well as non-interest earning assets, non-interest bearing liabilities and stockholders' equity. For all financial instruments other than Swaps, the tables present principal cash flows and related weighted average interest rates by expected maturity or repricing dates. To reflect anticipated principal payments, certain asset and liability categories (including items with no stated maturity) are included in the table based on estimated rather than contractual maturity or repricing dates. For Swaps, the tables provide details of the notional amounts by maturity and the related weighted average interest rates paid and received. The Corporation is a fixed rate payor on all of its Swaps.

                                                      Carrying Amount by Expected Maturity
                              -------------------------------------------------------------------------------------    Estimated
        (Dollars in             Within         1-2         2-3         3-4         4-5       Over 5                      Fair
         Thousands)             1 Year        Years       Years       Years       Years       Years        Total         Value
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Short-Term Investments......  $   387,608      --          --          --          --          --       $   387,608   $   387,608
                                                                                                                      -----------
Securities..................      573,760   $ 227,248   $  85,963   $  49,824   $  39,812   $ 154,868     1,131,475     1,131,475
                                                                                                                      -----------
Loans, Net of Allowance for
 Credit Losses..............      924,201     213,312     195,816     144,009      80,780     362,437     1,920,555     1,934,533
                              -----------   ---------   ---------   ---------   ---------   ---------   -----------   -----------
Total Interest Earning
 Assets.....................    1,885,569     440,560     281,779     193,833     120,592     517,305     3,439,638
                              -----------   ---------   ---------   ---------   ---------   ---------   -----------
INTEREST BEARING
LIABILITIES:
Interest Bearing Deposits...   (2,297,151)       (353)     (3,981)    (25,851)       (252)     --        (2,327,588)   (2,327,588)
                                                                                                                      -----------
Short-Term Credit
 Facilities.................     (179,588)     --          --          --          --          --          (179,588)     (179,588)
                                                                                                                      -----------
Long-Term Debt..............       (4,214)    (16,040)     (1,000)     --          --          (1,000)      (22,254)      (22,258)
                                                                                                                      -----------
Trust Preferred Capital
 Securities.................      --           --          --          --          --         (50,000)      (50,000)      (53,685)
                              -----------   ---------   ---------   ---------   ---------   ---------   -----------   -----------
Total Interest Bearing
 Liabilities................   (2,480,953)    (16,393)     (4,981)    (25,851)       (252)    (51,000)   (2,579,430)
                              -----------   ---------   ---------   ---------   ---------   ---------   -----------
Asset/(Liability)
 Sensitivity Gap............     (595,384)    424,167     276,798     167,982     120,340     466,305       860,208
Interest Rate Swaps.........      560,000*    (70,000)   (175,000)   (115,000)   (115,000)    (85,000)      --
                              -----------   ---------   ---------   ---------   ---------   ---------   -----------
Interest Rate Sensitivity
 Gap........................      (35,384)    354,167     101,798      52,982       5,340     381,305       860,208
Net Non-Interest Earning
 Assets, Non-Interest
 Bearing Liabilities and
 Stockholders' Equity.......     (341,227)   (189,201)    (68,021)    (10,312)    (10,941)   (240,506)     (860,208)
                              -----------   ---------   ---------   ---------   ---------   ---------   -----------
Maturity/Repricing Gap......     (376,611)    164,966      33,777      42,670      (5,601)    140,799       --
                              -----------   ---------   ---------   ---------   ---------   ---------   -----------
Cumulative Gap..............  $  (376,611)  $(211,645)  $(177,868)  $(135,198)  $(140,799)  $  --       $   --
                              ===========   =========   =========   =========   =========   =========   ===========

--------------------------------------------------------------------------------
*Includes $666.5 million of total outstanding notional principal balance of which $106.5 million will mature within one year.

The weighted average interest rates at December 31, 1997 related to the carrying amounts of interest earning assets and interest bearing liabilities as presented above are detailed in the following table.

--------------------------------------------------------------------------------

                                                     Within    1-2     2-3     3-4     4-5    Over 5
                                                     1 Year   Years   Years   Years   Years   Years    Total
------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE INTEREST RATE:
Short-Term Investments.............................    5.57%   --      --      --      --       --      5.57%
Securities.........................................    5.79%   6.16%   6.02%   6.26%   6.34%    6.79%   6.13%
Net Loans..........................................    7.47%   7.24%   7.63%   7.55%   7.73%    7.76%   7.53%
Interest Bearing Deposits..........................    4.46%   5.41%   6.00%   6.40%   5.72%    --      4.49%
Short-Term Credit Facilities.......................    5.84%   --      --      --      --       --      5.84%
Long-Term Debt.....................................    7.80%   7.12%   6.85%   --      --       6.69%   7.30%
Trust Preferred Capital Securities.................    --      --      --      --      --       8.41%   8.41%
Interest Rate Swaps
  Average Fixed Rate Paid..........................    6.45%   6.72%   6.86%   6.64%   6.31%    6.17%   6.56%
  Average Variable Rate Received*..................    5.84%   5.86%   5.79%   5.87%   5.88%    5.80%   5.84%

--------------------------------------------------------------------------------
*Represents the average variable rate that would be received by the Corporation based upon the rate in effect at the latest variable rate reset date of each Swap.

     The impact of the Corporation's hedging activities upon net interest revenue for the years ended December 31, 1997, 1996 and 1995, are detailed in the following table.

                 For the Years Ended December 31,
-------------------------------------------------
     Thousands)         1997     1996      1995
-------------------------------------------------
Net Interest Revenue:
  As Reported          $90,909  $77,870   $96,876
  Excluding Hedging
    Activities         $96,623  $83,731   $99,419
Net Yield on Interest
  Earning Assets:
  As Reported            3.12%    3.24%     3.74%
  Excluding Hedging
    Activities           3.32%    3.48%     3.85%

The difference between the results "As Reported" and "Excluding Hedging Activities" in each year reflects the cost of utilizing Swaps to hedge interest rate risk.

-------------------------------------------------------
Securities
The Corporation maintains a high quality securities portfolio with approximately 82% comprised of U.S. Treasury fixed rate obligations, obligations of the Government National Mortgage Association ("GNMAs") and other securities backed by the full faith and credit of the U.S. Government. The remaining portfolio is comprised of variable rate collateralized mortgage obligations ("CMOs") and obligations of states and municipalities. CMOs principally are collateralized by GNMAs.
     The fair value of securities exceeded their amortized cost by $7.0 million and $1.3 million at December 31, 1997 and 1996, respectively. The Corporation classifies all of its security portfolio as "available for sale". While the Corporation does not trade its securities portfolio, it needs to have the ability to sell securities as required to meet its asset/liability objectives.

-------------------------------------------------------
REGULATION AND SUPERVISION
The Corporation is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"). As such, the Corporation is required to file certain reports with and is subject to examination by the Board of Governors of the Federal Reserve System (the "Board of Governors"). The Act generally precludes the Corporation and its subsidiaries from engaging in nonbanking activities, as defined or from acquiring more than 5% of voting shares of any company engaging in such activities, unless the Board of Governors has determined that such proposed activities are closely related to banking. Federal law and Board of Governors interpretations limit the extent to which the Corporation can engage in certain aspects of the securities business.
     Under the Board of Governors policy, the Corporation is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank.
     The Superintendent of Banks of the State of New York has the discretion to examine the affairs of the Corporation for the purpose of determining the financial condition of United States Trust Company of New York (the "Trust Company"). The Trust Company and its operations are subject to federal and New York State laws applicable to commercial banks and trust companies and to regulation and examination by both federal and New York state banking authorities.
     New York banks are barred from acting as a fiduciary in a number of states, and in a number of other states where they may and do act as a fiduciary, their activities are limited by state law and regulations.
     The Corporation as a result of its ownership of U.S. Trust Company of Florida Savings Bank ("Florida") is a savings bank holding company. Accordingly, the Corporation and Florida are subject to regulation and examination by the Office of Thrift Supervision. U.S. Trust Company of California, N.A. and U.S. Trust Company of Texas, N.A. are subject to regulation and examination by the Office of the Comptroller of the Currency. U.S. Trust Company of New Jersey is subject to regulation and examination by the Banking Department of the State of New Jersey and the Federal Deposit Insurance Corporation ("FDIC"). U.S. Trust Company of Connecticut is subject to regulation and examination by the Department of Banking of the State of Connecticut and the FDIC. U.S. Trust Company of the Pacific Northwest is subject to regulation and examination by the Division of Finance and Corporate Securities of the State of Oregon Department of Consumer and Business Services.
     The Federal Reserve Act and the Federal Deposit Insurance Act impose certain restrictions on loans by the bank subsidiaries to the Corporation and each other. In addition, the Corporation and its subsidiaries are subject to restrictions imposed by the Glass-Steagall Act with respect to engaging in certain aspects of the securities business.
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") provides for cross-guarantees of the liabilities of insured depository institutions pursuant to which any bank subsidiary of the

Corporation may be required to reimburse the FDIC for any loss or anticipated loss to the FDIC that arises from a default of any of the Corporation's other bank subsidiaries or assistance provided to such an institution in danger of default.
     The Corporation and its FDIC insured subsidiaries are subject to risk-based and leverage capital guidelines issued by the federal bank regulators. These regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards and have defined five capital tiers, the highest of which is "well capitalized". The Corporation and each of its bank subsidiaries were "well capitalized" as of December 31, 1997. See footnote 20 "Regulatory Restrictions: Subsidiaries" in the Notes to the Consolidated Financial Statements.

-------------------------------------------------------
Government Monetary Policies
Monetary authorities have a significant impact on the operating results of the Corporation and other financial services institutions. The decisions of the Board of Governors affect the supply of money and Federal Reserve System member bank reserves through open market operations in U.S. Government securities or by changes in the discount rate or reserve requirements. The Board of Governors actions have an important influence on the growth of bank loans and investments and the level of interest charged for loans and paid on deposits. Because of changing conditions in the money markets, as a result of actions by the Board of Governors and other regulatory authorities, interest rates, credit availability, deposit levels and bond and stock prices may change materially due to circumstances beyond the control of the Corporation.

-------------------------------------------------------
LEGAL PROCEEDINGS
Various actions and claims are pending or are threatened against the Trust Company, its affiliates or the Corporation in which liability has been denied and which will be vigorously contested. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material adverse effect on the Corporation's financial position, results of operations or cash flows.

-------------------------------------------------------
COMPETITION
The Corporation's personal investment management business is intensely competitive. The competition is highly fragmented with a wide variety of institutions vying for this business. Principal among them are other investment management companies. Brokerage firms, mutual fund companies and banking institutions are also competition for this business. No one competitor dominates this market. In the personal trust business, the Corporation competes primarily with bank trust departments as well as brokerage and investment management firms with trust powers. In private banking, the Corporation competes with other banks, both as to service and price, in those markets where it offers private banking services.
     Competition in the Corporation's special fiduciary services business, as well as the corporate trust business, comes primarily from bank trust departments and other trust companies.

-------------------------------------------------------
PROPERTIES
The Trust Company rents approximately 520,000 square feet of office space in New York City, principally at 114 West 47th Street, New York, New York under a lease expiring in 2014. The Corporation owns a 5-story building at 9-11 West 54th Street and leases adjoining property for the operation of a branch office and owns a building in Boca Raton, Florida. Certain subsidiaries of the Corporation occupy leased office space in New York City; Costa Mesa, Los Angeles and San Francisco, California; Stamford, Greenwich and West Hartford, Connecticut; Washington, D.C.; Naples and Palm Beach, Florida; Jersey City and Princeton, New Jersey; Garden City, Long Island; Portland, Oregon; Dallas and Houston, Texas.

-------------------------------------------------------
ADOPTION OF NEW ACCOUNTING STANDARDS
Income Per Share
Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("FAS 128"), was issued in February 1997, effective for interim and annual periods ending after December 15, 1997. All prior period per share data has been restated to reflect the effects of FAS 128. FAS 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," ("APB 15") and replaces Primary and Fully Diluted earnings per share with Basic Income Per Share ("BIPS") and Diluted Income Per Share ("DIPS"). Refer to "Notes to the Consolidated Financial Statements No. 14".

-------------------------------------------------------
Accounting for Transfers of Financial Assets
As of January 1, 1997, the Corporation adopted the applicable provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("FAS 125"). FAS 125 establishes rules distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and had no material effect on the Corporation's financial statements. The remaining provisions of FAS 125 will be adopted effective January 1, 1998 and the Corporation does not anticipate the adoption of these provisions to have a material effect on the Corporation's financial statements.
     The following Statements of Financial Accounting Standards were issued in June 1997. Both of these statements relate to disclosure requirements only; thus adoption will not affect either the Corporation's financial condition or results of operations.
     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("FAS 130") was issued, effective for periods beginning after December 15, 1997. FAS 130 requires that changes in comprehensive income (changes in equity from transactions, events and circumstances from "non-owner sources", as defined) items be shown in a primary financial statement.
     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("FAS 131") was issued, effective for periods beginning after December 15, 1997. FAS 131 requires disclosure of financial and descriptive information about the Corporation's reportable operating segments.
     The Corporation will adopt FAS 130 and FAS 131 as of January 1, 1998. FAS 131 need not be applied to interim periods during 1998.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

 (Dollars in Thousands, Except Per Share Amounts)       1997            1996            1995
----------------------------------------------------------------------------------------------
Fee Revenue.......................................    $281,691        $244,211        $281,426

Interest Revenue..................................     212,521         174,731         188,815
Interest Expense..................................     120,862          95,861          90,339
                                                      --------        --------        --------
Net Interest Income...............................      91,659          78,870          98,476
Provision for Credit Losses.......................         750           1,000           1,600
                                                      --------        --------        --------
Net Interest Revenue..............................      90,909          77,870          96,876
                                                      --------        --------        --------
Other Income......................................       --              --              2,284
Securities Gains, Net.............................         216             642           4,222
                                                      --------        --------        --------
Total Revenue.....................................     372,816         322,723         384,808
                                                      --------        --------        --------
OPERATING EXPENSES
Salaries..........................................     100,997          92,728         123,216
Employee Benefits and Performance Compensation....      71,426          54,550          67,965
                                                      --------        --------        --------
Total Salaries and Benefits.......................     172,423         147,278         191,181
Occupancy.........................................      39,294          34,214          38,248
Other.............................................      77,440          71,958          93,202
Restructuring Costs...............................       --              --            155,589
                                                      --------        --------        --------
Total Operating Expenses..........................     289,157         253,450         478,220
                                                      --------        --------        --------
Income (Loss) Before Income Taxes.................      83,659          69,273         (93,412)
Income Taxes (Benefits)...........................      32,627          28,369         (42,891)
                                                      --------        --------        --------
Net Income (Loss).................................    $ 51,032        $ 40,904        $(50,521)
                                                      ========        ========        ========
Basic Income (Loss) Per Share.....................    $   2.64        $   2.09        $  (2.62)
                                                      ========        ========        ========
Diluted Income (Loss) Per Share...................    $   2.39        $   1.95        $  (2.62)
                                                      ========        ========        ========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CONDITION
DECEMBER 31,
--------------------------------------------------------------------------------

                   (Dollars in Thousands)                          1997              1996
--------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks.....................................    $   74,887        $   78,566
Short-Term Investments......................................       387,608           285,950
Securities..................................................     1,131,475         1,165,919
Loans, Net of Allowance for Credit Losses ($18,294 in 1997
  and $16,693 in 1996)......................................     1,920,555         1,671,448
Premises and Equipment......................................        77,563            76,961
Other Assets................................................       222,894           198,474
                                                                ----------        ----------
Total Assets................................................    $3,814,982        $3,477,318
                                                                ==========        ==========
LIABILITIES
Deposits:
  Non-Interest Bearing......................................    $  746,314        $  687,942
  Interest Bearing..........................................     2,327,588         2,075,847
                                                                ----------        ----------
Total Deposits..............................................     3,073,902         2,763,789
Short-Term Credit Facilities................................       179,588           240,283
Accounts Payable and Accrued Liabilities....................       258,092           232,680
Long-Term Debt..............................................        22,254            26,468
                                                                ----------        ----------
Total Deposits and Other Liabilities........................     3,533,836         3,263,220
Trust Preferred Capital Securities..........................        50,000                --
                                                                ----------        ----------
Total Liabilities...........................................     3,583,836         3,263,220
                                                                ----------        ----------
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common Stock, Par Value $1.00; Authorized 40,000,000 Shares;
  Issued 19,894,785 in 1997 and 19,629,562 in 1996..........        19,895            19,630
Capital Surplus.............................................        11,067             3,575
Retained Earnings...........................................       246,238           205,384
Treasury Stock, at Cost (879,706 Shares in 1997 and 124,000
  Shares in 1996)...........................................       (42,627)           (4,728)
Loan to ESOP................................................        (7,254)          (10,468)
Unrealized Gain, Net of Taxes, on Securities Available for
  Sale......................................................         3,827               705
                                                                ----------        ----------
Total Stockholders' Equity..................................       231,146           214,098
                                                                ----------        ----------
Total Liabilities and Stockholders' Equity..................    $3,814,982        $3,477,318
                                                                ==========        ==========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

      (Dollars in Thousands, Except Per Share Amounts)          1997      1996(1)       1995
----------------------------------------------------------------------------------------------
COMMON STOCK
Balance, Beginning of Year..................................  $ 19,630    $  9,739    $ 11,581
Effect of Two-For-One Stock Split...........................        --       9,739          --
Shares Issued Under Employee Benefit Plans (61,005, 80,016
  and 298,058 Shares).......................................        61          80         298
Shares Issued For Acquisitions (204,218 Shares in 1997 and
  71,258 Shares in 1996)....................................       204          72          --
Retirement of Treasury Stock (2,140,287 Shares in 1995).....        --          --      (2,140)
                                                              --------    --------    --------
Balance, End of Year........................................  $ 19,895    $ 19,630    $  9,739
                                                              ========    ========    ========
CAPITAL SURPLUS
Balance, Beginning of Year..................................  $  3,575    $    125    $ 72,605
Effect of Two-For-One Stock Split...........................        --        (125)         --
Shares Issued Under Employee Benefit Plans..................       549       1,117      11,776
Shares Issued For Acquisitions..............................     6,943       2,458          --
Retirement of Treasury Stock (2,140,287 Shares in 1995).....        --          --     (84,256)
                                                              --------    --------    --------
Balance, End of Year........................................  $ 11,067    $  3,575    $    125
                                                              ========    ========    ========
RETAINED EARNINGS
Balance, Beginning of Year..................................  $205,384    $183,804    $244,639
Effect of Two-For-One Stock Split...........................        --      (9,690)         --
Net Income (Loss)...........................................    51,032      40,904     (50,521)
Cash Dividends Declared ($0.60, $0.50 and $0.625 Per
  Share)....................................................   (11,579)     (9,778)    (12,154)
Retirement of Treasury Stock (2,140,287 Shares in 1995).....        --          --        (891)
Tax Benefits From Stock Based Awards........................     1,401         144       2,731
                                                              --------    --------    --------
Balance, End of Year........................................  $246,238    $205,384    $183,804
                                                              ========    ========    ========
TREASURY STOCK
Balance, Beginning of Year..................................  $ (4,728)   $     --    $(86,139)
Purchases (820,090 Shares in 1997 and 124,000 Shares in
  1996).....................................................   (40,492)     (4,728)         --
Shares Issued (Tendered) Under Employee Benefit Plans, Net
  (64,384 in 1997 and 10,839 in 1995).......................     2,593          --      (1,148)
Retirement of Treasury Stock (2,140,287 Shares in 1995).....        --          --      87,287
                                                              --------    --------    --------
Balance, End of Year........................................  $(42,627)   $ (4,728)   $     --
                                                              ========    ========    ========
LOAN TO ESOP
Balance, Beginning of Year..................................  $(10,468)   $(13,434)   $(16,171)
Principal Payment by ESOP...................................     3,214       2,966       2,737
                                                              --------    --------    --------
Balance, End of Year........................................  $ (7,254)   $(10,468)   $(13,434)
                                                              ========    ========    ========
UNREALIZED GAIN (LOSS), NET OF TAXES, ON SECURITIES
  AVAILABLE FOR SALE
Balance, Beginning of Year..................................  $    705    $  1,609    $ (3,192)
Net Change in Fair Value, After Taxes.......................     3,122        (904)      4,801
                                                              --------    --------    --------
Balance, End of Year........................................  $  3,827    $    705    $  1,609
                                                              ========    ========    ========
Total Stockholders' Equity..................................  $231,146    $214,098    $181,843
                                                              ========    ========    ========

--------------------------------------------------------------------------------
(1) The 1996 consolidated statement of changes in stockholders' equity has been adjusted to reflect the effect of the two-for-one stock split as if it took place on January 1, 1996 except for cash dividends declared per share which has been adjusted for both 1996 and 1995.

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

          (Dollars in Thousands)                 1997              1996               1995
----------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income (Loss)..........................    $  51,032        $    40,904        $   (50,521)
Adjustments to Reconcile Net Income (Loss)
  to Net Cash Provided by Operating
  Activities:
Provision for Credit Losses................          750              1,000              1,600
Depreciation and Amortization of Premises
  and Equipment and Other Assets...........       14,023             11,776             14,702
Net Amortization (Accretion) on Premium
  (Discount) on Securities.................        2,778                  9             (6,915)
Deferred Income Taxes......................       (2,938)               975            (41,172)
Net Change in Accrued Interest and Accounts
  Receivable...............................       (3,185)             7,513             11,958
Net Change in Accounts Payable and Other
  Liabilities..............................       25,117               (371)            88,835
Other, Net.................................        2,399              2,397              1,012
                                               ---------        -----------        -----------
Net Cash Provided by Operating
  Activities...............................       89,976             64,203             19,499
                                               ---------        -----------        -----------
Cash Flows From Investing Activities:
Net Change in Short-Term Investments.......     (101,658)          (281,082)           136,656
Purchases of Securities Available for
  Sale.....................................     (625,721)        (1,505,453)        (2,265,171)
Proceeds from Sales of Securities Available
  for Sale.................................       20,804            268,280            880,491
Proceeds from Maturities, Calls and
  Mandatory Redemptions of Securities
  Available for Sale.......................      642,546            830,287          1,677,123
Net Change in Loans........................     (250,762)          (228,493)           167,126
Purchases of Premises and Equipment........      (10,942)           (14,110)            (4,011)
Other, Net.................................      (12,240)           (10,430)            20,695
                                               ---------        -----------        -----------
Net Cash Provided by (Used in) Investing
  Activities...............................     (337,973)          (941,001)           612,909
                                               ---------        -----------        -----------
Cash Flows From Financing Activities:
Net Change in Non-Interest Bearing
  Deposits.................................       58,372            198,115           (541,711)
Net Change in Interest Bearing Deposits....      251,741            572,416             94,597
Net Change in Short-Term Credit
  Facilities...............................      (60,695)           105,468           (215,700)
Purchases of Long-Term Debt................           --                 --             13,000
Repayment of Long-Term Debt................       (4,214)            (2,966)           (44,490)
Issuance of Trust Preferred Capital
  Securities...............................       50,000                 --                 --
Issuance of Common Stock...................          755                 42              8,485
Purchases of Treasury Stock................      (40,492)            (4,728)                --
Dividends Paid.............................      (11,149)            (9,768)           (14,414)
                                               ---------        -----------        -----------
Net Cash Provided by (Used in) Financing
  Activities...............................      244,318            858,579           (700,233)
                                               ---------        -----------        -----------
Net Change in Cash and Cash Equivalents....       (3,679)           (18,219)           (67,825)
Cash and Cash Equivalents at Beginning of
  Year.....................................       78,566             96,785            164,610
                                               ---------        -----------        -----------
Cash and Cash Equivalents at End of Year...    $  74,887        $    78,566        $    96,785
                                               =========        ===========        ===========
Cash Payments:
  Income Taxes.............................    $  34,372        $    18,017        $     7,328
                                               =========        ===========        ===========
  Interest Expense.........................      119,064             94,619             90,423
                                               =========        ===========        ===========
Issuance of stock for employee benefit
  plans....................................        3,283                944                855
                                               =========        ===========        ===========

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

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES
U.S. Trust Corporation (the "Corporation" or "Parent") is an investment management company with fiduciary and banking powers. Through its subsidiaries, including its principal subsidiary United States Trust Company of New York (the "Trust Company"), the Corporation provides investment management, private banking services, special fiduciary and corporate trust services to affluent individuals and families and institutions located throughout the United States.
     The accounting and reporting policies of the Corporation and its subsidiaries conform with generally accepted accounting principles and general practice within the investment management and banking industries. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities (including but not limited to the allowance for credit losses, retirement and postretirement benefits) as of the financial statement dates and the reported amounts of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.
     The following is a summary of the significant financial accounting policies:
(a) BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial position and results of operations for the periods have been made. Such adjustments, unless otherwise noted in these Notes to the Consolidated Financial Statements and/or Management's Discussion and Analysis, are of a normal recurring nature.
(b) TRUST ASSETS - Property (other than cash deposits) held by the Trust Company or the Corporation's other bank subsidiaries in a fiduciary or agency capacity for customers is not an asset of the Corporation and is not included in the Consolidated Statement of Condition.
(c) INTEREST EARNING/BEARING FINANCIAL INSTRUMENTS - Interest income and expense are accrued on interest earning/bearing financial instruments based upon the contractual terms of the instruments. Premiums and discounts are amortized or accreted, as applicable, on a basis that approximates the effective yield method.
     Securities that may be sold prior to maturity as part of asset/liability management or in response to other factors are classified as securities available for sale and carried at their estimated fair value with unrealized gains and losses reported in a separate component of stockholders' equity, net of taxes. Realized gains and losses from sales of securities are determined on a specific identification cost basis.
(d) NONPERFORMING ASSETS - Nonperforming assets consist of non-accrual financial instruments and other real estate owned. Interest accruals are discontinued when principal or interest is contractually past due ninety days or more. In addition, interest accruals may be discontinued when principal or interest is contractually past due less than ninety days if, in the opinion of management, the amount due is not likely to be paid in accordance with the terms of the contractual agreement, even though the financial instruments are currently performing. Any accrued but unpaid interest previously recorded on a non-accrual financial instrument is reversed against interest income. Interest received on non-accrual financial instruments is applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Non-accrual financial instruments are generally returned to accrual status only when all delinquent principal and interest payments become current and the collectibility of future principal and interest on a timely basis is reasonably assured.
     Other real estate owned ("ORE") acquired through foreclosure in satisfaction of the loan is recorded in other assets at the lower of the carrying amount of the loan or the ORE's estimated fair value less estimated selling and disposition costs. After the acquisition date of the ORE, operating expenses and revenue, additional writedowns, as appropriate, and gains and losses on the ultimate disposition of ORE are reported in other expenses.
(e) ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is established through charges to income based on management's evaluation of the adequacy of the allowance in meeting present and probable future losses in the existing credit portfolio.

The adequacy of the allowance is reviewed continually by management, taking into consideration current economic conditions, past loss experience and risks inherent in the credit portfolio, including the value of impaired loans.
(f) PREMISES AND EQUIPMENT - Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.
(g) INTANGIBLE ASSETS - The fair value of intangible assets recorded as a result of the acquisition of investment management enterprises is reported in other assets on the Consolidated Statement of Condition and is amortized over the estimated period benefited, not to exceed 25 years. An impairment review is performed periodically on these assets.
(h) PERFORMANCE COMPENSATION - The Corporation's employee benefit plans provides for performance compensation awards in the form of cash, stock options and restricted stock units. Cash awards are accrued and paid annually. Restricted stock units are awarded under the Executive Incentive Plan and are recorded as compensation expense ratably over the vesting period of the award based on the fair market value of the award at grant date. The exercise price of stock options are awarded at the fair market value on the date of grant and no compensation expense is recorded.
(i) INCOME TAXES - The Corporation files a consolidated Federal income tax return. Deferred income taxes are provided for items that are recognized for income tax purposes in years other than those in which they are recognized for financial reporting purposes.
(j) DERIVATIVE FINANCIAL INSTRUMENTS - As part of its asset and liability management activities, the Corporation employs interest rate swaps ("Swaps") to ameliorate the interest rate characteristics of nontrading-related balance sheet instruments. Specifically, Swaps are used to mitigate interest rate exposure created by financing long-term, fixed rate financial instruments with shorter-term interest bearing deposits. The Corporation utilizes Swaps solely as hedging instruments.
     To be effective as a hedge, Swaps must reduce interest rate risk and must be designated as a hedge at the inception of the derivative contract. That is, Swaps are linked to the related asset or liability, whereby the terms of the Swap generally equal the terms of the related asset or liability, at the inception and throughout the term of the derivative contract.
     Swaps that qualify as hedges are accounted for under the accrual method; the interest component associated with Swaps is recognized over the life of the contract in net interest revenue and there is no recognition of unrealized gains and losses on the Swap in the statement of financial condition. It has been the Corporation's practice not to terminate its Swaps or sell the underlying financial instruments that are being hedged by the Swaps. However, if the Corporation did terminate a Swap, any amounts received from (a gain) or paid to (a loss) the counterparty would be deferred and amortized over the shorter of the remaining original life of the hedged item or the terminated Swap. In addition if the hedged item was sold, the fair value of the Swap would be recognized as an adjustment to the gain or loss of the hedged item.
(k) SHORT-TERM INVESTMENTS - Included in Short-Term Investments are $242.6 million and $202.0 million of interest bearing deposits with banks and $145.0 million and $84.0 million of federal funds sold at December 31, 1997 and 1996, respectively.
(l) CASH AND CASH EQUIVALENTS - For purposes of the Consolidated Statement of Cash Flows, the Corporation considers the Consolidated Statement of Condition caption cash and due from banks as cash and cash equivalents. For purposes of the U.S. Trust Corporation (Parent Company Only) Statement of Cash Flows, the Corporation considers due from banks (which is included in the Statement of Condition caption other assets) as cash and cash equivalents (See "Notes to the Consolidated Financial Statements No. 21").
(m) RECLASSIFICATIONS - Certain amounts presented in prior periods have been reclassified to conform with the current year's presentation.

-------------------------------------------------------
2. DISPOSITION AND MERGER TRANSACTION
On November 18, 1994, the former U.S. Trust Corporation ("UST") and The Chase Manhattan Corporation ("Chase") entered into an agreement under which Chase acquired UST's institutional custody, mutual funds servicing and unit trust businesses (the "Processing Business") and certain back office operations (collectively, the "Chase Acquired Business") for $363.5 million in Chase common stock. On September 1, 1995, UST distributed to its shareholders shares of common stock of a newly-formed entity which assumed the name U.S. Trust Corporation on a share-for-share basis (the "Disposition"). The Corporation and its subsidiaries included the assets and operations of UST's asset management, private banking, special fiduciary and corporate trust businesses (the "Core Businesses"). On September 2, 1995, UST, which consisted of the assets and liabilities of the Chase Acquired Business, merged into Chase (the "Merger"). For financial reporting purposes, the Corporation is a successor registrant to UST and, as such, all historical financial information of UST is the historical financial information of the Corporation.
     Total restructuring costs associated with the Disposition and Merger were $205.8 million ($114.9 million after taxes), including $155.6 million ($86.9 million after taxes or $4.53 per share) recorded in 1995. The composition of the restructuring charges are as follows:

         (Dollars in Thousands)
--------------------------------------------------
Severance and other termination-related
  costs                                   $ 83,400
Asset/liability and portfolio balancing     45,200
Disposition of facilities, premises and
  equipment                                 28,200
Professional fees and other                 49,000
                                          --------
                                          $205,800
                                          ========

     At December 31, 1997, approximately $22.7 million (pre-tax) remains to be paid.

-------------------------------------------------------

3. ACQUISITIONS
On January 16, 1997, the Corporation acquired the assets and liabilities of Florence Fearrington, Inc., a New York investment advisory firm that managed approximately $400 million in assets, for approximately $7.2 million of the Corporation's common stock. The transaction was accounted for as a purchase.
     On December 31, 1996, the Corporation acquired Lilienthal Associates, a California based investment advisory firm that managed approximately $270 million in assets, for approximately $2.5 million of the Corporation's common stock. The transaction was accounted for as a purchase.

-------------------------------------------------------

4. CASH AND DUE FROM BANKS
The average non-interest earning balances held at the Federal Reserve Bank for the years ended December 31, 1997 and 1996 were $37.4 million and $34.1 million, respectively. These amounts represent reserve requirements which must be maintained on deposits. There are no other restrictions on cash and due from banks.

--------------------------------------------------------------------------------

5. SECURITIES
The amortized cost, estimated fair value and gross unrealized gains and losses on securities available for sale as of December 31, 1997, 1996 and 1995, are presented in the following table.

                                                         Aggregate       Gross         Gross
                                           Amortized        Fair       Unrealized    Unrealized
        (Dollars in Thousands)                Cost         Value         Gains         Losses
-----------------------------------------------------------------------------------------------
December 31, 1997:
  U.S. Treasury Securities.............    $  417,545    $  419,189     $ 1,832        $  188
  U.S. Government Sponsored Agencies
     and Corporations..................       508,389       512,442       7,047         2,994
  States and Municipal obligations.....        72,650        73,658       1,009             1
  Collateralized mortgage
     obligations(1)....................        15,186        15,299         113            --
  All other............................       110,701       110,887         234            48
                                           ----------    ----------     -------        ------
Total..................................    $1,124,471    $1,131,475     $10,235        $3,231
                                           ==========    ==========     =======        ======
December 31, 1996:
  U.S. Treasury Securities.............    $  514,180    $  514,514     $   831        $  497
  U.S. Government Sponsored Agencies
     and Corporations..................       427,866       427,642       2,426         2,650
  States and Municipal obligations.....        76,690        77,715       1,067            42
  Collateralized mortgage
     obligations(1)....................        25,666        25,859         193            --
  All other............................       120,208       120,189          24            43
                                           ----------    ----------     -------        ------
Total..................................    $1,164,610    $1,165,919     $ 4,541        $3,232
                                           ==========    ==========     =======        ======
December 31, 1995:
  U.S. Treasury Securities.............    $  481,607    $  482,327     $   743        $   23
  U.S. Government Sponsored Agencies
     and Corporations..................       108,813       109,629         944           128
  States and Municipal obligations.....        49,351        50,718       1,393            26
  Collateralized mortgage
     obligations(1)....................        41,524        41,592          99            31
  All other............................        75,749        75,766          63            46
                                           ----------    ----------     -------        ------
Total..................................    $  757,044    $  760,032     $ 3,242        $  254
                                           ==========    ==========     =======        ======

--------------------------------------------------------------------------------
(1)Collateralized by either GNMA, Federal National Mortgage Association, or Federal Home Loan Corporation obligations.

A profile of the maturities of the securities portfolio as of December 31, 1997, and the related weighted average yield on such securities is presented in the following table.

                                     Within       1-5         5-10      Over 10
     (Dollars in Thousands)          1 Year      Years       Years       Years       Total
---------------------------------------------------------------------------------------------
U.S. Government Obligations.....    $221,486    $196,059          --        --     $  417,545
Federal Agency Obligations......       1,010     346,464    $108,901    $52,014       508,389
State and Municipal
  Obligations...................      11,282      50,674       5,394     5,300         72,650
Collateralized Mortgage
  Obligations(1)................          --          --         134    15,052         15,186
Other Securities................      83,859       5,433          --         2         89,294
                                    --------    --------    --------    -------    ----------
Total at Amortized Cost(2)......     317,637     598,630     114,429    72,368      1,103,064
Estimated Fair Value(2).........     318,293     604,320     114,535    72,920      1,110,068
                                    --------    --------    --------    -------    ----------
Net Unrealized Gains (Losses)...    $    656    $  5,690    $    106    $  552     $    7,004
Weighted Average Yield(3).......        6.16%       6.60%       6.93%     6.37%          6.49%
                                    ========    ========    ========    =======    ==========

--------------------------------------------------------------------------------
(1)Collateralized Mortgage Obligations have been allocated over maturity groupings based on contractual maturities. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

(2)Excludes Federal Reserve Bank and Federal Home Loan Bank stock of approximately $21 million.

(3)Yields have been computed by dividing annualized interest revenue, on a taxable equivalent basis, by the amortized cost of the respective securities as of December 31, 1997.

     The components of net securities gains for the years ended December 31, 1997, 1996 and 1995 are presented in the following table.

                                    Years Ended
                                   December 31,
                              -----------------------
   (Dollars in Thousands)     1997    1996      1995
-----------------------------------------------------
Gross realized gains from
  sales, maturities, calls,
  and mandatory redemptions   $218   $ 1,857   $4,348
Gross realized (losses) from
  sales, maturities, calls,
  and mandatory redemptions     (2)   (1,215)    (126)
                              ----   -------   ------
Securities gains, net         $216   $   642   $4,222
                              ====   =======   ======

     At December 31, 1997 and 1996, financial instruments in the amount of $314.3 million and $154.2 million, respectively, were pledged to secure public deposits to qualify for fiduciary powers and for other purposes or as collateral for borrowings.

--------------------------------------------------------------------------------

6. LOANS

The following is an analysis of the composition of the loan portfolio.

                                                               December 31,
                                      --------------------------------------------------------------
       (Dollars in Thousands)            1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------------
Private banking:
  Residential real estate
     mortgages......................  $1,358,003   $1,093,107   $  937,856   $  851,074   $  699,193
  Other.............................     537,024      525,446      457,843      490,719      481,848
                                      ----------   ----------   ----------   ----------   ----------
Total private banking loans.........   1,895,027    1,618,553    1,395,699    1,341,793    1,181,041
                                      ----------   ----------   ----------   ----------   ----------
Short-term trust credit
  facilities*.......................          --           --           --      154,988      153,902
Loans to financial institutions for
  purchasing and carrying
  securities........................      41,064       62,866       61,372      126,640       57,505
All other...........................       2,758        6,722        2,624        3,477        6,275
                                      ----------   ----------   ----------   ----------   ----------
Total...............................  $1,938,849   $1,688,141   $1,459,695   $1,626,898   $1,398,723
                                      ==========   ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------
*Prior to the Disposition and Merger, the Trust Company provided short-term credit facilities to certain of its Processing Business trust customers in anticipation of receiving interest and dividends due from investments under administration and custody agreements.

An analysis of nonperforming assets is presented in the following table.

                                                                                   December 31,
                                                 ----------------------------------------------
            (Dollars in Thousands)                1997     1996      1995      1994      1993
-----------------------------------------------------------------------------------------------
Non-accrual loans..............................  $9,666   $ 8,882   $13,285   $ 6,371   $ 6,005
Other real estate owned, net...................      --       727     9,586    11,884    11,542
                                                 ------   -------   -------   -------   -------
Total Nonperforming Assets.....................  $9,666   $ 9,609   $22,871   $18,255   $17,547
                                                 ======   =======   =======   =======   =======
Average non-accrual loans......................  $8,829   $12,261   $ 8,475   $ 5,965   $ 6,091
                                                 ======   =======   =======   =======   =======

The Corporation considers all non-accrual loans impaired. The impact of interest revenue which would have been earned on non-accrual loans versus interest revenue recognized on these loans was negligible for the years 1995 through 1997.
     All ORE was sold in December 1997. The reserve for ORE was $477,000, $978,000 and $478,000 in 1996, 1995 and 1994, respectively. There was no reserve for ORE in 1993.
     In the ordinary course of business and on market terms, the Corporation has entered into lending agreements with certain directors and executive officers of the Corporation and/or significant subsidiaries of the Corporation and their associates ("related parties"). All related party loans are performing under the original terms of the agreements. The aggregate amount of related party loans was $12.0 million at December 31, 1997. During 1997, new loans to related parties amounted to $6.9 million and loan repayments were $1.4 million. The aggregate amount of loans to such related parties was $6.5 million at December 31, 1996.

--------------------------------------------------------------------------------
7. ALLOWANCE FOR CREDIT LOSSES
An analysis of the allowance for credit losses is presented in the following table.

             (Dollars in Thousands)                 1997      1996      1995      1994      1993
--------------------------------------------------------------------------------------------------
Analysis of Allowance for Credit Losses:
Balance, January 1...............................  $16,693   $16,086   $14,699   $13,393   $11,676
                                                   -------   -------   -------   -------   -------
Charge-Offs:
  Private banking................................     (160)     (658)   (1,910)   (1,349)   (3,762)
  Other..........................................       --      (517)   (1,520)     (150)     (338)
                                                   -------   -------   -------   -------   -------
  Total charge-offs..............................     (160)   (1,175)   (3,430)   (1,499)   (4,100)
                                                   -------   -------   -------   -------   -------
Recoveries:
  Private banking................................      684       702     2,844       611       612
  Other..........................................      327        80       373       194     1,205
                                                   -------   -------   -------   -------   -------
  Total recoveries...............................    1,011       782     3,217       805     1,817
                                                   -------   -------   -------   -------   -------
Net charge-offs..................................      851      (393)     (213)     (694)   (2,283)
                                                   -------   -------   -------   -------   -------
Provision charged to income......................      750     1,000     1,600     2,000     4,000
                                                   -------   -------   -------   -------   -------
Balance, December 31.............................  $18,294   $16,693   $16,086   $14,699   $13,393
                                                   =======   =======   =======   =======   =======

-------------------------------------------------------

8. PREMISES AND EQUIPMENT
An analysis of premises and equipment is presented in the following table.

                                      December 31,
                               -------------------
    (Dollars in Thousands)       1997       1996
--------------------------------------------------
Land                           $  1,675   $  1,675
Building                         13,414     13,388
Leasehold improvements           70,773     66,599
Furniture and equipment          48,247     44,340
                               --------   --------
                                134,109    126,002
Less: accumulated amortization
  and depreciation              (56,546)   (49,041)
                               --------   --------
  Total                        $ 77,563   $ 76,961
                               ========   ========

Amortization and depreciation expense amounted to $10.3 million, $9.0 million and $11.7 million for 1997, 1996 and 1995, respectively.
     Included in Other Operating Expenses is approximately $9.2 million in 1997, $7.7 million in 1996 and $15.0 million in 1995 of equipment expense.

-------------------------------------------------------

9. SHORT-TERM CREDIT FACILITIES
An analysis of borrowings under short-term credit facilities is presented in the following table.

 (Dollars in Thousands)    1997       1996       1995
-------------------------------------------------------
Federal funds purchased:
 Year-end balance        $ 10,175   $ 12,700   $  1,800
 Daily average balance     63,965    121,929     56,092
 Maximum end-of-month
   balance                194,765    288,100    155,560
 Weighted average
   interest rate during
   year                      5.48%      5.42%      6.01%
 Weighted average
   interest rate at
   year-end                  6.65%      6.10%      5.83%
Securities sold under
agreements to
repurchase:
 Year-end balance        $169,413   $ 70,516   $ 13,473
 Daily average balance    108,007     43,966    121,341
 Maximum end-of-month
   balance                177,851    120,053    212,101
 Weighted average
   interest rate during
   year                      5.29%      5.08%      5.67%
 Weighted average
   interest rate at
   year-end                  5.87%      5.69%      5.53%
Other borrowed funds:
 Year-end balance              --   $157,067   $119,542(*)
 Daily average balance   $114,479     47,285     15,655
 Maximum end-of-month
   balance                163,086    157,066     62,004
 Weighted average
   interest rate during
   year                      5.68%      5.43%      6.96%
 Weighted average
   interest rate at
   year-end                    --%      5.61%      6.41%

-------------------------------------------------------
(*) The weighted average interest rate during the year and at year-end excludes
    $99,516,000 at December 31, 1995 and $425,000 on an average daily basis of an overdraft balance in the Corporation's clearing account with Chase.

Federal funds purchased and securities sold under agreements to repurchase generally mature within one week.

     Included in other borrowed funds at December 31, 1996, is the utilization of $17.0 million of the Corporation's $40.0 million unsecured revolving credit facility. The interest rate on this facility which is based on LIBOR was 5.88%. This credit facility expires on July 28, 1999. There were no funds borrowed under this facility at December 31, 1997. At December 31, 1995, $20.0 million at an interest rate of 6.33% was used under this credit facility.

-------------------------------------------------------
10. LONG-TERM DEBT

                                      December 31,
                                 -----------------
     (Dollars in Thousands)       1997      1996
--------------------------------------------------
8.35% Senior Unsecured ESOP
  Notes due 1999                 $ 7,254   $10,468
Federal Home Loan Bank            15,000    16,000
                                 -------   -------
  Total                          $22,254   $26,468
                                 =======   =======

The 8.35% Senior Unsecured ESOP Notes due 1999 ("ESOP Notes") are obligations of the Corporation that require annual payments of principal and interest. The Corporation loaned the proceeds from the ESOP Notes to the trust established to administer the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies ("401(k) Plan") on the same terms. The 401(k) Plan used the proceeds to purchase 1,380,996 shares of common stock from the Corporation's treasury stock holdings for an Employee Stock Ownership Plan ("the ESOP"). (See "Notes to the Consolidated Financial Statements No. 19.") The ESOP Notes call for principal repayments amounting to $3.5 million and $3.8 million, payable annually on February 1, 1998 and February 1, 1999, respectively. Interest expense related to the ESOP Notes was approximately $0.6 million, $0.9 million and $1.4 million for the years 1997, 1996 and 1995, respectively.
     The Federal Home Loan Bank ("FHLB") borrowings have maturities ranging from 1998 to 2002. The FHLB borrowings bear interest ranging between 5.56% and 6.76% and are collateralized by the pledge of qualifying assets.

-------------------------------------------------------

11. TRUST PREFERRED CAPITAL SECURITIES
On January 28, 1997, U.S. Trust Capital A (the "Trust"), a statutory business trust, which for financial reporting purposes is reflected as a subsidiary and included in the consolidated financial statements of the Corporation, issued $50.0 million of 8.414% Capital Securities ("Trust Preferred Capital Securities") with a stated value and liquidation preference of $1,000 per share. The Corporation has unconditionally guaranteed performance of all of the Trust's obligations under the Trust Preferred Capital Securities. The proceeds from the sale of the Trust Preferred Capital Securities were utilized by the Trust to purchase $51.5 million of 8.414% Junior Subordinated Debt Securities from the Corporation. The Junior Subordinated Debt Securities are unsecured and subordinated to all senior debt of the Corporation and are the sole assets of the Trust. The Trust Preferred Capital Securities qualify as Tier 1 Capital under guidelines of the Board of Governors of the Federal Reserve System (the "Board of Governors") and have no voting rights. Holders of the Trust Preferred Capital Securities will be entitled to receive cumulative cash distributions semi-annually. The Corporation's proceeds from the issuance of the Junior Subordinated Debt Securities were used for general corporate purposes, including the acquisition of common stock of the Corporation.
     The Trust Preferred Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debt Securities. The Corporation has the right to redeem the Junior Subordinated Debt Securities prior to their stated maturity of February 1, 2027, on or after February 1, 2007, upon approval (if then required) of the Board of Governors.

-------------------------------------------------------
12. NET INTEREST REVENUE
The following is an analysis of the composition of net interest revenue. See the "Financial and Other Data Supplement" for average balance and related yield analyses on a tax equivalent basis.

                         Years Ended December 31,
      (Dollars        ------------------------------
    in Thousands)       1997       1996       1995
----------------------------------------------------
Interest Revenue:
  Loans               $133,433   $117,459   $109,094
  Securities:
    Taxable             68,053     48,046     43,475
    Tax Exempt           3,893      3,244      3,966
  Short-Term
    Investments          5,467      4,192     29,723
  Deposits with Banks    1,675      1,790      2,557
                      --------   --------   --------
Total Interest
  Revenue              212,521    174,731    188,815
                      --------   --------   --------
Interest Expense:
  Deposits              99,623     82,551     75,268
  Short-Term Credit
    Facilities          15,714     11,374     11,308
  Long-Term Debt         1,666      1,936      3,763
  Trust Preferred
    Capital
    Securities           3,859         --         --
                      --------   --------   --------
Total Interest
  Expense              120,862     95,861     90,339
                      --------   --------   --------
Net Interest Income   $ 91,659   $ 78,870   $ 98,476
                      ========   ========   ========

-------------------------------------------------------
13. INCOME TAXES
The current and deferred portions of income tax expense (benefit) included in the Consolidated Statement of Income are presented in the following table.

                        Years Ended December 31,
      (Dollars        ----------------------------
    in Thousands)      1997      1996       1995
--------------------------------------------------
Current:
  Federal             $26,876   $21,409   $    497
  State and local       8,689     5,985     (2,216)
                      -------   -------   --------
    Total current
      income taxes     35,565    27,394     (1,719)
                      -------   -------   --------
Deferred:
  Federal              (1,380)      238    (25,850)
  State and local      (1,558)      737    (15,322)
                      -------   -------   --------
    Total deferred
      income taxes
      (benefits)       (2,938)      975    (41,172)
                      -------   -------   --------
    Total             $32,627   $28,369   $(42,891)
                      =======   =======   ========

A reconciliation of the Federal statutory income tax rate with the Corporation's effective income tax rate is presented in the following table.

                                                                  Years Ended December 31,
                                                   -------------------------------------------------------
             (Dollars in Thousands)                 1997     1997      1996     1996        1995     1995
----------------------------------------------------------------------------------------------------------
Tax Expense (Benefit) at U.S. Federal income tax
  rate...........................................  $29,281   35.0%    $24,246    35.0%    $(32,694)  (35.0)%
Increase (decrease) in effective rate resulting
  from:
  Tax-exempt interest revenue....................   (1,298)  (1.5)     (1,059)   (1.5)      (1,286)   (1.4)
  State and local taxes, net of Federal income
    tax expense (benefit)........................    4,635    5.5       4,369     6.3      (11,400)  (12.2)
  Miscellaneous items............................        9     --         813     1.2        2,489     2.7
                                                   -------   ----     -------   -----     --------   -----
Total Tax Expense (Benefit) and effective rate...  $32,627   39.0%    $28,369    41.0%    $(42,891)  (45.9)%
                                                   =======   ====     =======   =====     ========   =====

The components of total income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 that are applicable to operations and stockholders' equity are presented in the following table.

                         Years Ended December 31,
      (Dollars         ----------------------------
    in Thousands)       1997      1996       1995
---------------------------------------------------
Income taxes
  applicable to:
  Operations           $32,627   $28,369   $(42,891)
Stockholders' equity:
  Change in fair
    value of
    securities
    available for
    sale                 2,573      (774)     3,964
  Tax benefit on
    stock-based
    awards              (1,259)       --     (2,548)
  Tax benefit on
    dividends paid to
    the ESOP on
    unallocated
    shares                (142)     (144)      (183)
                       -------   -------   --------
    Total              $33,799   $27,451   $(41,658)
                       =======   =======   ========

Deferred tax assets are attributable to temporary differences primarily generated from expenses recognized for financial reporting purposes that are not yet deductible on the tax return. The Corporation believes that it will generate sufficient taxable income in future periods to absorb these items as they are recognized as deductions on the tax return.
     The income tax effect of securities gains (losses) net was $100,000, $298,000 and $1,497,000 in 1997, 1996 and 1995, respectively.
     The net deferred tax asset is included in "other assets" in the Consolidated Statement of Condition. Deferred tax (assets) liabilities as of December 31, 1997 and 1996 resulted from the items listed in the following table.

                                  December 31,
                               -------------------
   (Dollars in Thousands)        1997       1996
--------------------------------------------------
Deferred tax (assets):
  Employee benefits            $(40,857)  $(39,463)
  Trust and fiduciary
    activities                  (11,820)   (11,965)
  Leasing                       (11,806)    (9,609)
  Allowance for credit losses    (8,136)    (7,426)
  Other                          (4,363)    (6,054)
                               --------   --------
                                (76,982)   (74,517)
                               ========   ========
Deferred tax liabilities:
  Premises and equipment          9,547      9,978
  Other                           6,697      6,739
                               --------   --------
                                 16,244     16,717
                               --------   --------
  Net deferred tax (asset)     $(60,738)  $(57,800)
                               ========   ========

-------------------------------------------------------
14. INCOME PER SHARE
The Corporation adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("FAS 128") effective for the quarterly period ended December 31, 1997. FAS 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and replaces Primary and Fully Diluted earnings per share with Basic Income Per Share ("BIPS") and Diluted Income Per Share ("DIPS"). BIPS is computed by dividing income available to common shareholders by the number of weighted average shares outstanding. Income available to common shareholders is defined as net income less dividends on preferred stock. DIPS reflects the total amount of potential dilution that would occur if securities or other commitments to issue common stock that have a dilutive effect on earnings per share were exercised or converted into common stock. DIPS is computed by dividing income available to common shareholders plus the effect of assumed conversions divided by the number of weighted average shares outstanding plus dilutive potential common shares.
     Net loss per share on either a basic or diluted basis is calculated by dividing the net loss by only the weighted average number of common shares outstanding.
     The impact of the stock split distributed on February 21, 1997 has been reflected in the 1997 and 1996 Consolidated Statement of Condition and all income (loss) per share calculations.
     The calculations of BIPS and DIPS for the years ended December 31, 1995 through December 31, 1997 are reflected in the following table.

                        Years Ended December 31,
                     ------------------------------
   (In Thousands)     1997       1996        1995
---------------------------------------------------
BASIC INCOME (LOSS)
  PER SHARE:
Net Income (Loss)    $51,032    $40,904    $(50,521)
                     =======    =======    ========
Weighted average
  number of common
  shares outstanding  19,354     19,538      19,276
                     =======    =======    ========
Basic Income (Loss)
  Per Share          $  2.64    $  2.09    $  (2.62)
                     =======    =======    ========
DILUTED INCOME (LOSS)
  PER SHARE:
Net Income (Loss)    $51,032    $40,904    $(50,521)
Dividend Equivalents
  on stock based
  benefit plans
  (after-tax)            550        423          --
                     -------    -------    --------
Adjusted Net Income
  (Loss)             $51,582    $41,327    $(50,521)
                     =======    =======    ========
Weighted average
  number of common
  shares outstanding  19,354     19,538      19,276
Dilutive impact of
  average shares
  issuable under
  stock based benefit
  plans                2,267      1,692          --
                     -------    -------    --------
  Total Dilutive
    Shares            21,621     21,230      19,276
                     =======    =======    ========
Diluted Income (Loss)
  Per Share          $  2.39    $  1.95    $  (2.62)
                     =======    =======    ========

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

-------------------------------------------------------
Credit-Related Financial Instruments
Credit-related financial instruments include firm commitments to extend credit ("commitments") and standby letters of credit ("standbys"). The credit risk associated with these instruments varies depending on the creditworthiness of the customer and the value of any collateral held. Collateral requirements vary by type of instrument. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.
     Commitments are legally binding agreements to lend to a customer that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. The Corporation evaluates each customer's creditworthiness on a case-by-case basis prior to approving a commitment or advancing funds under a commitment and determining the related collateral requirement. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of the Corporation's commitments are related to mortgage lending to private banking clients and backup lines of credit for various financial institutions. The mortgage lending commitments are generally expected to be utilized, while the backup lines of credit typically expire unused. Commitments totaled $193.2 million and $160.1 million at December 31, 1997 and 1996, respectively.
     Standbys are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. For example, standbys are issued to satisfy margin requirements incurred by investment banking and broker/dealer financial institutions for their activities conducted on organized exchanges, or in other situations standbys guarantee performance under lease and other agreements by professional business corporations and for other purposes. The credit risk involved in issuing standbys is essentially the same as that involved in extending loans. Standbys outstanding at December 31, 1997 and 1996 amounted to $87.6 million and $68.7 million, respectively. Collateral to the extent appropriate is obtained based on management's credit assessment of the customer. At December 31, 1997, $69.8 million of the standbys outstanding were partially or fully collateralized by cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities) and other assets, compared with $52.4 million at December 31, 1996. Approximately 65% of the standbys outstanding at December 31, 1997 expire within one year compared with approximately 73% at December 31, 1996.

-------------------------------------------------------
Derivative Financial Instruments
As part of its overall asset and liability management process, the Corporation utilizes Swaps as hedges. Swaps are used to mitigate interest rate exposure created by financing long-term, fixed rate financial instruments with shorter-term deposits. The Corporation enters into Swaps with counterparties as a principal.
     The market values of Swaps can vary depending on movements in interest rates. The measurement of the market risks associated with Swaps is meaningful only when all related and offsetting transactions are identified. The notional or contractual amounts of Swaps are indications of the volume of transactions and do not represent amounts at risk. The amounts at risk upon default are generally limited to the unrealized market value gains of the Swaps, if any, and will vary based on changes in interest rates. The risk of default depends on the creditworthiness of the counterparty. The Corporation evaluates the creditworthiness of its counterparties as part of its normal credit review procedures.
     At December 31, 1997 and 1996, the Corporation was a counterparty to Swaps with a total notional principal amount of $666.5 million and $649.5 million, respectively. Swaps involve the exchange of fixed and floating rate interest payment obligations computed on notional principal amounts. Outstanding Swaps had a weighted average maturity of approximately forty-three months at December 31, 1997 and December 31, 1996.

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

-------------------------------------------------------
Loans
The estimated fair value of the Corporation's performing fixed rate loans (primarily residential real estate mortgages) was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rates charged to current customers for comparable loans. The Corporation's performing adjustable rate loans reprice frequently at current market rates. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying amount. Estimated fair value for nonperforming loans was based upon a discounted estimated cash flow method and, for residential real estate mortgage loans, underlying collateral. The discount rate used was commensurate with the risk associated with the estimated cash flows.

-------------------------------------------------------
Securities
The estimated fair value of securities is based upon quoted bid market prices, where available, or fair value quotes obtained from third party pricing services. Securities are reported in the Consolidated Statement of Condition at estimated fair value.

-------------------------------------------------------
Long-Term Debt and Trust Preferred Capital Securities
The estimated fair value of long-term debt was calculated using a discounted cash flow method, where the estimated cash flows considered contractual principal and interest payments. The discount rate used consists of two components. The credit risk spread (the spread that the Corporation paid over the comparable risk-free rate at the date of issuance) was determined, then added to the current risk-free market interest rate for the comparable remaining maturity.
     The estimated fair value of the trust preferred capital securities was obtained from quotes by third party investment bankers.
     A comparison of the fair value and carrying amounts of the Corporation's loan portfolio, long-term debt and trust preferred capital securities follows.

                                        December 31,
            ----------------------------------------
                          1997                  1996
            ------------------    ------------------
  (Dollars  Carrying     Fair     Carrying     Fair
in Millions)  Amount    Value      Amount     Value
----------------------------------------------------
Loans*       $1,921     $1,935     $1,671     $1,669
Long-term
  debt           22         22         26         26
Trust
  preferred
  capital
  securities      50        54      --          --
----------------------------------------------------

* The carrying amounts are net of the allowance for credit losses.

-------------------------------------------------------
Interest Rate Swap Agreements
The Corporation is the net fixed rate payor under all of its Swaps and at December 31, 1997 and 1996 had an accrued net payable of $678,000 and $928,000, respectively. The estimated fair value of Swaps is obtained from dealer quotes. These values represent the estimated amount that the Corporation would have to pay or receive to terminate the Swaps, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.
     A comparison of the fair value and notional amounts of Swaps is presented in the following table.

                            December 31,
                 -----------------------------------
                                      Fair Value --
                                       Unrealized
                     Notional         Appreciation
                      Amount         (Depreciation)
   (Dollars      ----------------    ---------------
 in Millions)     1997      1996      1997     1996
----------------------------------------------------
Interest rate
  swap
  agreements     $666.5    $649.5    $(10.5)   $(6.6)

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

-------------------------------------------------------
17. RENTAL COMMITMENTS ON PREMISES AND EQUIPMENT
Most of the Corporation's operations are conducted from premises that are leased. The initial lease periods expire between 1998 and 2016. The lease for the Corporation's headquarters building expires in 2014 and is renewable at the Corporation's option for two successive terms of ten years each at the then current market rate.
     Rent expense on operating leases for the years 1997, 1996 and 1995 was $30.1 million, $26.1 million and $32.7 million, respectively. Operating lease rent expense includes rent escalation adjustments of $6.1 million in 1997, $5.0 million in 1996 and $3.7 million in 1995 for increases in certain operating expenses of the landlords as defined in the lease agreements.
     Minimum rental commitments, including the current level of escalation costs, on non-cancelable leases as of December 31, 1997 follows.

                                         Minimum
        (Dollars in Thousands)           Rentals
-------------------------------------------------
Year Ending December 31:
1998                                     $25,716
1999                                      26,357
2000                                      25,702
2001                                      24,753
2002                                      24,516
Later years                              250,260
                                         --------
Total minimum payments required          $377,304
                                         ========

-------------------------------------------------------
18. CONTINGENCIES
There are various pending and threatened actions and claims against the Corporation and its subsidiaries in which the Corporation has denied liability and which it will vigorously contest. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material adverse effect on the Corporation's financial position, results of operations or cash flows.

-------------------------------------------------------
19. EMPLOYEE BENEFIT PLANS
Cash-Based Performance Compensation
The Corporation's cash-based performance compensation award plans provide for annual cash performance awards to eligible employees. The overall size of the cash-based performance compensation award is determined by the Corporation achieving certain financial objectives established by the Board of Directors at the beginning of each year. Eligible employee awards are determined on an individual basis based upon an employee's contribution to the overall success of the Corporation. Total cash-based performance compensation was $24.9 million, $21.6 million and $26.1 million in 1997, 1996 and 1995, respectively.

-------------------------------------------------------
Stock-Based Compensation

EXECUTIVE INCENTIVE PLAN
The Executive Incentive Plan (the "EIP") is authorized to grant up to 540,000 Restricted Stock Units ("RSUs") to eligible employees. RSUs accrue dividend credits and generally vest after a five year period at which time they may be converted into shares of the Corporation's common stock. During 1997, the Corporation granted 105,114 RSUs with a weighted average fair value of $47.78 per unit. During 1996, 33,536 RSUs were granted with a weighted average fair value of $23.63 per unit. At December 31, 1997, the Corporation had 399,613 RSUs available for issuance (dividend credits and grants are deducted from the number of RSUs authorized). The fair value of a RSU is determined by averaging the high and low prices of a share of common stock of the Corporation on the date of grant. The value of the grant is recorded as a component of compensation expense ratably over the vesting period. Total stock-based compensation expense recorded in 1997 and 1996 related to the EIP was $1.1 million and $158,000, respectively. No RSUs were issued in 1995.
1995 STOCK OPTION PLAN
As of January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", ("FAS 123"). FAS 123 requires pro forma disclosures of net income and income per share as if the fair value based method of accounting for stock-based awards had been applied.
     The 1995 Stock Option Plan (the "Option Plan") provides for the granting of stock options to eligible employees. The Option Plan authorizes the issuance of a maximum of 3,200,000 shares of common stock. At December 31, 1997, the Corporation had 1,198,474 shares of common stock available for issuance. Under the Option Plan, the Corporation awards either incentive stock options or non-qualified stock options. The options expire ten years from the date of grant and their exercise price is not less than the fair market value of a common share on the date of grant. Awards vest either after five years or in four equal annual installments.
     Options granted are issued with the exercise price at least equal to the fair market value of a common share of the Corporation. In 1995, a grant was made with the exercise price equal to the fair market value of the Corporation's stock on grant date (the "Regular Grant") and a grant was made with the exercise price in excess of the fair market value of the Corporation's stock on the grant date (the "Special Grant").
     Prior to September 1, 1995, the Corporation's stock-based compensation plans included a stock option component (the "Predecessor Plan"). In connection with the Disposition and Merger, all outstanding options under the Predecessor Plan became vested. Upon vesting, option holders were required to either exercise their options or to receive a cash payment equal to the difference between the market value and the exercise price of the option. From January 1, 1995 through September 1, 1995, 587,704 options were exercised into UST common stock and 2,029,014 options were cashed out for approximately $38.4 million under the cash provision of the Predecessor Plan.
     The following is a combined summary of option transactions which occurred under the Predecessor Plan and the Option Plan for the three-year period ended December 31, 1997.

                                                     Weighted
                                                     Average
                                                     Exercise
                        Shares                        Price
                        Under       Option Price       Per
                        Option        Per Share       Share
-------------------------------------------------------------
PREDECESSOR PLAN
Balance, December 31,
  1994                 2,640,018  $13.88 -- $26.94
  Cash Payout         (2,029,014)  13.88 --  26.94
  Exercised             (587,704)  13.88 --  26.94
  Canceled               (23,300)  19.00 --  26.94
                      ----------  ----------------

1995 STOCK OPTION PLAN
Balance, September 1,
  1995                       -0-
  Regular Grant          554,800             20.69    $20.69
  Special Grant          440,000             24.83     24.83
  Canceled                (6,000)            20.69     20.69
                      ----------  ----------------    ------
Balance, December 31,
  1995                   988,800   20.69 --  24.83     22.53
  Granted                503,100   23.63 --  27.63     23.72
  Exercised               (2,048)            20.69     20.69
  Canceled                (6,276)  20.69 --  23.63     22.84
                      ----------  ----------------    ------
Balance, December 31,
  1996                 1,483,576   20.69 --  27.63     22.93
  Granted                576,350   44.69 --  56.63     47.75
  Exercised              (40,425)  20.69 --  23.63     21.72
  Canceled               (34,900)  20.69 --  47.88     31.10
                      ----------  ----------------    ------
Balance, December 31,
  1997                 1,984,601  $20.69 -- $56.63    $30.02
                      ==========  ================    ======

Options outstanding at December 31, 1997 are further detailed in the following table:

                                         Remaining
       Shares                            Weighted
        Under           Option Price      Average
       Option             Per Share        Life
--------------------------------------------------
1,420,751              $20.69 -- $27.63  7.9 Years
  563,850               44.69 --  56.63  9.2 Years
---------
1,984,601
=========

There were 351,493 options exercisable with a weighted average exercise price of $21.63 per share at December 31, 1997 and 134,788 options exercisable with a weighted average exercise price of $20.69 per share at December 31, 1996. There were no options exercisable at December 31, 1995.
     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used for grants made in 1997, 1996 and 1995 are as follows:

                            1997       1996       1995
                           Grants     Grants     Grants
--------------------------------------------------------
Dividend Yield                 2.7%       2.1%       2.4%
Expected Volatility           22.2%      24.4%      24.4%
Risk-Free Interest Rate        6.4%       5.8%       6.1%
Expected Option Life       5 Years    5 Years    5 Years

The weighted average fair value of options granted in 1997, 1996 and 1995 was $11.25 per option, $6.17 per option and $4.67 per option, respectively. If compensation cost for the Corporation's Option Plan had been recorded based on the fair value at the grant dates for awards and recognized over the vesting period of the award, the impact on the Corporation's net income and income per share would have been as follows:

                                  As        Pro
   (Dollars in Thousands)      Reported    Forma
--------------------------------------------------
For the year ended December
  31, 1997:
  Net Income                   $ 51,032   $ 48,327
  Diluted Income per share     $   2.39   $   2.26
For the year ended December
  31, 1996:
  Net Income                   $ 40,904   $ 39,185
  Diluted Income per share     $   1.95   $   1.87
For the year ended December
  31, 1995:
  Net Income (Loss)            $(50,521)  $(50,838)
  Diluted Income (Loss) per
    share                      $  (2.62)  $  (2.64)

-------------------------------------------------------
EMPLOYEE STOCK OWNERSHIP PLAN
The Corporation sponsors a 401(k) Plan and ESOP (the "401(k) Plan") covering all employees who satisfy a one year service requirement. The 401(k) Plan provides that, depending upon the Corporation satisfying certain profitability criteria and other factors, eligible employees receive merit-based annual awards calculated as a percentage of such employees' compensation. Awards are comprised of an ESOP award, which is mandatorily contributed to the 401(k) Plan, and an elective award, which may be taken in cash or, subject to certain limitations, deferred and contributed to the 401(k) Plan.
     As of December 31, 1997, the ESOP held a total of 1,837,637 shares of the Corporation's common stock with 1,317,129 shares allocated to participant accounts and 520,508 unallocated. Unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees. On February 1, 1998, 260,254 shares were allocated to eligible participants upon the Corporation making the scheduled debt service payment. Dividends on ESOP shares used for debt repayment were $1.1 million, $1.0 million and $1.2 million in 1997, 1996 and 1995, respectively. The Corporation has no obligation to repurchase any shares of its common stock from the ESOP.
     Dividends declared on allocated and unallocated ESOP shares are recorded as deductions from retained earnings. The Corporation receives a tax benefit for dividends paid on allocated shares. These tax benefits are recorded in the Consolidated Statement of Income as a reduction of income tax expense. The tax benefits for dividends paid on unallocated shares are recorded in the Consolidated Statement of Condition as an increase in retained earnings.
     The external borrowings related to the ESOP are included in the Consolidated Statement of Condition under the caption "long-term debt." The original cost of the ESOP shares has been recorded in the Consolidated Statement of Condition caption stockholders' equity -- loan to ESOP. As annual debt service payments are made, the balances in long-term debt and loan to ESOP are reduced. For income per share purposes, shares held by the ESOP, both allocated and unallocated, are considered to be outstanding.

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

                                         Years Ended
                                        December 31,
                         ---------------------------
                            1997      1996      1995
                         -------   -------   -------
                         Health    Health    Health
(Dollars in Thousands)   & Life    & Life    & Life
----------------------------------------------------
Components of
  postretirement
  benefit expense:
  Service cost           $   309   $   307   $   435
  Interest cost            2,182     1,865     1,868
  Amortization of prior
    service cost            (391)     (391)     (672)
  Amortization of loss       285       519       236
                         -------   -------   -------
    Net postretirement
      benefit
      expense(1)         $ 2,385   $ 2,300   $ 1,867
                         =======   =======   =======
Assumptions:(2)
  Discount rate             7.00%     7.50%     7.00%
  Health care cost
    trend rate              11.3%     11.9%     12.4%
Composition of
  accumulated post-
  retirement benefit
  obligation:
  Retirees (including
    covered dependents)  $21,759   $18,233   $22,492
  Fully eligible active
    employees              4,352     3,427     2,748
  Other active
    employees              5,829     5,000     5,675
                         -------   -------   -------
         Total
           obligation     31,940    26,660    30,915
  Unrecognized prior
    service cost
    amendment              2,364     2,756     3,146
  Unrecognized net
    (loss)                (5,346)   (1,155)   (6,163)
                         -------   -------   -------
  Accrued liability      $28,958   $28,261   $27,898
                         =======   =======   =======

-------------------------------------------------------
(1) Does not include curtailment and settlement charges in 1995.
(2) The postretirement benefit expense is determined using the assumptions as of the beginning of the year. The accumulated postretirement benefit obligation is determined using the assumptions as of the end of the year.

The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 11.3% in 1998, decreasing gradually to 6% in the year 2008. An increase in the health care cost trend rate by 1% will increase the annual net postretirement benefit expense by approximately $80,000 and the accumulated postretirement benefit obligation by approximately $950,000. At December 31, 1996 and December 31, 1995, a 1% increase in the health care cost trend rate would increase the annual net postretirement benefit expense by approximately $71,000 and $94,000, and the accumulated postretirement benefit obligation by $809,000 and $818,000, respectively.

-------------------------------------------------------
Retirement Plan
In connection with the Disposition and Merger, the retirement plan was amended and restated as of July 25, 1995 and the Corporation recognized a one-time net curtailment and settlement charge of $1.2 million on the qualified plan and $2.3 million on the non-qualified retirement plan. The amended retirement plan represents a continuation of UST's retirement plan.
     The retirement plan is a trusteed, noncontributory, qualified defined benefit retirement plan that provides retirement benefits to substantially all employees. Benefits are based upon years of service, average compensation over the final years of service and the social security covered compensation. The Corporation's funding policy is consistent with the funding requirements of Federal laws and regulations. Investment of the retirement plan's assets is managed by the Trust Company. Retirement plan assets are invested in shares of various domestic and international equity, fixed income and money market portfolios of the Excelsior Series of mutual funds. The Trust Company is the investment advisor of the Excelsior funds.
     The Corporation also maintains an unfunded, non-trusteed, non-contributory, non-qualified retirement plan ("BEP") for participants whose retirement benefits under the qualified plan are expected to exceed the limits imposed by Federal tax law. As of January 1, 1997, the Corporation amended the BEP to change the Plan from a "defined benefit" to a "defined contribution" type of plan, and to permit each active participant to elect whether or not to continue to participate in the Plan. For those who elected continued participation, their accrued benefits at December 31, 1996 were converted into actuarially-determined single sum amounts and credited to their individual accounts under the amended plan (the "New BEP"); and beginning in 1997, they have had additional amounts credited to their accounts under the New BEP's benefit formula. As of December 31, 1997, the Corporation's accrued liability is $9.3 million for the New BEP.

     The following table summarizes the components of pension expense (credit) and the funded status of the Corporation's qualified retirement plan and the major assumptions used to determine these amounts.

----------------------------------------------------------------------------------------------
               (Dollars in Thousands)                   1997            1996            1995
----------------------------------------------------------------------------------------------
Components of pension expense (credit):
  Service cost......................................  $  5,402        $  5,565        $  5,202
  Interest cost.....................................    12,458          12,042          10,991
  Actual return on plan assets......................   (45,135)        (19,594)        (35,179)
  Net amortization and deferral.....................    24,632            (646)         15,966
                                                      --------        --------        --------
     Net pension expense (credit)*..................  $ (2,643)       $ (2,633)       $ (3,020)
                                                      ========        ========        ========
Funded status of retirement plans:
  Plan assets, at market value......................  $253,442        $216,070        $204,915
  Actuarial present value of benefit obligations:
     Accumulated benefit obligations:
       Vested.......................................   167,742         148,565         144,927
       Non-vested...................................     7,488           6,547           6,063
                                                      --------        --------        --------
     Total..........................................   175,230         155,112         150,990
     Provision for future salary increases..........    17,122          14,933          14,667
                                                      --------        --------        --------
     Projected benefit obligations..................   192,352         170,045         165,657
                                                      --------        --------        --------
  Excess of plan assets over projected benefit
     obligations....................................    61,090          46,025          39,258
  Unrecognized cumulative net (gains) losses........   (23,630)         (6,848)           (329)
  Prior service benefit not yet recognized in
     periodic pension costs.........................     1,716            (246)           (232)
  Unrecognized net liability (asset) at date of
     initial application............................    (9,595)        (11,993)        (14,392)
                                                      --------        --------        --------
     Prepaid (accrued) pension cost.................  $ 29,581        $ 26,938        $ 24,305
                                                      ========        ========        ========
----------------------------------------------------------------------------------------------
* Does not include curtailment and settlement
  charges.

Major assumptions at year-end(1):
  Discount rate.....................................      7.0%            7.5%            7.0%
  Rate of increase in compensation..................      4.5%            4.5%            4.5%
  Expected rate of return on plan assets............      9.0%            9.0%            9.0%

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

--------------------------------------------------------------------------------
20. REGULATORY RESTRICTIONS: SUBSIDIARIES
The Corporation's banking subsidiaries are subject to limitations on the amount of dividends they can pay to the Corporation without prior approval of the bank regulatory authorities. As of December 31, 1997, the Corporation's banking subsidiaries can declare, in aggregate, dividends of approximately $34.6 million without prior regulatory approval.

     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of the Corporation can finance or otherwise transfer funds to the Corporation or its nonbanking subsidiaries. These "covered transactions" are limited to 20% of a bank subsidiary's regulatory capital and surplus and covered transactions with any one such affiliate are limited to 10% of a bank subsidiary's regulatory capital and surplus. Covered transactions include, among other things, loans and extensions of credit to, purchases of assets from, and guarantees, acceptances, and letters of credit issued on behalf of, an affiliate. Such covered transactions must be collateralized by qualifying collateral as defined by applicable law.

     The Federal Reserve Board ("the Board of Governors"), the Corporation's and the Trust Company's primary federal regulator, establishes regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by the Board of Governors that, if undertaken, could have a direct material effect on the Corporation's and the Trust Company's financial statements. Under capital adequacy guidelines set by the Board of Governors, banks and bank holding companies must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and the Trust Company's capital requirements and classifications are also subject to qualitative judgments by the Board of Governors about components, risk weightings and other factors. The capital of the Corporation and the Trust Company exceeded minimum requirements at December 31, 1997.

     The following table sets forth the Corporation's and the Trust Company's actual regulatory capital and ratios, the minimum ratios required and ratios required for each to be considered "well capitalized" by the Board of Governors as of December 31, 1997 and 1996. Management is aware of no conditions or events that have occurred since December 31, 1997 that would change the Corporation's and the Trust Company's well capitalized status.

---------------------------------------------------------------------------------------------------
                                                                                           Well
                                                                                        Capitalized
                                      Actual as of       Actual as of      Minimum         Under
                                      December 31,       December 31,      Federal        Prompt
                                              1997               1996   Reserve Ratio   Corrective
                                  ----------------   ----------------    For Capital      Action
     (Dollars in Thousands)        Amount    Ratio    Amount    Ratio     Adequacy      Provisions
---------------------------------------------------------------------------------------------------
Tier 1 Capital:
  Corporation...................  $252,414    14.1%  $178,459    11.5%      4.0%            6.0%
  Trust Company.................   144,881     9.4%   141,893    10.7%      4.0%            6.0%
Total Capital:
  Corporation...................   270,708    15.1%   195,152    12.6%      8.0%           10.0%
  Trust Company.................   161,083    10.4%   155,061    11.7%      8.0%           10.0%
Tier 1 Leverage:
  Corporation...................   252,414     7.3%   178,459     5.7%      4.0%               *
  Trust Company.................   144,881     5.3%   141,893     5.4%      4.0%            5.0%

--------------------------------------------------------------------------------
* In 1996, the minimum was 4% generally, or 3% depending upon other regulatory criteria. In 1997, the Board of Governors amended Regulation Y and eliminated the minimum Tier 1 Leverage ratio for bank holding companies to be considered well capitalized.

--------------------------------------------------------------------------------
21. PARENT COMPANY ONLY
Condensed statements of income, condition and cash flows for U.S. Trust Corporation (Parent Company Only) follow:

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF INCOME

--------------------------------------------------------------------------------

                                                                      Years Ended December 31,
                                                        --------------------------------------
                (Dollars in Thousands)                   1997           1996            1995
----------------------------------------------------------------------------------------------
Income:
  Equity in Net Income (Loss) of Subsidiaries:
     Banks............................................  $56,254        $42,838        $(18,493)
     Non-Bank.........................................     (212)           766          (1,825)
  Interest Revenue....................................    1,433          1,245           2,608
  Other Income........................................      130             --              --
  Securities Gains....................................       --             --             310
                                                        -------        -------        --------
Total Income (Loss)...................................   57,605         44,849         (17,400)
                                                        -------        -------        --------
Expenses:
  Interest Expense....................................    4,705          1,745           3,387
  Other Operating Expenses............................    5,199          3,773           7,583
  Restructuring Costs.................................       --             --          42,004
                                                        -------        -------        --------
Total Expenses........................................    9,904          5,518          52,974
                                                        -------        -------        --------
Income (Loss) Before Income Taxes.....................   47,701         39,331         (70,374)
Income Taxes (Benefits)...............................   (3,331)        (1,573)        (19,853)
                                                        -------        -------        --------
Net Income (Loss).....................................  $51,032        $40,904        $(50,521)
                                                        =======        =======        ========

--------------------------------------------------------------------------------
U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CONDITION

--------------------------------------------------------------------------------

                                                                      December 31,
                                                                ------------------------
                   (Dollars in Thousands)                         1997            1996
----------------------------------------------------------------------------------------
ASSETS
Equity Investments in Subsidiaries:
  Banks.....................................................    $269,670        $231,436
  Non-Bank..................................................       4,468          21,389
                                                                --------        --------
Total Equity Investments in Subsidiaries....................     274,138         252,825
Short-Term Investments......................................       8,001          10,730
Securities..................................................      19,199           1,661
Other Assets(1).............................................      82,327          58,652
                                                                --------        --------
Total Assets................................................    $383,665        $323,868
                                                                ========        ========
LIABILITIES
Short-Term Credit Facilities................................    $     --        $ 17,000
Other Liabilities...........................................      93,718          82,302
Long-Term Debt..............................................       7,254          10,468
                                                                --------        --------
                                                                 100,972         109,770
Note Payable to Affiliate(2)................................      51,547              --
                                                                --------        --------
Total Liabilities...........................................     152,519         109,770
                                                                --------        --------
TOTAL STOCKHOLDERS' EQUITY..................................     231,146         214,098
                                                                --------        --------
Total Liabilities and Stockholders' Equity..................    $383,665        $323,868
                                                                ========        ========

--------------------------------------------------------------------------------
(1) Includes $5,000 of cash and cash equivalents at December 31, 1997.
(2) Consists solely of $51.5 million of 8.414% Junior Subordinated Debt issued to U.S. Trust Capital A. Refer to Notes to the Consolidated Financial Statements No. 11.

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------

                                                              Years Ended December 31,
                                                      ----------------------------------------
              (Dollars In Thousands)                    1997            1996            1995
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss).................................    $ 51,032        $ 40,904        $(50,521)
Adjustments to Reconcile Net Income (Loss) to Net
  Cash Provided by (Used in) Operating Activities:
  Equity in Net (Income) Loss of Subsidiaries.....     (56,042)        (43,604)         20,318
  Dividends Received from Subsidiaries............      53,000          30,500          10,000
  Deferred Income Taxes...........................        (849)         (3,576)         (6,372)
  Net Change in Other Assets......................     (20,025)         (7,638)        (19,551)
  Net Change in Other Liabilities*................      12,240           7,829          26,263
  Other, Net......................................       1,345             143           2,261
                                                      --------        --------        --------
Net Cash Provided by (Used in) Operating
  Activities......................................      40,701          24,558         (17,602)
                                                      --------        --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Subsidiaries.......................      (8,000)         (2,000)         12,197
Net Change in Short-Term Investments..............       2,729         (10,730)             --
Securities:*
  Proceeds from Sales.............................          --           5,310          16,420
  Proceeds from Maturities, Calls and Mandatory
     Redemptions..................................          --              --          41,896
  Purchases.......................................     (17,539)             --         (37,584)
Principal Payment from ESOP.......................       3,214           2,966           2,737
Other, Net........................................      (1,547)             --              --
                                                      --------        --------        --------
Net Cash Provided by (Used in) Investing
  Activities......................................     (21,143)         (4,454)         35,666
                                                      --------        --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Short-Term Credit Facilities........     (17,000)         (3,000)         20,000
Issuance of Note Payable to Affiliate.............      51,547              --              --
Repayment of Long-Term Debt.......................      (3,214)         (2,966)        (32,687)
Issuance of Common Stock..........................         755              42           8,485
Purchases of Treasury Stock.......................     (40,492)         (4,728)             --
Dividends Paid....................................     (11,149)         (9,768)        (14,414)
                                                      --------        --------        --------
Net Cash (Used in) Financing Activities...........     (19,553)        (20,420)        (18,616)
                                                      --------        --------        --------
Net Change in Cash and Cash Equivalents...........           5            (316)           (552)
Cash and Cash Equivalents at Beginning of Year....          --             316             868
                                                      --------        --------        --------
Cash and Cash Equivalents at End of Year..........    $      5        $     --        $    316
                                                      ========        ========        ========
Income Taxes Paid.................................    $ 30,289        $ 16,281        $    242
Interest Expense Paid.............................       3,173           2,223           3,798

--------------------------------------------------------------------------------
*In connection with the Disposition and Merger, approximately $7.6 million of Securities and $18.0 million of Other Liabilities were transferred to Chase in 1995.

22. QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

--------------------------------------------------------------------------------

                                                                   1997                                    1996
                                  -------------------------------------   -------------------------------------
     (Dollars In Thousands,       Fourth     Third    Second     First    Fourth     Third    Second     First
   Except Per Share Amounts)      Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------------------------------------------------------
Fee Revenue.....................  $75,900   $71,182   $67,913   $66,696   $63,596   $62,234   $60,382   $57,999
Net Interest Revenue............   24,136    22,858    22,167    21,748    20,179    19,412    19,063    19,216
Net Securities Gains............      207     --        --            9       432         4        (2)      208
                                  -------   -------   -------   -------   -------   -------   -------   -------
Total Revenue...................  100,243    94,040    90,080    88,453    84,207    81,650    79,443    77,423
Operating Expense...............   77,924    72,634    69,689    68,910    65,779    64,341    62,454    60,876
                                  -------   -------   -------   -------   -------   -------   -------   -------
Income Before Income Taxes......   22,319    21,406    20,391    19,543    18,428    17,309    16,989    16,547
Income Taxes....................    8,704     8,349     7,952     7,622     7,187     7,097     7,135     6,950
                                  -------   -------   -------   -------   -------   -------   -------   -------
Net Income......................  $13,615   $13,057   $12,439   $11,921   $11,241   $10,212   $ 9,854   $ 9,597
                                  =======   =======   =======   =======   =======   =======   =======   =======
Income Per Share:(1)
  Basic Income Per Share........  $  0.71   $  0.68   $  0.64   $  0.61   $  0.58   $  0.52   $  0.50   $  0.49
                                  =======   =======   =======   =======   =======   =======   =======   =======
  Diluted Income Per Share......  $  0.64   $  0.61   $  0.58   $  0.55   $  0.53   $  0.49   $  0.47   $  0.46
                                  =======   =======   =======   =======   =======   =======   =======   =======
Stock Price High(1).............  $ 65.75   $ 57.25   $ 49.13   $ 47.88   $ 40.38   $ 29.00   $ 28.00   $ 26.50
Stock Price Low(1)..............    52.50     44.75     39.25     37.63     29.13     23.88     25.25     23.00
Cash Dividends Declared(1)......     0.15      0.15      0.15      0.15     0.125     0.125     0.125     0.125

--------------------------------------------------------------------------------
(1) Income per share, stock prices and cash dividends declared, reflect the two-for-one stock split effective on February 21, 1997 for Shareholders of record as of February 7, 1997.

--------------------------------------------------------------------------------

The common shares of the Corporation are traded in the over-the-counter market. Market prices shown above are based on NASDAQ national market prices. As of January 1, 1998, there were approximately 1,730 record holders of the Corporation's common shares.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of U.S. Trust Corporation:

     We have audited the accompanying consolidated statements of condition of U.S. Trust Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Trust Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                        Coopers & Lybrand L.L.P.

                                                              New York, New York
                                                                January 21, 1998

                      FINANCIAL AND OTHER DATA SUPPLEMENT
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

                                               Years Ended December 31,
            (Dollars in Millions,              -----------------------------------------------
       Except Per Share Amounts)(1)(2)          1997      1996      1995       1994      1993
----------------------------------------------------------------------------------------------
Fee Revenue:
  Core Businesses............................  $281.7    $244.2    $ 215.3    $197.5    $175.4
  Processing Business........................      --        --       66.1     102.7      92.9
Net Interest Revenue and Other Income........    91.1      78.5      103.4     118.5     118.8
                                               ------    ------    -------    ------    ------
Total Revenue................................   372.8     322.7      384.8     418.7     387.2
Other Operating Expenses.....................   289.2     253.5      322.6     334.2     314.5
  Restructuring Costs........................      --        --      155.6      50.2        --
                                               ------    ------    -------    ------    ------
Income (Loss) Before Income Taxes............    83.7      69.3      (93.4)     34.4      72.7
Income Taxes.................................    32.6      28.4      (42.9)     13.4      30.4
                                               ------    ------    -------    ------    ------
Net Income (Loss)............................  $ 51.0    $ 40.9    $ (50.5)   $ 21.0    $ 42.3
                                               ======    ======    =======    ======    ======
Basic Income (Loss) Per Share................  $ 2.64    $ 2.09    $ (2.62)   $ 1.12    $ 2.26
Diluted Income (Loss) Per Share..............  $ 2.39    $ 1.95    $ (2.62)   $ 1.06    $ 2.13
Cash Dividends Declared Per Share............  $ 0.60    $ 0.50    $  0.63    $ 1.00    $ 0.94
Dividend Payout Ratio........................   25.10%    25.64%    (23.85)%   94.34%    44.13%
----------------------------------------------------------------------------------------------
At December 31:
Assets Under Management -- Core Businesses(3)
  Investment Management......................  $ 47.3    $ 38.0    $  33.5    $ 26.0    $ 26.5
  Special Fiduciary..........................    13.9      15.3       13.9       5.1       3.8
Assets Under Administration -- Core
  Businesses(3)..............................   268.7     232.3      203.8     167.8     160.1
Total Assets.................................   3,815     3,477      2,573     3,223     3,186
Trust Preferred Capital Securities and
  Long-Term Debt.............................    72.3      26.5       29.4      60.9      65.1
Return on Average Stockholders' Equity.......   22.75%    20.99%    (23.10)%    9.24%    20.47%
Return on Average Total Assets...............    1.49%     1.42%     (1.52)%    0.53%     1.11%
Average Stockholders' Equity as a Percentage
  of Average Total Assets....................    6.54%     6.76%      6.60%     5.69%     5.43%

--------------------------------------------------------------------------------
(1)Columns may not tally due to rounding.
(2)On January 28, 1997, the Corporation announced a two-for-one stock split of its common shares. All income per share and common stock disclosures in this report reflect this change.
(3)Dollars in Billions.

-------------------------------------------------------

ANALYSIS OF CHANGE IN NET INTEREST REVENUE FOR THE YEARS ENDED DECEMBER 31,
The following table, on a taxable equivalent basis, is an analysis of the year-to-year changes in the categories of interest revenue and interest expense resulting from changes in volume and rate.

--------------------------------------------------------------------------------

                                                    1997 Compared to 1996          1996 Compared to 1995
                                                 Increase (Decrease) Due to     Increase (Decrease) Due to
                                                         Change in:                     Change in:
                                                 ---------------------------   -----------------------------
                                                 Average   Average             Average    Average
            (Dollars in Thousands)               Balance    Rate      Total    Balance     Rate      Total
------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Short-Term Investments.........................  $1,005    $  155    $ 1,160   $(23,565)  $(2,733)  $(26,298)
Loans(1)(2)....................................  16,622      (648)    15,974     12,243    (3,878)     8,365
Securities(3):
  U.S. Government Obligations..................   1,241     1,301      2,542      1,699     1,065      2,764
  Federal Agency Obligations...................  16,709     1,483     18,192      7,391    (3,081)     4,310
  State and Municipal Obligations..............   1,560      (462)     1,098       (697)     (462)    (1,159)
  Collateralized Mortgage Obligations..........    (903)       86       (817)      (977)     (207)    (1,184)
  Other Securities.............................     211      (157)        54       (765)     (273)    (1,038)
                                                 -------   ------    -------   --------   -------   --------
Total Securities...............................  18,818     2,251     21,069      6,651    (2,958)     3,693
                                                 -------   ------    -------   --------   -------   --------
Total Interest Earning Assets..................  36,445     1,758     38,203     (4,671)   (9,569)   (14,240)
                                                 -------   ------    -------   --------   -------   --------
Interest Bearing Sources of Funds:
Interest Bearing Deposits......................  16,129       943     17,072     12,393    (5,110)     7,283
Short-Term Credit Facilities...................   4,011       329      4,340      1,177    (1,111)        66
Trust Preferred Capital Securities.............   3,859        --      3,859         --        --         --
Long-Term Debt.................................    (233)      (37)      (270)    (1,475)     (352)    (1,827)
                                                 -------   ------    -------   --------   -------   --------
Total Sources on Which Interest is Paid........  23,766     1,235     25,001     12,095    (6,573)     5,522
                                                 -------   ------    -------   --------   -------   --------
Change in Net Interest Revenue- Taxable
  Equivalent Basis.............................  $12,679   $  523    $13,202   $(16,766)  $(2,996)  $(19,762)
                                                 =======   ======              ========   =======
Tax Equivalent Adjustment......................                         (413)                            156
                                                                     -------                        --------
Change in Net Interest Revenue.................                      $12,789                        $(19,606)
                                                                     =======                        ========

--------------------------------------------------------------------------------
Changes that are not due solely to volume or rate have been allocated ratably to their respective categories.
(1)The average principal balances of non-accrual and reduced rate loans are included in the above figures.
(2)Loans include the Loan to ESOP, which had an average balance of $7.5 million in 1997, $10.7 million in 1996 and $13.7 million in 1995.
(3)The average balance and average rate for securities available for sale has been calculated using their amortized cost.

THREE-YEAR NET INTEREST REVENUE (TAX EQUIVALENT BASIS) AND AVERAGE BALANCES FOR THE YEARS ENDED DECEMBER 31,

--------------------------------------------------------------------------------

                                                                                          1997
                                                             ---------------------------------
                                                              Average                  Average
                  (Dollars in Thousands)                      Balance      Interest     Rate
----------------------------------------------------------------------------------------------
ASSETS
Short-Term Investments.....................................  $  130,418    $  7,142       5.48%
                                                             ----------    --------
Securities(1):
  U.S. Government Obligations..............................     479,665      28,878       6.02
  Federal Agency Obligations...............................     545,761      36,087       6.61
  State and Municipal Obligations(2).......................      76,703       6,263       8.17
  Collaterized Mortgage Obligations(3).....................      19,443       1,207       6.21
  Other Securities.........................................      56,774       2,943       5.18
                                                             ----------    --------
Total Securities...........................................   1,178,346      75,378       6.40
                                                             ----------    --------
Loans(4)(5)................................................   1,737,652     133,433       7.68
                                                             ----------    --------
Total Interest Earning Assets..............................   3,046,416     215,953       7.09
                                                             ----------    --------
Allowance for Credit Losses................................     (17,608)
Cash and Due From Banks....................................      68,795
Other Assets...............................................     339,491
                                                             ----------
Total Assets...............................................  $3,437,094
                                                             ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits..................................  $2,072,750      99,623       4.81
Short-Term Credit Facilities...............................     286,451      15,714       5.49
Trust Preferred Capital Securities.........................      46,301       3,859       8.33
Long-Term Debt.............................................      23,453       1,666       7.10
                                                             ----------    --------
Total Sources on Which Interest is Paid....................   2,428,955     120,862       4.98
                                                             ----------    --------
Total Non-Interest Bearing Deposits........................     527,206
Other Liabilities..........................................     249,128
Stockholders' Equity(5)....................................     231,805
                                                             ----------
Total Liabilities and Stockholders' Equity.................  $3,437,094
                                                             ==========
Net Interest Revenue (Tax Equivalent Basis)................                $ 95,091
                                                                           ========
Net Yield on Interest Earning Assets.......................                               3.12

--------------------------------------------------------------------------------
(1)The average balance and average rate for securities available for sale has been calculated using their amortized cost.
(2)Yields on state and municipal obligations are stated on a taxable equivalent basis, employing the Federal statutory income tax rate adjusted for the effect of state and local taxes, resulting in a marginal tax rate of approximately 47% for 1997, 1996 and 1995.
(3)Primarily comprised of variable rate collateralized mortgage obligations.
(4)The average principal balances of non-accrual and reduced rate loans are included in the above figures.
(5)Loans and Stockholders' Equity include the Loan to ESOP, which had an average balance of $7.5 million in 1997, $10.7 million in 1996 and $13.7 million in 1995.

--------------------------------------------------------------------------------

                           1996                              1995
-------------------------------   -------------------------------
 Average                Average    Average                Average
 Balance     Interest    Rate      Balance     Interest    Rate
-------------------------------   -------------------------------
$  112,010   $  5,982      5.34%  $  548,655   $ 32,280      5.88%
----------   --------             ----------   --------
   458,569     26,336      5.74      428,495     23,572      5.50
   291,577     17,895      6.14      188,839     13,585      7.19
    58,908      5,165      8.77       66,605      6,324      9.49
    33,991      2,024      5.95       50,191      3,208      6.39
    52,919      2,889      5.46       66,631      3,927      5.89
----------   --------             ----------   --------
   895,964     54,309      6.06      800,761     50,616      6.32
----------   --------             ----------   --------
 1,522,246    117,459      7.72    1,368,641    109,094      7.97
----------   --------             ----------   --------
 2,530,220    177,750      7.03    2,718,057    191,990      7.06
----------   --------             ----------   --------
   (16,400)                          (16,174)
    75,369                           223,860
   305,716                           401,697
----------                        ----------
$2,894,905                        $3,327,440
==========                        ==========
$1,736,970     82,551      4.75   $1,491,412     75,268      5.05
   213,180     11,374      5.34      193,088     11,308      5.86
    --          --        --          --          --        --
    26,719      1,936      7.25       46,653      3,763      8.07
----------   --------             ----------   --------
 1,976,869     95,861      4.85    1,731,153     90,339      5.22
----------   --------             ----------   --------
   474,146                         1,186,473
   238,291                           177,452
   205,599                           232,362
----------                        ----------
$2,894,905                        $3,327,440
==========                        ==========
             $ 81,889                          $101,651
             ========                          ========
                           3.24                              3.74

--------------------------------------------------------------------------------

LOANS

--------------------------------------------------------------------------------

               (Dollars in Thousands)                  Within 1 Year   1-5 Years   Over 5 Years     Total
------------------------------------------------------------------------------------------------------------
Maturity Schedule of Loans at December 31, 1997:
Private banking:
  Residential real estate mortgages(1)...............    $260,746      $176,662      $920,595     $1,358,003
  Other..............................................     520,218        12,582         4,224        537,024
                                                       ------------    --------    -----------    ----------
Total private banking loans..........................     780,964       189,244       924,819      1,895,027
                                                       ------------    --------    -----------    ----------
Loans to financial institutions for purchasing and
  carrying securities................................      41,064            --            --         41,064
All other............................................       1,609           367           782          2,758
                                                       ------------    --------    -----------    ----------
    Total............................................    $823,637      $189,611      $925,601     $1,938,849
                                                         ==========    ========      =========    ==========
Interest Sensitivity of Loans at December 31, 1997:
Loans with predetermined interest rates..............                  $137,363      $709,912     $  847,275
Loans with floating or adjustable interest rates.....                    52,248       215,689        267,937
                                                                       --------    -----------    ----------
  Total..............................................                  $189,611      $925,601     $1,115,212
                                                                       ========    ===========    ==========

--------------------------------------------------------------------------------

(1)Maturities are based upon the contractual terms of the loans.

--------------------------------------------------------------------------------
SUMMARY OF CREDIT LOSS EXPERIENCE

--------------------------------------------------------------------------------

           (Dollars in Thousands)                   1997              1996              1995
-----------------------------------------------------------------------------------------------
Average Total Loans..........................    $1,730,134        $1,511,527        $1,354,975
Allowance to Average Loans...................          1.06%             1.10%             1.19%
Allowance to Nonperforming Loans.............        189.26%           187.94%           121.08%
Net (Charge-offs) Recoveries to Average
  Loans......................................          0.05%            (0.03)%           (0.02)%
Nonperforming Assets to Average Loans and
  Real Estate Owned..........................          0.56%             0.64%             1.68%

--------------------------------------------------------------------------------

The Corporation maintains the allowance for credit losses at a level deemed to be adequate. The level of the allowance is based on management's judgment as to the current condition of the loan portfolio, determined by a continuous surveillance process.
     On a quarterly basis, management determines which credits, if any, are to be charged off partially or in full. This is based on a review of all underperforming credits highlighted in the surveillance process. Loan officers are expected to be the first to identify potential credit problems. In addition, experienced credit review professionals provide independent internal oversight of these credits. Credit reviews by the Federal Reserve and New York State Bank Examiners, as well as our certified public accounting firm, as part of the regular bank examination and audit processes, are also considered in the credit surveillance process.
     Since substantially all of the Corporation's loan portfolio relates to private banking accounts, the Corporation does not allocate the allowance among specific credit categories.
     At December 31, 1997, the loan portfolio included loans to individuals involved in the financial services industry of approximately $545 million. The Corporation's credit loss experience with these loans has been excellent. Recoveries exceeded charge-offs from loans to individuals involved in the financial services industry in 1997. Net charge-offs from loans to individuals involved in the financial services industry amounted to $471,000 in 1996 and $353,000 in 1995. Such net charge-offs as a percentage of average total loans amounted to three basis points in each year.

DEPOSITS

--------------------------------------------------------------------------------

                                                  1997              1996              1995
                                        --------------    --------------    --------------
        (Dollars in Millions)           Amount    Rate    Amount    Rate    Amount    Rate
------------------------------------------------------------------------------------------
Analysis of Average Daily Deposits:
  Non-Interest Bearing Deposits.......  $  527      --     $ 474      --    $1,186      --
  Certificates of Deposits of $100,000
     or more..........................      66     5.08%     102     5.55%      60     4.91%
  Money Market and Other Savings
     Deposits.........................   2,007     4.32%   1,635     4.49%   1,432     5.17%
                                        ------            ------            ------
     Total Deposits...................  $2,600            $2,211            $2,678
                                        ======            ======            ======

--------------------------------------------------------------------------------

                                                                Certificates     Other
                   (Dollars in Millions)                         of Deposit     Deposits
----------------------------------------------------------------------------------------
Maturity Distribution of Interest Bearing Deposits in
  Amounts of $100,000 or more at December 31, 1997:
  Three months or less......................................    $         49    $  1,808
  Three through six months..................................               6          --
  Six through twelve months.................................               3          --
  Over twelve months........................................               2          --
                                                                ------------    --------
     Total..................................................    $         60    $  1,808
                                                                ============    ========

--------------------------------------------------------------------------------

SUPPLEMENTARY INFORMATION
The Corporation, through the Trust Company and its other subsidiaries, provides investment management, fiduciary and private banking services to individuals and institutions. At December 31, 1997, the Corporation and its consolidated subsidiaries had assets under management of $61.2 billion (including $13.9 billion of special fiduciary assets) and $268.7 billion of assets under administration. At year-end, the Corporation had 1,538 full-time employees.
     The Corporation's principal executive office is located at 114 West 47th Street, New York, New York 10036 and its telephone number at such office is
(212) 852-1000.
     The Trust Company is a member bank of the Federal Reserve System and an insured bank of the Federal Deposit Insurance Corporation. The Trust Company had total assets of approximately $3.1 billion, total deposits of approximately $2.5 billion and shareholder's equity of approximately $167 million at December 31, 1997. At year-end, the Trust Company had 1,118 full-time employees.
     The Corporation's other subsidiaries, some of which provide banking services, are U.S. Trust Company of California, N.A., U.S. Trust Company of Connecticut, U.S. Trust Company of Florida Savings Bank, U.S. Trust Company of New Jersey and U.S. Trust Company of Texas, N.A. Each of these subsidiaries has full banking and trust powers within their respective states and provides essentially comparable services to those offered by the Trust Company. U.S. Trust Company of the Pacific Northwest and CTC Consulting Inc., are Oregon-based. Pacific Northwest is a limited-purpose trust company and CTC is a registered investment advisor. UST Securities Corp. is a registered broker/dealer.

--------------------------------------------------------------------------------
EXECUTIVE OFFICERS OF THE REGISTRANT

         Executive Officers            Age                              Title
-------------------------------------  ---   -----------------------------------------------------------
H. Marshall Schwarz..................  61    Chairman of the Board and Chief Executive Officer (since
                                             February 1990)
Jeffrey S. Maurer....................  50    President (since February 1990) and Chief Operating Officer
                                             (since December 1994)
Maribeth S. Rahe.....................  49    Vice Chairman (since June 1997)
Frederick B. Taylor..................  56    Vice Chairman and Chief Investment Officer (since February
                                             1990)
John M. Deignan......................  54    Executive Vice President (since May 1991)
John C. Hover II.....................  54    Executive Vice President (since May 1991)
Paul K. Napoli.......................  52    Executive Vice President (since May 1991)
Kenneth G. Walsh.....................  49    Executive Vice President (since May 1991)
John L. Kirby........................  50    Treasurer and Chief Financial Officer (since August 1995)