Form 10-K, Exhibit 13
period 1998-12-31
U S TRUST CORP /NY
filed 1999-03-10
CIK 936301

                                                                      Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS

-------------------------------------------------------

FINANCIAL REPORTING MATTERS
Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements. The financial information presented in Management's Discussion and Analysis has been prepared on a basis consistent with the financial accounting policies set forth in the Consolidated Financial Statements.
     In this Form 10-K we make certain forward-looking statements with respect to the financial condition, results of operations and business of U.S. Trust Corporation (individually, the "Parent") and its wholly owned subsidiaries (collectively with the Parent, the "Corporation"). These statements may be made directly in this document or may be "incorporated by reference" to other documents. These forward-looking statements may contain words such as "believes," "expects," "anticipates," "estimates" or similar expressions.
     We caution that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Among the factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements are the following:
- General economic or business conditions, including the fluctuations in the equity, fixed income and real estate markets, may be less favorable than expected. Such economic environments could result in, among other things, a reduced demand for asset management or other financial services, or a decline in assets under management over an extended time period, both of which could negatively impact fee revenues.
- Competitive pressures in the investment or asset management, corporate fiduciary or private banking industries may increase significantly.
- Legislative changes, including but not limited to legislation related to income and estate tax matters and regulatory changes in banking or other businesses that the Corporation engages in, may adversely affect its financial condition.
- Technological changes, including changes to address "Year 2000" data systems issues, may be more difficult or expensive to implement than anticipated.

-------------------------------------------------------

FINANCIAL PERFORMANCE OBJECTIVES
Management evaluates five financial performance objectives on a continual basis. The financial performance objectives are not quarterly targets; rather, they represent management's current assessment of the long-term capabilities of the Corporation in the present environment. Interim period results may exceed or fall short of meeting some or all of these financial performance objectives. Such results may not necessarily be indicative that a change should be made in the Corporation's long-term financial performance objectives, but more likely would be indicative of specific transactions or events that occurred within a given period. However, external facts and circumstances, including changes in banking regulations and income tax policies, may occur and require the Corporation to adjust its long-term financial performance objectives.

-------------------------------------------------------
Total Revenues
Total revenues are expected to increase in the range of 8% to 12% per year. Management believes that total revenues will grow at the upper end of this range over the foreseeable future. Total revenues increased by over 18% during 1998 and approximately 15% during 1997. Revenue growth in both 1998 and 1997 was a result of strong new business and the overall appreciation in the equity and bond markets during these periods.
     There are several factors that either will contribute to or impede the Corporation from meeting and maintaining this financial performance objective.
     Fee revenue growth is enhanced through direct sales efforts, additions to existing customer relationships, further national expansion and selected penetration in existing geographic markets, targeted acquisitions and market appreciation. Fee revenue growth is adversely affected by distributions of funds from client accounts, lost business relationships and market depreciation. Changes in personal, capital gains or estate tax laws, regulations and other external factors will also affect the rate of fee revenue growth.
     The level of net interest revenue is dependent upon several factors, including, loan demand, credit quality, regulatory capital requirements, federal and state income tax policies and the Federal Reserve Board's interest rate setting policies.

-------------------------------------------------------
Pre-Tax Margin
Management believes that the Corporation can meet its objective to improve pre-tax margin to 25% over the next several years. The Corporation's pre-tax margin was 22.9% for 1998, 22.4% for 1997 and 21.5% for 1996. The Corporation's ability to achieve this financial objective will be based upon several factors, including the growth rate of total revenues, continued control over recurring operating expenses, the pace of investment in national expansion and the maturation of prior years national expansion efforts. Barring an extreme and prolonged market decline, management anticipates that achieving this financial objective will constrain neither its national expansion program nor its selective acquisitions of investment advisors in strategic geographic locations.

-------------------------------------------------------
Earnings Per Share
Management believes that the operating leverage resulting from meeting its revenue and pre-tax margin objectives will enable the Corporation to increase diluted earnings per share in the range of 15% to 20% per year. Several factors, including statutory changes in federal, state and local corporate income tax rates, common stock repurchases and the dilutive effect of stock options, will affect this financial performance objective. Diluted earnings per share improved by 23.8% during 1998 and 22.6% during 1997.

-------------------------------------------------------
Return on Stockholders' Equity
Management has set the Return on Stockholders' Equity ("ROE") objective to reach and exceed 25% over the next several years. ROE for 1998 was 26.2%, 22.8% in 1997 and 21.0% in 1996.

-------------------------------------------------------
Dividend Pay Out Ratio
The Corporation's dividend pay out ratio is anticipated to range between 25% and 35% of annual net income. Retained capital will be available for acquisitions, business expansion, stock buy back programs and other management initiatives. In periods in which earnings per share growth exceeds its expected range, the dividend pay out ratio likely will be either at the lower end or below the targeted range. The dividend payout ratio was 24.3% during 1998, 25.1% during 1997 and 25.6% during 1996.

-------------------------------------------------------

THE BUSINESSES OF U.S. TRUST
U.S. Trust Corporation has two principal businesses: Personal Wealth Management Services and Institutional Services, both of which are intensely competitive. Personal Wealth Management Services is further delineated into two components -- New York Wealth Management Services ("New York") and National Wealth Management Services ("National").
     Principal competitors of the Corporation are other investment management companies, brokerage firms, mutual fund companies and banking institutions. No one competitor or industry dominates the markets in which the Corporation engages. The following provides a description of the services provided by these businesses and their markets. This section should be read in conjunction with the accompanying Consolidated Financial Statements and Note 2 "Operating Segments" to Notes to the Consolidated Financial Statements.

-------------------------------------------------------
Personal Wealth Management Services
The Corporation provides a complete array of financial services for affluent individuals and families. These services, defined as Personal Wealth Management Services, include investment management (domestic and international equity, fixed income and alternative investments, such as venture capital and real estate), investment consulting, trust, financial and estate planning and private banking. Personal Wealth Management Services are provided through New York and National. The Corporation has been well established in the New York Wealth Management business for many years. More recently, the Corporation has expanded its presence beyond New York through national expansion resulting in the establishment of its National Wealth Management business. The Corporation anticipates that its national expansion will continue over the next several years.
     The cornerstone of the Corporation's services to the personal market in both its New York and National businesses is investment management. At December 31, 1998, personal assets under management were approximately $46.7 billion. The Corporation views the personal investment market in three sectors and has tailored its products and service delivery to each.
     Personal Wealth Management's primary market sector consists of individuals with $2 million to $50 million in investment assets. The Corporation provides to these clients both individually managed balanced accounts and specialized investment management services. These clients are offered and generally utilize the Corporation's other wealth management services.
     The second sector of the personal market includes clients in the wealth accumulation phase, with $250,000 to as much as $2 million in financial assets. In this sector, the Corporation offers Wealth Advisory Accounts; an investment advisory service that utilizes the U.S. Trust-advised Excelsior family of mutual funds.
     The third personal market sector is comprised of clients who have over $50 million in investment assets and whose financial needs are particularly complex. In addition to investment management services, the Corporation offers to these clients specialized fiduciary, financial planning, enhanced master custody and philanthropic consulting services. The Corporation provides counseling to high-net-worth families regarding the development of tax-intelligent investment policies and the selection and monitoring of investment managers. In addition, the Corporation provides the private equity community with expertise on in-kind stock distributions, liquidation of securities positions as agent, and hedging transactions for high-net-worth individuals who frequently face complex issues involving the disposition of low-cost-basis stock.
     The Corporation offers private banking services to meet the credit and liquidity requirements for all of its Personal Wealth Management clients. These services include mortgage and personal lending vehicles and an array of deposit taking products.
     A major strategy for the growth of the Corporation's Personal Wealth Management business has been national expansion. Personal Wealth Management clients usually prefer services to be delivered locally. The Corporation has established offices throughout the United States: California, Connecticut, Florida, New Jersey, Oregon, Texas and Washington D.C. The Corporation also has broadened its presence in those areas where it is already established, while selectively pursuing opportunities to enter new areas of wealth concentration. The Corporation, in January 1999, acquired Radnor Capital Management, Inc., an investment management company located to service the Philadelphia, Pennsylvania market.
     The Corporation has placed heavy emphasis on the sales effort supporting the Personal Wealth Management business, including in recent years a three-fold increase in the size of its sales force and an innovative sales incentive program for all employees.

-------------------------------------------------------
Institutional Services
Institutional Services includes investment management, corporate trust, brokerage and special fiduciary services for corporations, endowments, foundations, pension plans and other institutional clients.
     The Corporation's institutional investment management business provides a wide range of investment options for its clients, including balanced and specialized domestic and international equity investment styles, structured investments, alternative investments, fixed-income vehicles and short-term cash management. Institutional clients can also utilize the Corporation's Excelsior mutual fund family, which offers all major asset classes and both active and passive management styles. At December 31, 1998, the Corporation managed approximately $28.3 billion for its institutional clients.
     The Corporation is among the top 10 trustees in the country that provide trust, agency and related services to public and private corporations, municipalities and other financial enterprises. The Corporation's strategy is to develop long-term relationships that will generate recurring business. The aggregate principal amount of assets administered by the corporate trust business total over $300 billion.
     For the eleventh consecutive year the Corporation was the leading trustee in New York State for new municipal debt issues, and was also ranked among the top three nationally for the eighth year in a row for new municipal debt issues. Providing support for complex new types of securities, such as derivatives and securitized transactions, continues to be the fastest growing aspect of the corporate trust business.
     Institutional Services also includes investment, consulting and fiduciary services to employee stock ownership plans (ESOPs) that invest in significant blocks of employer stock. The Corporation specializes in providing these services to large, complex plans and believes it is the preeminent provider of such services to this market. Assets under management for this area of its Institutional Services segment were $13.7 billion at December 31, 1998.

-------------------------------------------------------
Segment Financial Results
Note 2 to the Notes to the Consolidated Financial Statements presents a detailed analysis of the operating results of the Corporation's business segments which should be read in conjunction with the following delineation of each segment's contribution to the Corporation's overall financial results.
     Personal Wealth Management segment compounded fee revenue growth rate has exceeded 20% over the past three years. Fee revenue for the New York component of the Personal Wealth Management segment has grown at a compounded growth rate in excess of 16% over the same three-year period whereas the National component's fee revenue growth rate has exceeded 31%. Fee revenue growth is attributable to the segment's commitment to new business, the overall strength in the financial markets and acquisitions.
     Allocated net interest revenue attributable to the Personal Wealth Management segment has grown at a compounded growth rate in excess of 15%. New York and National's compounded growth rates were 13% and 26%, respectively. The increase in allocated net interest is principally attributable to the growth in private banking activities in this segment.
     Personal Wealth Management's profit margin has increased modestly to 22.7% in 1998 from 21.6% in 1996. The improvement was realized during a period of significant national expansion.
     New York's profit margin was 28.1% in 1998, improving from approximately 26% in both 1997 and 1996. New York, the cornerstone of the Corporation's Personal Wealth Management segment, continues to increase its penetration in one of the largest concentrations of wealth in the United States.
     National's profit margin was 7.6%, 12.1% and 7.0% for the three year period ended December 31, 1998. The absolute levels and volatility in National's profit margins are reflective of the Corporation's continuing investment in its national expansion strategy. During the past three years, National has acquired five investment management firms and has opened ten de novo offices. National provides each new location with the Corporation's full array of Personal Investment Management service capabilities. The personnel and infrastructure costs incurred to provide these services are charged directly to National. In addition, costs incurred to acquire investment management firms managed by National, including the amortization of intangibles, are borne by National. As a result, it is anticipated that the profit contribution from National will continue to fluctuate, reflecting the Corporation's ability to invest in new markets as it expands its national presence.
     Institutional's compounded fee revenue growth rate has exceeded 11% over the past three years. Institutional's allocated net interest revenue has remained flat over the three year period. Institutional receives interest revenue credit principally from the customer deposits generated from its corporate trust activities. Corporate trust's deposit base has increased during this three-year period. However, the overall decline in the interest rate environment has reduced the interest-credit rates the Corporation allocates to deposit generating businesses. Institutional's profit margin has increased from 21.1% in 1996 to 23.6% in 1998. Institutional's profit contribution is attributable to the continued strength of the segment's corporate trust and special fiduciary businesses as well as the segment's further penetration in the institutional investment management market throughout the United States.
-------------------------------------------------------
CONSOLIDATED RESULTS OF OPERATIONS
The Corporation recorded record net income of $61.7 million in 1998, compared to net income of $51.0 million in 1997 and $40.9 million in 1996. On a diluted basis, earnings per share was $2.96 in 1998, versus $2.39 in 1997 and $1.95 in 1996.

--------------------------------------------------------------------------------
Fee Revenue

                                                                                    Compound
                                                        Years Ended December 31,     Growth
                                                      --------------------------      Rate
              (Dollars in Millions)                    1998      1997      1996      96-98
--------------------------------------------------------------------------------------------
Personal wealth management services...............    $256.4    $209.8    $177.6      20.2%
Institutional services............................      83.2      71.9      66.6      11.7%
                                                      ------    ------    ------      ----
Fee revenue.......................................    $339.6    $281.7    $244.2      17.9%
                                                      ======    ======    ======      ====

Fee revenue increased 20.6% in 1998 from 1997 and increased 15.3% in 1997 from 1996. The increase in fee revenue during these periods was attributable to strong new business, selective acquisitions and the overall appreciation in the equity and bond markets.
     Approximately 80% of total fee revenue is sensitive to changes in equity and fixed income market investments. In general, fee revenue is influenced by a variety of factors, including growth or decline of stock, bond and real estate market levels, new business, acquisitions, changes in fee rate schedules and added services. Fee revenue is negatively impacted by the outflow of investment management assets due to terminating trusts, client withdrawals, income and estate taxes and lost business. Fee revenue related to market conditions is determined on a sliding scale so that as the value of a client's portfolio grows in size; the Corporation earns a smaller percentage on the increasing account value. Therefore, market value or other incremental changes in a portfolio's size may not have a proportionate impact on the level of fee revenue. In general, fee revenue is calculated quarterly based upon the value of the prior quarters' assets under management. Another important factor in the determination of fee revenues is the type of assets under management. Depending on how assets under management are invested, fluctuations in any one market will not necessarily have a proportionate impact on the overall level of fee revenue. The following is a comparative analysis of the composition of assets under management.

                                                                 December 31,
                                                              ------------------
                                                              1998   1997   1996
--------------------------------------------------------------------------------
Equity securities...........................................   56%    53%    46%
Fixed income securities.....................................   29     32     39
Short-term money management, real estate and other..........   15     15     15
                                                              ---    ---    ---
                                                              100%   100%   100%
                                                              ---    ---    ---

--------------------------------------------------------------------------------
Assets Under Management

The following table delineates assets under management and administration for the last three years. This analysis is presented on a consolidated and segment basis. Unless otherwise noted, asset values are measured at their estimated fair value.

                                                                                     Compound
                                                                December 31,          Growth
                                                          ------------------------     Rate
                 (Dollars in Billions)                     1998     1997     1996     96-98
---------------------------------------------------------------------------------------------
Assets under management:
  Investment management.................................  $ 61.3   $ 47.3   $ 38.0     27.1%
  Special fiduciary.....................................    13.7     13.9     15.3     (5.4)
                                                          ------   ------   ------   ------
     Total assets under management......................    75.0     61.2     53.3     18.7
                                                          ------   ------   ------   ------
Assets under administration:
  Personal custody and other............................    26.0     20.1     15.7     28.9
  Corporate and municipal trusteeships and agency
     relationships at par value.........................   300.5    248.6    216.6     17.8
                                                          ------   ------   ------   ------
     Total assets under administration..................   326.5    268.7    232.3     18.6
                                                          ------   ------   ------   ------
Total assets under management and administration........  $401.5   $329.9   $285.6     18.6%
                                                          ======   ======   ======   ======
Segment assets under management and administration:
Personal wealth management
  Assets under management...............................  $ 46.7   $ 37.6   $ 29.1     26.7%
  Assets under administration...........................    15.3     11.7      9.9     24.4
                                                          ------   ------   ------   ------
     Total..............................................    62.0     49.3     39.0     26.1
                                                          ------   ------   ------   ------
Institutional
  Assets under management...............................    28.3     23.6     24.2      8.2
  Assets under administration...........................   311.2    257.0    222.4     18.3
                                                          ------   ------   ------   ------
     Total..............................................   339.5    280.6    246.6     17.3
                                                          ------   ------   ------   ------
Total assets under management and administration........  $401.5   $329.9   $285.6     18.6%
                                                          ======   ======   ======   ======

Investment management assets increased by 29.8% in 1998 and by 24.4% in 1997 and 13.6% in 1996. During 1998, the Corporation acquired Wood Island Associates, Inc., Maier & Siebel, Inc., and McMurrey Investment Advisors, Inc., which in aggregate managed approximately $1.6 billion in personal and institutional assets at acquisition date (see Note 3 to Notes to the Consolidated Financial Statements).
     The Corporation's Excelsior Funds totaled $7.5 billion assets under management at December 31, 1998, compared with $5.9 billion as of December 31, 1997 and $4.8 billion as of December 31, 1997.

--------------------------------------------------------------------------------
Operating Expenses
The following table provides details of operating expenses for the last three years.

                                                                                    Compound
                                                      Years Ended December 31,       Growth
                                                   ------------------------------     Rate
             (Dollars in Thousands)                  1998       1997       1996      96-98
--------------------------------------------------------------------------------------------
Salaries and other employee benefits.............  $150,262   $125,901   $112,474     15.6%
Performance compensation.........................    41,028     32,472     24,621     29.1%
Sales commissions and incentives.................    19,448     14,050     10,183     38.2%
Occupancy........................................    36,574     39,294     34,214      3.4%
Other............................................    93,243     77,440     71,958     13.8%
                                                   --------   --------   --------   ------
Total............................................  $340,555   $289,157   $253,450     15.9%
                                                   ========   ========   ========   ======

Operating expenses increased by $51.4 million in 1998 compared to 1997 and increased by $35.7 million in 1997 compared to 1996. The Corporation's pre-tax margin was 22.9%, 22.4% and 21.5% for the years ended December 31, 1998, 1997 and 1996, respectively.
     Salaries and other employee benefits increased $24.4 million in 1998 an increase of 19.3% from the total of $125.9 million in 1997. Salaries and other employee benefits increased $13.4 million in 1997 an increase of 11.9% from the total of $112.5 million in 1996. The number of full-time equivalent employees increased 14.5% to 1,761 at December 31, 1998 and increased 5.8% to 1,538 at December 31, 1997, from 1,453 at December 31, 1996. The increase in employees is attributable to acquisitions and internal growth required to meet an expanding customer base.
     Performance compensation is determined based upon the Corporation's financial performance as measured by the Corporation's diluted earnings per share, adjusted to offset the impact of extraordinary or nonrecurring events, or other conditions or circumstances that warrant consideration. Performance compensation increased $8.6 million in 1998, an increase of 26.3% from the total of $32.5 million in 1997. Performance compensation increased $7.9 million in 1997, an increase of 31.9% from $24.6 million in 1996. The increases in 1998 and 1997 are due to the Corporation's strong financial performance and the increase in staffing levels.
     Sales commissions and incentives increased $5.4 million in 1998, an increase of 38.4% from the total of $14.1 million in 1997. Sales commissions and incentives increased $3.9 million in 1997, an increase of 38.0% from the total of $10.2 million in 1996. These increases reflect the Corporation's strong emphasis on sales. The Corporation makes a substantial commitment to sales, marketing and advertising. As of December 31, 1998, 141 employees were devoted to these functions compared to 115 employees as of December 31, 1997 and 98 employees as of December 31, 1996. Direct expenses associated with these functions, including salary, employee benefits, performance compensation and sales commissions and incentives, were $40.7 million, $29.1 million and $25.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. In addition to the aforementioned expenses, occupancy expense directly allocable to these functions amounted to approximately $2.3 million, $2.2 million and $1.9 million for the years ended December 31, 1998, 1997 and 1996, respectively.
     Occupancy charges decreased $2.7 million or 6.9% in 1998 compared to 1997 but increased $5.1 million or 14.8% in 1997 compared to 1996. During 1997 and 1996, the Corporation incurred certain leasehold escalation charges related to previously abated tax assessments. In 1998, there were no such charges.
     Other operating expenses increased 20.4% in 1998 and increased 7.6% in 1997. The increase in other operating expense reflects the impact of its national expansion strategy as well as normal growth. Other operating expenses in 1998 include the external costs of Year 2000 remediation activities.
     Other operating expenses includes an outsourcing agreement with The Chase Manhattan Bank ("Chase"). Pursuant to this agreement, Chase furnishes necessary securities processing, custodial, data processing and other operations support services to the Corporation. The initial term of this agreement expires on August 31, 2000. The Corporation has the right, at its option, to extend the term for an additional two years and plans to do so. The agreement also provides for an option to extend the term for an additional three years beyond August 31, 2002 upon the mutual agreement of the Corporation and Chase. During the initial five year term of the agreement, the Corporation pays Chase an annual base fee of $10 million plus additional volume charges. Total charges were $10.6 million in 1998, $10.2 million in 1997 and $10.0 million in 1996. Upon exercise of the two year option, the base fee will increase by 10% of total charges (excluding certain items) incurred in the final year of the initial term of the agreement. Management is considering various possible alternatives for obtaining the services currently provided under the agreement after its expiration on August 31, 2002. These alternatives include seeking a further extension of the Chase agreement, obtaining the services from other third-party providers or providing all or a portion of such services itself. Although the costs of obtaining or providing such services are expected to increase, the Corporation believes, at this time, that such an increase will not have a material adverse effect on the Corporation's results of operations.
     Other operating expenses also includes amortization of intangibles resulting from acquisitions. Amortization of intangibles was $5.8 million in 1998, $3.5 million in 1997 and $2.6 million in 1996. Amortization of intangibles does not require the use of cash and therefore, the Corporation believes it should be distinguished from other operating expenses. The impact on net income after consideration of applicable income tax benefits of these non-cash charges was approximately $4.6 million, $2.6 million and $1.9 million in 1998, 1997 and 1996, respectively. Excluding the after-tax impact of amortization of intangible assets, diluted earnings per share would have been $3.17, $2.51 and $2.04 for the years ended December 31, 1998, 1997 and 1996, respectively.
     The following discussion relates to the Corporation's Year 2000 state of readiness and the resulting external remediation costs. All of the external remediation costs are recorded as other operating expenses.

Year 2000 issues -- State of Readiness
In 1996, the Corporation established a Year 2000 Committee with the responsibility for developing an effective plan for identifying, renovating, testing and implementing simulated solutions for Year 2000 processing. The Plan consists of the following five phases: (1) awareness of the problem and commitment by senior management to dedicate the necessary resources to address this problem; (2) a comprehensive inventory assessment of all hardware and software, vendor interfaces and service providers to understand the magnitude of the issue; (3) a systems code remediation schedule for all affected software systems; (4) a comprehensive validation methodology to test all affected applications; and (5) production implementation of the corrected software systems. The first two phases of the Plan were completed in September, 1998.
     The remaining phases of the Plan, software code remediation and testing of critical systems are substantially completed. The Corporation is working with Chase and Marshall & Illsley Data Services, providers of the Corporation's most significant data processing systems (collectively, the "Service Providers"), to assure compliance with required systems changes. The Service Providers are responsible for and bear the cost of effecting all necessary changes to such systems.
     With regard to the three major proprietary systems of the Corporation, the remediated Asset Management System and Banking System are in production and the corrected Corporate Trust System is scheduled to be in production at the end of the first quarter 1999. The Corporation will run all of its corrected systems in a production environment during the balance of 1999. Where appropriate, point to point street-wide testing for connectivity and data exchange with regulatory and depository agencies will also take place in 1999.
     In addition, the Corporation has a number of business relationships that include vendors and suppliers. The Corporation has contacted these entities to determine the status of their Year 2000 efforts and to track the renovation and readiness of their systems for the Year 2000. Where appropriate, testing will be conducted between the Corporation and these vendors. In the event that the product or service provided by the vendor is not Year 2000 ready, alternative providers will be employed. A final follow-up regarding these entities' Year 2000 readiness will be made by the end of the second quarter of 1999.
     As a result of its Plan, the Corporation expects to have dealt with Year 2000 issues well in advance of the event.

Year 2000 issues -- The Cost
At September 30, 1998, the Corporation estimated the total cost of remediating its Year 2000 issues at between $5 million and $6 million. Based on its most recent evaluation, the Corporation believes that the cost will range from approximately $4 million to $5 million. These costs include the costs of remediation, testing, third party assessment, and contingency planning. To date the Corporation has spent approximately $2.2 million. This amount does not include the cost associated with substantial managerial time that senior officers and employees have dedicated on Year 2000 issues. Since the Service Providers are responsible for and bear the cost of effecting all necessary changes to the Corporation's most significant data processing systems, most of the Corporation's costs will be on testing. The Corporation expects costs on additional testing in 1999 to not exceed $1.5 million with the remaining costs to be incurred on infrastructure/equipment upgrades. While the Corporation has deferred certain other projects as a result of efforts regarding Year 2000, we believe that these deferrals will have no material impact on our operating results.

Contingency Plan
The Corporation has developed a contingency plan to deal with Year 2000 issues, including (1) identifying likely contingencies; (2) developing procedures to be followed in the event of each contingency; and (3) identifying personnel responsible for each of the Corporation's businesses that may be involved in any actual contingency. In the event of an operational disruption, the Corporation has in place contingency plans for its mission critical functions. Key area and command recovery personnel within each business sector will have been identified and trained to initiate the necessary action steps in maintaining overall control and continued business continuity. While the Corporation's plan is substantially complete, the plan will remain subject to change and refinement to address any additional information that becomes available. The plan will be reviewed by the Corporation's internal audit department during the third quarter of 1999. In addition the Corporation has examined and will rely on the contingency plans of the Service Providers.

Year 2000 -- Risk Issues
Although it is not possible to predict accurately the consequences of a Year 2000 failure, the Corporation is confident that its efforts at remediation will greatly reduce any disruption. While not anticipated, the most reasonable likely worst case scenario would be a failure by either one of the Corporation's mission critical systems or the Service Providers systems. In this case, the Corporation would lose the ability to service its clients for a period of time. If any of these failures were not corrected within a reasonable period of time, it could have a material negative effect on the operations and financial condition of the Corporation. In addition, if the Corporation is not able to identify or correct the Year 2000 problems in its mission critical applications, or if the Corporation cannot hire qualified personnel necessary to complete its Year 2000 plans in accordance with projected costs and timetables, the operations and financial condition of the Corporation could be adversely affected.
     The disclosure contained in this 10-K as well as the information previously filed by the Corporation regarding its Year 2000 readiness are designated as Year 2000 readiness disclosure related to the Year 2000 Information and Readiness Disclosure Act.

-------------------------------------------------------
Net Interest Revenue and Asset/Liability Management

                               Years Ended December 31,
     (Dollars in       --------------------------------
     Thousands)          1998        1997        1996
-------------------------------------------------------
Interest revenue       $ 224,743   $ 212,521   $174,731
Interest expense        (122,117)   (120,862)   (95,861)
Provision for credit
  losses                    (600)       (750)    (1,000)
Securities gains, net          4         216        642
                       ---------   ---------   --------
Net interest revenue   $ 102,030   $  91,125   $ 78,512
                       =========   =========   ========
Percentage increase
  (decrease) from
  prior period              12.0%       16.1%     (22.3)%
                       =========   =========   ========

                          Years Ended December 31,
--------------------------------------------------
                                1998   1997   1996
--------------------------------------------------
Average rates (taxable
  equivalent basis):
  Interest earning assets       6.99%  7.09%  7.03%
  Cost of funding interest
    earning assets              3.75   3.97   3.79
                                ----   ----   ----
  Net yield on interest
    earning assets              3.24%  3.12%  3.24%
                                ====   ====   ====
--------------------------------------------------

Net interest revenue is affected by changes in the absolute levels of interest rates and shifts in the term structure of interest rates, funding strategies, and the impact of changes in the credit quality of the loan portfolio. The net yield on interest earning assets at December 31, 1998, has increased moderately from the corresponding 1997 period. Average interest earning assets increased by 7.0% to approximately $3.3 billion as of December 31, 1998 compared to a 20.6% increase between 1997 and 1996.

                                       Years Ended
                                      December 31,
     Average Balances        ---------------------
       (Percentage)          1998    1997    1996
--------------------------------------------------
Short-term financial
  instruments                  6.6%    3.8%    3.9%
Investment securities         28.4    34.4    31.1
                             -----   -----   -----
Total short-term financial
  instruments and
  securities                  35.0    38.2    35.0
Loans, net of allowance for
  credit losses               53.2    49.9    51.8
Non-interest earning
  assets...................   11.8    11.9    13.2
                             -----   -----   -----
Total assets                 100.0%  100.0%  100.0%
                             =====   =====   =====
Average total assets (in
  billions)                  $ 3.7   $ 3.4   $ 2.9
                             =====   =====   =====
--------------------------------------------------

The loan portfolio is the largest component of average total assets. Average loans for 1998 were $2.0 billion, a $238.8 million or 13.8% increase over average loans for the year ended December 31, 1997. Average loans for 1997 were $1.7 billion, a $218.6 million or 14.5% increase over average loans for the year ended December 31, 1996. The Corporation's loan portfolio is predominantly comprised of loans to private banking customers. Approximately 74% and 70% of total loans are collateralized by residential real estate mortgages at December 31, 1998 and December 31, 1997, respectively. Loans collateralized by residential real estate mortgages increased 20.1% to $1.6 billion at December 31, 1998 from $1.4 billion at December 3l, 1997. At December 31, 1997, loans collateralized by residential real estate mortgages increased 24.2% from the December 31, 1996 figure.

-------------------------------------------------------

Market Risk and Sensitivity Analysis
The objective of asset and liability management is to maximize net interest revenue while maintaining acceptable levels of interest rate sensitivity, high asset quality and adequate liquidity.
     The Corporation does not trade financial instruments nor does the Corporation invest in financial instruments denominated in foreign currencies. The Corporation's principal risk is interest rate related. Interest rate risk results from differences in the maturity and/or repricing of the Corporation's assets (which consist primarily of mortgage loans, mortgage backed securities and other fixed rate investments) and its liabilities, (predominately floating rate deposits). The Corporation uses interest rate swaps ("Swaps") as hedging vehicles to mitigate interest rate exposure.
     The Corporation uses net interest income ("NII") simulation modeling techniques to evaluate and manage the effect of changing interest rates. The Corporation's simulation model includes all on-balance sheet and off-balance sheet financial instruments and measures NII under various interest rate scenarios. Key variables in the NII simulation include changes to the level and term structure of interest rates, the repricing of financial instruments, prepayment and reinvestment assumptions, loan and deposit pricing and volume assumptions. These simulations involve assumptions that are inherently uncertain and as a result, the simulation models cannot precisely estimate NII or precisely predict the impact of changes in interest rates on NII. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies, including changes in asset and liability mix.
     The simulation model approximates the impact on NII of changes in interest rates across the yield curve. The simulation model at December 31, 1998 indicates that a 50 to 100 basis point increase in interest rates would decrease simulated 1999 NII by approximately $3 to $7 million whereas an increase in interest rates of 150 to 200 basis points would decrease simulated 1999 NII by approximately $11 to $15 million. Conversely, a 50 to 100 basis point decrease in interest rates would increase simulated 1999 NII by approximately $3 to $6 million and a 150 to 200 basis point decrease in interest rates would increase simulated 1999 NII by approximately $8 to $12 million.
     At December 31, 1997, a 50 to 100 basis point increase in interest rates would decrease simulated 1998 NII by approximately $2 to $5 million. An increase in interest rates of 150 to 200 basis points would decrease simulated 1998 NII by approximately $7 to $11 million. Conversely, a 50 to 100 basis point decrease in interest rates would increase simulated 1998 NII by approximately $2 to $4 million and a 150 to 200 basis point decrease in interest rates would increase simulated 1998 NII by approximately $5 to $7 million.
     Each of these simulations assumes that the asset and liability structure of the balance sheet would not be changed as a result of the simulated changes in interest rates. As the Corporation actively manages its balance sheet and interest rate exposure, in all likelihood the Corporation would take steps to ameliorate any additional interest rate exposure that would result from the aforementioned simulated changes in the interest rate environment.

     The following table provides details of the notional amounts of Swaps by maturity and the related average interest rates paid and received. The Corporation is a fixed rate payor on all of its Swaps.

                                                                                      Maturing
                                                  --------------------------------------------
                                                  Within 1     1 to 5      Over 5
             (Dollars in Thousands)                 Year       Years       Years       Total
----------------------------------------------------------------------------------------------
December 31, 1998:
Fixed pay swaps.................................  $ 70,000    $490,000          --    $560,000
Average rate paid...............................      6.72%       6.56%         --        6.58%
Average rate received*..........................      5.26%       5.25%         --        5.25%
December 31, 1997:
Fixed pay swaps.................................  $106,500    $475,000    $ 85,000    $666,500
Average rate paid...............................      6.45%       6.65%       6.17%       6.56%
Average rate received*..........................      5.84%       5.84%       5.80%       5.84%
December 31, 1996:
Fixed pay swaps.................................  $ 33,000    $466,500    $150,000    $649,500
Average rate paid...............................      6.93%       6.69%       6.31%       6.61%
Average rate received*..........................      5.55%       5.54%       5.54%       5.54%

--------------------------------------------------------------------------------
*Represents the average variable rate that would be received by the Corporation based upon the rate in effect at the latest variable rate reset date of each Swap.

The impact of the Corporation's hedging activities upon net interest revenue for the years ended December 31, 1998, 1997 and 1996, are detailed in the following table.

-------------------------------------------------------

                                  For the Years Ended
                                         December 31,
(Dollars in            ------------------------------
Thousands)               1998       1997       1996
-----------------------------------------------------
Net interest revenue:
  As reported          $102,030    $91,125    $78,512
  Excluding hedging
    activities         $107,646    $96,839    $84,373
Net yield on interest
  earning assets:
  As reported              3.24%      3.12%      3.24%
  Excluding hedging
    activities             3.42%      3.32%      3.48%

The difference between the results "As Reported" and "Excluding Hedging Activities" in each year reflects the cost of using Swaps to hedge interest rate risk.

-------------------------------------------------------
Liquidity and Capital Management
The objective of liquidity management is to ensure the availability of financial resources to meet the Corporation's cash flow requirements and to capitalize on opportunities for business expansion. The Corporation monitors the liquidity position of the Parent and each of its subsidiaries on an ongoing basis to ensure that funds are available to meet loan and deposit cash flow requirements. Liquidity management is also structured to ensure that the capital needs of the Parent and each of its subsidiaries are met on a day to day basis.
     The Parent's liquidity requirements consist mainly of dividend payments to common stockholders, interest and principal payments to debt holders, repurchases of its common stock and capital required for acquisitions or for additions to its subsidiaries.
     The Parent was authorized to repurchase two million shares of common stock. The repurchased shares are available to meet the Parent's obligations under its stock-based benefit plans and for general capital management purposes. During 1998, 866,900 shares were repurchased at a weighted average purchase price of $67.10 per share. At December 31, 1998, the Parent could repurchase an additional 189,010 common shares. At the January 26, 1999 Board of Directors (the "Board") meeting, the Board authorized the repurchase of an additional two million shares of common stock. In addition, on January 26, 1999, the Corporation announced a 22% increase in its regular quarterly common stock dividend, indicating an annual dividend of $0.88 per share. Actual dividends declared are subject to approval by the Board and regulatory capital.
     The Parent's sources of liquidity are derived primarily from dividends from its subsidiaries, issuances of common stock and issuances of long and short-term debt instruments. During 1998, the subsidiaries remitted $51.0 million in cash dividends to the Parent. Further, as of January 1, 1999, the subsidiaries have the ability to pay dividends of approximately $46.9 million without prior approval of the regulatory authorities.
     In January 1997, the Corporation issued $50.0 million of trust-preferred securities to third parties which qualify as Tier 1 Capital. The proceeds from the issuance have been used for general corporate purposes, including the repurchase of the Corporation's common stock.
     The Parent has a $40.0 million unsecured revolving credit facility maturing in 1999. As of December 31, 1998, the Parent had $20 million outstanding under this facility. The Corporation is currently negotiating a replacement credit facility. Additionally, the Parent may borrow, subject to certain regulatory restrictions, on a fully collateralized basis from its subsidiaries.
     The Parent is authorized to issue up to 5 million, $1.00 par value, preferred shares. As of December 31, 1998, no preferred shares have been issued.
     In addition to traditional interest and non-interest bearing deposit raising capabilities, the banking subsidiaries have established their own external funding sources. Certain subsidiaries have established credit facilities with the Federal Home Loan Bank System ("FHLB") totaling $371.6 million. As of December 31, 1998, borrowing under these credit facilities was $14.0 million.
     The subsidiaries also generate liquidity from the types of financial instruments that they carry as investment securities. Approximately $841 million or 79% of the investment securities portfolio is comprised of U.S. Treasury or federal agency obligations. These securities are readily marketable and may be sold or financed through repurchase agreements, as appropriate. At December 31, 1998, securities sold under agreements to repurchase aggregated $90.3 million. The subsidiaries may also pledge these securities to secure public deposits, to qualify for fiduciary powers and to use as collateral for FHLB and other borrowings. Pledged assets at December 31, 1998 totaled $230.3 million.

-------------------------------------------------------
REGULATION AND SUPERVISION
The Parent is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"). As such, the Corporation is required to file certain reports with and is subject to examination by the Board of Governors of the Federal Reserve System (the "Board of Governors"). The Act generally precludes the Parent and its subsidiaries from engaging in nonbanking activities, as defined, and limits the amount of securities the Corporation may acquire of a company engaging in nonbanking activities. Federal law and Board of Governors interpretations limit the extent to which the Corporation can engage in certain aspects of the securities business.
     The Superintendent of Banks of the State of New York has the authority to examine the affairs of the Corporation for the purpose of determining the financial condition of United States Trust Company of New York (the "Trust Company"). The Trust Company and its operations are subject to federal and New York State laws applicable to commercial banks and trust companies and to regulation and examination by both federal and New York state banking authorities.
     New York banks are barred from acting as a fiduciary in a number of states, and in a number of other states where they may and do act as a fiduciary, their activities are limited by state law and regulations.
     The Parent as a result of its ownership of U.S. Trust Company of Florida Savings Bank ("Florida") is a savings bank holding company. Accordingly, the Corporation and Florida are subject to regulation and examination by the Office of Thrift Supervision. U.S. Trust Company, N.A. (formerly, U.S. Trust Company of California, N.A.) and U.S. Trust Company of Texas, N.A. are subject to regulation and examination by the Office of the Comptroller of the Currency. U.S. Trust Company of New Jersey is subject to regulation and examination by the Banking Department of the State of New Jersey and the Federal Deposit Insurance Corporation ("FDIC"). U.S. Trust Company of Connecticut is subject to regulation and examination by the Department of Banking of the State of Connecticut and the FDIC.
     The Federal Reserve Act and the Federal Deposit Insurance Act impose certain restrictions on loans by the bank subsidiaries to the Corporation and each other. In addition, the Corporation and its subsidiaries are subject to restrictions imposed by the Glass-Steagall Act with respect to engaging in certain aspects of the securities business.
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") provides for cross-guarantees of the liabilities of insured depository institutions pursuant to which any bank subsidiary of the Corporation may be required to reimburse the FDIC for any loss or anticipated loss to the FDIC that arises from a default of any of the Parent's other bank subsidiaries or assistance provided to such an institution in danger of default.
     The Parent and its FDIC insured subsidiaries are subject to risk-based and leverage capital guidelines issued by the federal bank regulators. These regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards and have defined five capital tiers, the highest of which is "well capitalized". The Corporation and each of its bank subsidiaries were "well capitalized" as of December 31, 1998. See Note 20 "Parent Company Only and Regulatory Matters" in the Notes to the Consolidated Financial Statements.

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

-------------------------------------------------------

LEGAL PROCEEDINGS
Various actions and claims are pending or are threatened against the Corporation in which liability has been denied and which will be vigorously contested. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material adverse effect on the Corporation's financial position, results of operations or cash flows.

-------------------------------------------------------

PROPERTIES
The Corporation's principal executive office is located at 114 West 47th Street, New York, New York 10036 and its telephone number at that office is (212) 852-1000. The Corporation and its subsidiaries lease substantially all of its premises. The Trust Company rents approximately 528,000 square feet of office space in New York City principally at its 47th Street location under a lease expiring in 2014. The Corporation has operations which lease office space in Costa Mesa, Larkspur, Los Angeles and San Francisco, California; Stamford, Greenwich and West Hartford, Connecticut; Washington, D.C.; Naples, Palm Beach and Vero Beach, Florida; Jersey City, Morristown and Princeton, New Jersey; Garden City, Long Island; Portland, Oregon; Dallas and Houston, Texas. The Corporation owns buildings in New York, Florida and Connecticut from which it conducts business.

-------------------------------------------------------

ADOPTION OF NEW ACCOUNTING STANDARDS
Comprehensive Income
As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("FAS 130"). FAS 130 requires that changes in comprehensive income items be shown in a primary financial statement. These disclosures are presented in the consolidated statement of changes in stockholders' equity.

-------------------------------------------------------
Segment Disclosure
Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("FAS 131") was issued in June 1997, effective for interim and annual periods beginning with consolidated financial statements for December 31, 1998. Comparative prior period information is required. FAS 131 requires disclosure of financial and descriptive information about the Corporation's reportable operating segments. The Corporation has presented the financial disclosures and commentary prescribed by FAS 131 in "Notes to the Consolidated Financial Statements No. 2".

-------------------------------------------------------
Pension and Other Postretirement Benefits
In February 1998, Statement of Financial Accounting Standards No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," ("FAS 132") was issued. FAS 132 revises employer's disclosures about pensions and other postretirement benefits to include additional information on changes in benefit obligations and plan assets and eliminates certain disclosures to facilitate the financial analysis of these plans. The Corporation's consolidated financial statements for the year ended December 31, 1998 reflect the adoption of FAS 132.

-------------------------------------------------------
Computer Software Costs
In March 1998, Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," ("SOP 98-1") was issued effective for financial statements issued in 1999. SOP 98-1 requires the capitalization of eligible costs of specified activities related to computer software developed or obtained for internal use. The adoption of SOP 98-1 will not have a material effect on the Corporation's financial condition or results of operations.

-------------------------------------------------------
Accounting for Derivatives
In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("FAS 133") was issued. FAS 133 establishes accounting and reporting standards for derivatives. FAS 133 requires recognition of all derivatives as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. Fair market valuation adjustments for derivatives meeting hedge criteria will be recorded in either comprehensive income or earnings depending on their classification. The Corporation's use of derivatives to date has been limited to utilizing interest rate swaps as hedges to mitigate interest rate exposure created by financing long-term, fixed rate financial instruments with shorter-term, floating rate, interest bearing deposits. As such this use of interest rate swaps would be categorized as cash flow hedges (as defined by FAS
133) and the related fair value of interest rate swaps would be recorded in comprehensive income to the extent that the cash flow hedge is one hundred percent effective. FAS 133 is effective for all quarters of years beginning after June 15, 1999.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                      1998       1997       1996
--------------------------------------------------------------------------------------------------
REVENUE
Fee Revenue......................................................   $339,619   $281,691   $244,211
                                      1998       1997      1996
                                    --------   --------   -------
 Interest Revenue.................   224,743    212,521   174,731
 Interest Expense.................  (122,117)  (120,862)  (95,861)
 Provision for Credit Losses......      (600)      (750)   (1,000)
 Securities Gains, Net............         4        216       642
                                    --------   --------   -------
Net Interest Revenue.............................................    102,030     91,125     78,512
                                                                    --------   --------   --------
Total Revenue....................................................    441,649    372,816    322,723
                                                                    --------   --------   --------
OPERATING EXPENSES
Salaries.........................................................    117,889    100,997     92,728
Performance Compensation.........................................     41,028     32,472     24,621
Sales Commissions and Incentives.................................     19,448     14,050     10,183
Other Employee Benefits..........................................     32,373     24,904     19,746
                                                                    --------   --------   --------
Total Salaries, Performance
  Compensation and Other Benefits................................    210,738    172,423    147,278
Occupancy........................................................     36,574     39,294     34,214
Other............................................................     93,243     77,440     71,958
                                                                    --------   --------   --------
Total Operating Expenses.........................................    340,555    289,157    253,450
                                                                    --------   --------   --------
Income Before Income Taxes.......................................    101,094     83,659     69,273
Income Taxes.....................................................     39,427     32,627     28,369
                                                                    --------   --------   --------
Net Income.......................................................   $ 61,667   $ 51,032   $ 40,904
                                                                    ========   ========   ========
Basic Earnings Per Share.........................................   $   3.29   $   2.64   $   2.09
                                                                    ========   ========   ========
Diluted Earnings Per Share.......................................   $   2.96   $   2.39   $   1.95
                                                                    ========   ========   ========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CONDITION
DECEMBER 31,
--------------------------------------------------------------------------------

                   (DOLLARS IN THOUSANDS)                          1998              1997
--------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks.....................................    $  108,346        $   74,887
Short-Term Investments......................................       459,263           387,608
Securities Available for Sale...............................     1,058,088         1,131,475
Loans, Net of Allowance for Credit Losses ($19,414 in 1998
  and $18,294 in 1997)......................................     2,171,393         1,920,555
Premises and Equipment, Net.................................        77,020            77,563
Other Assets................................................       268,752           222,894
                                                                ----------        ----------
Total Assets................................................    $4,142,862        $3,814,982
                                                                ==========        ==========
LIABILITIES
Deposits:
  Non-Interest Bearing......................................    $  824,585        $  746,314
  Interest Bearing..........................................     2,590,206         2,327,588
                                                                ----------        ----------
Total Deposits..............................................     3,414,791         3,073,902
Short-Term Credit Facilities................................       140,925           179,588
Accounts Payable and Accrued Liabilities....................       274,738           258,092
Long-Term Debt..............................................        67,773            72,254
                                                                ----------        ----------
Total Liabilities...........................................     3,898,227         3,583,836
                                                                ----------        ----------
Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, Par Value $1.00; Authorized 5,000,000;
  Issued, None..............................................        --                --
Common Stock, Par Value $1.00; Authorized 40,000,000 Shares;
  Issued 19,970,842 in 1998 and 19,894,785 in 1997..........        19,971            19,895
Capital Surplus.............................................        18,902            12,325
Retained Earnings...........................................       293,289           244,980
Treasury Stock, at Cost (1,502,184 Shares in 1998 and
  879,706 Shares in 1997)...................................       (87,768)          (42,627)
Loan to ESOP................................................        (3,773)           (7,254)
Accumulated Other Comprehensive Income......................         4,014             3,827
                                                                ----------        ----------
Total Stockholders' Equity..................................       244,635           231,146
                                                                ----------        ----------
Total Liabilities and Stockholders' Equity..................    $4,142,862        $3,814,982
                                                                ==========        ==========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

                                                                                              Accumulated
                                                                                                 Other           Total
  (Dollars in Thousands, Except Per     Common    Capital   Retained   Treasury   Loan to    Comprehensive   Stockholders'
            Share Amounts)               Stock    Surplus   Earnings    Stock       ESOP        Income          Equity
--------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998..............  $19,895   $12,325   $244,980   $(42,627)  $ (7,254)     $3,827         $231,146
Net Income............................                       61,667                                              61,667
Change in Net Unrealized Gain on
  Securities Available for Sale.......                                                             187              187
                                                            -------                          ----------      -----------
Total Comprehensive Income............                       61,667                                187           61,854
                                                            -------                          ----------      -----------
Purchases of Treasury Stock (866,900
  Shares).............................                                 (58,173)                                 (58,173)
Principal Payment by ESOP.............                                               3,481                        3,481
Cash Dividends Declared ($0.72 Per
  Share)..............................                      (13,451)                                            (13,451)
Issuance of Shares for Acquisitions
  (173,593 Shares)....................              2,917                9,538                                   12,455
Issuance of Shares Under Employee
  Benefit Plans (146,886 Shares)......      76      2,018                3,494                                    5,588
Tax Benefits From Stock Based Awards..              1,642        93                                               1,735
                                        -------   -------   --------   --------   --------      ------         --------
Balance, December 31, 1998............  $19,971   $18,902   $293,289   $(87,768)  $ (3,773)     $4,014         $244,635
                                        =======   =======   ========   ========   ========      ======         ========

Balance, January 1, 1997..............  $19,630   $ 3,575   $205,384   $(4,728)   $(10,468)     $  705         $214,098
Net Income............................                       51,032                                              51,032
Change in Net Unrealized Gain on
  Securities Available for Sale.......                                                           3,122            3,122
                                                            -------                          ----------      -----------
Total Comprehensive Income............                       51,032                              3,122           54,154
                                                            -------                          ----------      -----------
Purchases of Treasury Stock (820,090
  Shares).............................                                 (40,492)                                 (40,492)
Principal Payment by ESOP.............                                               3,214                        3,214
Cash Dividends Declared ($0.60 Per
  Share)..............................                      (11,579)                                            (11,579)
Issuance of Shares for Acquisitions
  (204,218 Shares)....................     204      6,943                                                         7,147
Issuance of Shares Under Employee
  Benefit Plans (125,389 Shares)......      61        549                2,593                                    3,203
Tax Benefits From Stock Based Awards..              1,258       143                                               1,401
                                        -------   -------   --------   --------   --------      ------         --------
Balance, December 31, 1997............  $19,895   $12,325   $244,980   $(42,627)  $ (7,254)     $3,827         $231,146
                                        =======   =======   ========   ========   ========      ======         ========

Balance, January 1, 1996..............  $9,739    $   125   $183,804              $(13,434)     $1,609         $181,843
Effect of Two-For-One Stock Split.....   9,739       (125)   (9,690)                                                (76)
Net Income............................                       40,904                                              40,904
Change in Net Unrealized Gain on
  Securities Available for Sale.......                                                            (904)            (904)
                                                            -------                          ----------      -----------
Total Comprehensive Income............                       40,904                               (904)          40,000
                                                            -------                          ----------      -----------
Purchases of Treasury Stock (124,000
  Shares).............................                                 $(4,728)                                  (4,728)
Principal Payment by ESOP.............                                               2,966                        2,966
Cash Dividends Declared ($0.50 Per
  Share)..............................                       (9,778)                                             (9,778)
Issuance of Shares for Acquisitions
  (71,258 Shares).....................      72      2,458                                                         2,530
Issuance of Shares Under Employee
  Benefit Plans (80,016 Shares).......      80      1,117                                                         1,197
Tax Benefits From Stock Based Awards..                          144                                                 144
                                        -------   -------   --------   --------   --------      ------         --------
Balance, December 31, 1996............  $19,630   $ 3,575   $205,384   $(4,728)   $(10,468)     $  705         $214,098
                                        =======   =======   ========   ========   ========      ======         ========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

          (DOLLARS IN THOUSANDS)                 1998              1997               1996
----------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income.................................    $  61,667        $    51,032        $    40,904
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
Provision for Credit Losses................          600                750              1,000
Depreciation and Amortization of Premises
  and Equipment and Other Assets...........       20,053             14,023             11,776
Net Amortization of Premium on
  Securities...............................        3,384              2,778                  9
Deferred Income Taxes......................       (3,279)            (2,938)               975
Net Change in Accrued Interest and Accounts
  Receivable...............................       (3,865)            (3,185)             7,513
Net Change in Accounts Payable and Other
  Liabilities..............................       16,866             25,117               (371)
Other, Net.................................        5,831              2,399              2,397
                                               ---------        -----------        -----------
Net Cash Provided by Operating
  Activities...............................      101,257             89,976             64,203
                                               ---------        -----------        -----------
Cash Flows From Investing Activities:
Net Change in Short-Term Investments.......      (71,655)          (101,658)          (281,082)
Purchases of Securities Available for
  Sale.....................................     (368,657)          (625,721)        (1,505,453)
Proceeds from Sales of Securities Available
  for Sale.................................        1,315             20,804            268,280
Proceeds from Maturities, Calls and
  Mandatory Redemptions of Securities
  Available for Sale.......................      437,599            642,546            830,287
Net Change in Loans........................     (251,983)          (250,762)          (228,493)
Purchases of Premises and Equipment........      (13,416)           (10,942)           (14,110)
Cash used in Acquisitions..................      (22,184)                --                 --
Other, Net.................................       (7,183)           (12,240)           (10,430)
                                               ---------        -----------        -----------
Net Cash Used in Investing Activities......     (296,164)          (337,973)          (941,001)
                                               ---------        -----------        -----------
Cash Flows From Financing Activities:
Net Change in Non-Interest Bearing
  Deposits.................................       78,271             58,372            198,115
Net Change in Interest Bearing Deposits....      262,618            251,741            572,416
Net Change in Short-Term Credit
  Facilities...............................      (38,663)           (60,695)           105,468
Repayment of Long-Term Debt................       (4,481)            (4,214)            (2,966)
Issuance of Long-Term Debt.................           --             50,000                 --
Issuance of Common Stock...................        1,767                755                 42
Purchases of Treasury Stock................      (58,173)           (40,492)            (4,728)
Dividends Paid.............................      (12,973)           (11,149)            (9,768)
                                               ---------        -----------        -----------
Net Cash Provided by Financing
  Activities...............................      228,366            244,318            858,579
                                               ---------        -----------        -----------
Net Change in Cash and Cash Equivalents....       33,459             (3,679)           (18,219)
Cash and Cash Equivalents at Beginning of
  Year.....................................       74,887             78,566             96,785
                                               ---------        -----------        -----------
Cash and Cash Equivalents at End of Year...    $ 108,346        $    74,887        $    78,566
                                               =========        ===========        ===========
Cash Payments:
  Income Taxes.............................    $  43,697        $    34,372        $    18,017
                                               =========        ===========        ===========
  Interest Expense.........................      121,887            119,064             94,619
                                               =========        ===========        ===========
Issuance of Stock for Employee Benefit
  Plans....................................        5,701              3,283                944
                                               =========        ===========        ===========

The accompanying notes are an integral part of these financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES
U.S. Trust Corporation (individually, the "Parent" collectively with its wholly owned subsidiaries, the "Corporation") is an investment management company with fiduciary and banking powers. Through its subsidiaries, including its principal subsidiary United States Trust Company of New York (the "Trust Company"), the Corporation provides investment management, private banking, special fiduciary and corporate trust services to affluent individuals, families and institutions located throughout the United States.
     The accounting and reporting policies of the Corporation conform with generally accepted accounting principles and general practice within the investment management and banking industries. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities (including, but not limited to, the allowance for credit losses, retirement and postretirement benefits and deferred taxes) as of the financial statement dates and the reported amounts of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.
     The following is a summary of the significant financial accounting policies:
(a) BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Corporation. All material intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial position and results of operations for the periods have been made. Such adjustments, unless otherwise noted in these Notes to the Consolidated Financial Statements and/or Management's Discussion and Analysis, are of a normal recurring nature.
(b) TRUST ASSETS - Property (other than cash deposits) held by the Trust Company or the Corporation's other bank subsidiaries in a fiduciary or agency capacity for customers is not an asset of the Corporation and is not included in the Consolidated Statement of Condition.
(c) INTEREST EARNING/BEARING FINANCIAL INSTRUMENTS - Interest income and expense are accrued on interest earning/bearing financial instruments based upon the contractual terms of the instruments. Premiums and discounts are amortized or accreted, as applicable, on a basis that approximates the effective yield method.
     Securities that may be sold prior to maturity as part of asset/liability management or in response to other factors are classified as securities available for sale and carried at their estimated fair value with unrealized gains and losses reported in a separate component of stockholders' equity, net of taxes. Realized gains and losses from sales of securities are determined on a specific identification cost basis.
(d) NONPERFORMING ASSETS - Nonperforming assets consist of non-accrual financial instruments and other real estate owned. Interest accruals are discontinued when principal or interest is contractually past due ninety days or more. In addition, interest accruals may be discontinued when principal or interest is contractually past due less than ninety days if, in the opinion of management, the amount due is not likely to be paid in accordance with the terms of the contractual agreement, even though the financial instruments are currently performing. Any accrued but unpaid interest previously recorded on a non-accrual financial instrument is reversed and recorded as a reduction of interest income. Interest received on non-accrual financial instruments is applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Non-accrual financial instruments are generally returned to accrual status only when all delinquent principal and interest payments become current and the collectibility of future principal and interest on a timely basis is reasonably assured.
     Other real estate owned ("ORE") acquired through foreclosure in satisfaction of the loan is recorded in other assets at the lower of the carrying amount of the loan or the ORE's estimated fair value less estimated selling and disposition costs. After the acquisition date of the ORE, operating expenses and revenue, additional writedowns, as appropriate, and gains and losses on the ultimate disposition of ORE are reported in other expenses.
(e) ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is established through charges to income based on management's evaluation of the adequacy of the allowance in meeting losses in the existing credit portfolio.
     The adequacy of the allowance is reviewed continually by management, taking into consideration current economic conditions, past loss experience and risks inherent in the credit portfolio, including the value of impaired loans.
(f) PREMISES AND EQUIPMENT - Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.
(g) INTANGIBLE ASSETS - The fair value of intangible assets recorded as a result of the acquisition of investment management enterprises is reported in other assets on the Consolidated Statement of Condition and is amortized over the estimated period benefited. An impairment review is performed periodically on these assets.
(h) PERFORMANCE COMPENSATION - The Corporation's performance compensation plans provide for awards in the form of cash, stock options and restricted stock units. Cash awards are accrued and paid annually. The exercise price of stock options is the fair market value on the date of grant and no compensation expense is recorded. Restricted stock units are awarded under the Executive Incentive Plan and are recorded as compensation expense ratably over the vesting period of the award based on the fair market value of the award at the grant date.
(i) INCOME TAXES - The Corporation files a consolidated Federal income tax return. Deferred income taxes are provided for items that are recognized for income tax purposes in years other than those in which they are recognized for financial reporting purposes.
(j) DERIVATIVE FINANCIAL INSTRUMENTS - As part of its asset and liability management activities, the Corporation employs interest rate swaps ("Swaps") to ameliorate the interest rate risk associated with nontrading-related balance sheet financial instruments. The Corporation utilizes Swaps solely as hedging instruments.
     To be effective as a hedge, Swaps must reduce interest rate risk and must be designated as a hedge at the inception of the derivative contract. That is, Swaps are linked to the related liability, whereby the terms of the Swap generally equal the terms of the related liability, at the inception and throughout the term of the derivative contract.
     Swaps that qualify as hedges are accounted for under the accrual method; the interest component associated with Swaps is recognized over the life of the contract in net interest revenue and there is no recognition of unrealized gains and losses on the Swap in the statement of financial condition. It has been the Corporation's practice not to terminate its Swaps or sell the underlying financial instruments that are being hedged by the Swaps. However, if the Corporation did terminate a Swap, any amounts received from (a gain) or paid to (a loss) the counterparty would be deferred and amortized over the shorter of the remaining original life of the hedged item or the terminated Swap. In addition if the hedged item was sold, the fair value of the Swap would be recognized as an adjustment to the gain or loss of the hedged item.
(k) SHORT-TERM INVESTMENTS - Included in Short-Term Investments are $204.3 million and $242.6 million of interest bearing deposits with banks and $255.0 million and $145.0 million of federal funds sold at December 31, 1998 and 1997, respectively.
(l) CASH AND CASH EQUIVALENTS - For purposes of the Consolidated Statement of Cash Flows, the Corporation considers the Consolidated Statement of Condition caption cash and due from banks as cash and cash equivalents. For purposes of the U.S. Trust Corporation (Parent Company Only) Statement of Cash Flows, the Corporation considers due from banks (which is included in the Statement of Condition caption other assets) as cash and cash equivalents.
(m) RECLASSIFICATIONS - Certain amounts presented in prior periods have been reclassified to conform with the current year's presentation.

-------------------------------------------------------
2. OPERATING SEGMENTS
The Corporation has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("FAS 131") effective beginning with consolidated financial statements for each of the years in the three year period ended December 31, 1998.
     The Corporation is in the business of providing wealth management services to individuals and institutions. It operates in two business segments - Personal Wealth Management and Institutional. The Personal Wealth Management segment is comprised of New York Wealth Management and National Wealth Management. National Wealth Management includes all of the Corporation's operations outside of New York that provide wealth management services to individuals and families. Personal Wealth Management delivers an array of financial products and services including investment management, consulting, trust, financial and estate planning and private banking to individuals and families.
     The Institutional segment engages in delivering a broad range of financial products and services including investment management, corporate trust, special fiduciary and brokerage to corporations, endowments, foundations, pension plans and other institutional clients in New York as well as throughout the United States. Institutional clients are served in New York and in each of the Corporation's operating locations. See "The Business of U.S. Trust" section of Management's Discussion and Analysis for further information on the services provided by each of these business segments.
     Business segment results are presented in order to reflect financial performance and strategic direction. Fee revenue is generally credited to the segment that has the contractual relationship with the client. Allocated net interest revenue is credited to each segment based upon the level of financial instruments managed by the segment, after taking into effect the internally developed cost of fund transfers. All costs directly attributable to a business segment are charged directly to that segment. These costs include salaries, performance compensation, sales commissions and incentives, employee benefits, occupancy and all other operating costs. Corporate expenses are charged to the segments based upon management's determination of the direct or indirect benefits realized by each segment utilizing such corporate services. The amortization of intangibles resulting from business combinations are charged to the segment that manages the acquired business.
     Segment results are based upon estimates and judgements. Internal management accounting reflects the way management views its business and may not be comparable to other financial institutions. Comparability is achieved by periodic restatement to conform with changes in organizational structure and changes in allocation policies.
     The information below reflects results by segments for the three years ended December 31, 1998:

                                              Personal Wealth Management
                                        ---------------------------------------                          Total
        (Dollars in Thousands)           New York      National        Total      Institutional    Corporation
--------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
Fee revenue...........................  $   185,232   $   71,189    $   256,421   $     83,198    $    339,619
Allocated net interest revenue........       70,668       20,962         91,630         10,400         102,030
                                        -----------   -----------   -----------   ------------    ------------
Total revenue.........................      255,900       92,151        348,051         93,598         441,649
Operating expense.....................      183,904       85,132        269,036         71,519         340,555
                                        -----------   -----------   -----------   ------------    ------------
Income before taxes...................  $    71,996   $    7,019    $    79,015   $     22,079    $    101,094
                                        ===========   ===========   ===========   ============    ============
Profit margin.........................         28.1%         7.6%          22.7%          23.6%           22.9%
                                        ===========   ===========   ===========   ============    ============
Percentage of income before taxes.....         71.2%         6.9%          78.1%          21.9%
                                        ============  ===========   ===========   ============
Total assets..........................  $ 3,065,637   $  967,004    $ 4,032,641   $    110,221    $  4,142,862
                                        ===========   ===========   ===========   ============    ============
Assets under management...............  $33,056,000   $13,644,000   $46,700,000   $ 28,336,000    $ 75,036,000
                                        ===========   ===========   ===========   ============    ============
Assets under administration...........  $13,269,000   $2,067,000    $15,336,000   $311,124,000    $326,460,000
                                        ===========   ===========   ===========   ============    ============
Year ended December 31, 1997
Fee revenue...........................  $   158,437   $   51,386    $   209,823   $     71,868    $    281,691
Allocated net interest revenue........       62,248       18,362         80,610         10,515          91,125
                                        -----------   -----------   -----------   ------------    ------------
Total revenue.........................      220,685       69,748        290,433         82,383         372,816
Operating expense.....................      164,127       61,286        225,413         63,744         289,157
                                        -----------   -----------   -----------   ------------    ------------
Income before taxes...................  $    56,558   $    8,462    $    65,020   $     18,639    $     83,659
                                        ===========   ===========   ===========   ============    ============
Profit margin.........................         25.6%        12.1%          22.4%          22.6%           22.4%
                                        ===========   ===========   ===========   ============    ============
Percentage of income before taxes.....         67.6%        10.1%          77.7%          22.3%
                                        ===========   ==========-   ===========   ============
Total assets..........................  $ 2,936,293   $  766,835    $ 3,703,128   $    111,854    $  3,814,982
                                        ===========   ===========   ===========   ============    ============
Assets under management...............  $27,408,000   $10,186,000   $37,594,000   $ 23,594,000    $ 61,188,000
                                        ===========   ===========   ===========   ============    ============
Assets under administration...........  $ 9,883,000   $1,772,000    $11,655,000   $257,081,000    $268,736,000
                                        ===========   ===========   ===========   ============    ============
Year ended December 31, 1996
Fee revenue...........................  $   136,713   $   40,837    $   177,550   $     66,661    $    244,211
Allocated net interest revenue........       55,446       13,131         68,577          9,935          78,512
                                        -----------   -----------   -----------   ------------    ------------
Total revenue.........................      192,159       53,968        246,127         76,596         322,723
Operating expense.....................      142,826       50,206        193,032         60,418         253,450
                                        -----------   -----------   -----------   ------------    ------------
Income before taxes...................  $    49,333   $    3,762    $    53,095   $     16,178    $     69,273
                                        ===========   ===========   ===========   ============    ============
Profit margin.........................         25.7%         7.0%          21.6%          21.1%           21.5%
                                        ===========   ===========   ===========   ============    ============
Percentage of income before taxes.....         71.2%         5.4%          76.6%          23.4%
                                        ===========   ==========    ===========    ===========
Total assets..........................  $ 2,603,601   $  763,229    $ 3,366,830   $    110,488    $  3,477,318
                                        ===========   ===========   ===========   ============    ============
Assets under management...............  $21,788,000   $7,317,000    $29,105,000   $ 24,194,000    $ 53,299,000
                                        ===========   ===========   ===========   ============    ============
Assets under administration...........  $ 8,385,000   $1,519,000    $ 9,904,000   $222,379,000    $232,283,000
                                        ===========   ===========   ===========   ============    ============

-------------------------------------------------------

3. ACQUISITIONS
During 1998, the Corporation acquired Wood Island Associates, Inc., Maier & Siebel, Inc., and McMurrey Investments Advisors, Inc. These firms provide investment management services to high net worth individuals and institutions. The aggregate amount of assets under management at the closing dates was approximately $1.6 billion. The Corporation also acquired Strategic Trading Corporation which provides consultation and agency services on in-kind stock distributions and derivative hedging strategies to high net worth individuals. The initial consideration paid at the closing of these business combinations was approximately $32.9 million. Certain of these transactions provide for additional payments of cash and the Corporation's common stock based upon business retention and future profitability. Each transaction was accounted for as a purchase.
     During 1997, the Corporation acquired the assets and liabilities of Florence Fearrington, Inc., a New York investment advisory firm that managed approximately $400 million in assets, for approximately $7.2 million of the Corporation's common stock. During 1996, the

Corporation acquired Lilienthal Associates, a California based investment advisory firm that managed approximately $270 million in assets, for approximately $2.5 million of the Corporation's common stock. These transactions were accounted for using the purchase method of accounting.

-------------------------------------------------------

4. CASH AND DUE FROM BANKS
The average non-interest earning balances held at the Federal Reserve Bank for the years ended December 31, 1998 and 1997 were $32.9 million and $37.4 million, respectively. These amounts represent reserve requirements which must be maintained on deposits. There are no other restrictions on cash and due from banks.

--------------------------------------------------------------------------------

5. SECURITIES
The amortized cost, estimated fair value and gross unrealized gains and losses on securities available for sale as of December 31, 1998, 1997 and 1996, are presented in the following table.

                                                          Aggregate         Gross         Gross
                                            Amortized          Fair    Unrealized    Unrealized
(Dollars in Thousands)                           Cost         Value         Gains        Losses
-----------------------------------------------------------------------------------------------
December 31, 1998:
  U.S. treasury securities.............    $  274,553    $  276,562     $ 2,050        $   41
  U.S. government sponsored agencies
     and corporations..................       561,095       564,256       5,631         2,470
  State and municipal obligations......        98,726       100,423       1,715            18
  Collateralized mortgage
     obligations(1)....................        10,076        10,128          53             1
  All other............................       106,408       106,719         435           124
                                           ----------    ----------     -------        ------
Total..................................    $1,050,858    $1,058,088     $ 9,884        $2,654
                                           ==========    ==========     =======        ======
December 31, 1997:
  U.S. treasury securities.............    $  417,545    $  419,189     $ 1,832        $  188
  U.S. government sponsored agencies
     and corporations..................       508,389       512,442       7,047         2,994
  State and municipal obligations......        72,650        73,658       1,009             1
  Collateralized mortgage
     obligations(1)....................        15,186        15,299         113            --
  All other............................       110,701       110,887         234            48
                                           ----------    ----------     -------        ------
Total..................................    $1,124,471    $1,131,475     $10,235        $3,231
                                           ==========    ==========     =======        ======
December 31, 1996:
  U.S. treasury securities.............    $  514,180    $  514,514     $   831        $  497
  U.S. government sponsored agencies
     and corporations..................       427,866       427,642       2,426         2,650
  State and municipal obligations......        76,690        77,715       1,067            42
  Collateralized mortgage
     obligations(1)....................        25,666        25,859         193            --
  All other............................       120,208       120,189          24            43
                                           ----------    ----------     -------        ------
Total..................................    $1,164,610    $1,165,919     $ 4,541        $3,232
                                           ==========    ==========     =======        ======

--------------------------------------------------------------------------------
(1) Collateralized by either GNMA, Federal National Mortgage Association, or Federal Home Loan Corporation obligations.

A profile of the maturities of the securities portfolio as of December 31, 1998, and the related weighted average yield on such securities is presented in the following table.

                                      Within       1-5        5-10      Over 10
(Dollars in Thousands)                1 Year      Years       Years      Years       Total
---------------------------------------------------------------------------------------------
U.S. government obligations......    $233,807    $ 40,746      --         --       $  274,553
Federal agency obligations.......     125,034     379,357    $20,509    $36,195       561,095
State and municipal
  obligations....................      13,592      64,843     20,291      --           98,726
Collateralized mortgage
  obligations(1).................       --          --         --       10,076         10,076
Other securities(2)..............      71,517      13,902      --            3         85,422
                                     --------    --------    -------    -------    ----------
Total at amortized cost(2).......     443,950     498,848     40,800    46,274      1,029,872
Estimated fair value(2)..........     446,220     502,808     41,462    46,612      1,037,102
                                     --------    --------    -------    -------    ----------
Net unrealized gains.............    $  2,270    $  3,960    $   662    $  338     $    7,230
Weighted average yield(3)........        5.84%       5.95%      6.76%     5.95%          5.94%
                                     ========    ========    =======    =======    ==========

--------------------------------------------------------------------------------
(1) Collateralized Mortgage Obligations have been allocated over maturity groupings based on contractual maturities. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

(2) Excludes Federal Reserve Bank and Federal Home Loan Bank stock of approximately $21 million.

(3) Yields have been computed by dividing annualized interest revenue, on a taxable equivalent basis, by the amortized cost of the respective securities as of December 31, 1998.

The components of net securities gains for the years ended December 31, 1998, 1997 and 1996 are presented in the following table.

                                           Years Ended
                                          December 31,
                                 ---------------------
    (Dollars in Thousands)       1998   1997    1996
------------------------------------------------------
Gross realized gains from
  sales, maturities, calls, and
  mandatory redemptions           $4    $218   $ 1,857
Gross realized (losses) from
  sales, maturities, calls, and
  mandatory redemptions           --      (2)   (1,215)
                                  --    ----   -------
Securities gains, net             $4    $216   $   642
                                  ==    ====   =======

     At December 31, 1998 and 1997, financial instruments in the amount of $230.3 million and $314.3 million, respectively, were pledged to secure public deposits, to qualify for fiduciary powers and for other purposes or as collateral for borrowings.

--------------------------------------------------------------------------------

6. LOANS
The following is an analysis of the composition of the loan portfolio.

                                                                                        December 31,
                                      --------------------------------------------------------------
       (Dollars in Thousands)            1998         1997         1996         1995         1994
----------------------------------------------------------------------------------------------------
Private banking:
  Residential real estate
     mortgages......................  $1,630,500   $1,358,003   $1,093,107   $  937,856   $  851,074
  Other.............................     525,614      537,024      525,446      457,843      490,719
                                      ----------   ----------   ----------   ----------   ----------
Total private banking loans.........   2,156,114    1,895,027    1,618,553    1,395,699    1,341,793
                                      ----------   ----------   ----------   ----------   ----------
Short-term trust credit
  facilities........................          --           --           --           --      154,988
Loans to financial institutions for
  purchasing and carrying
  securities........................      31,972       41,064       62,866       61,372      126,640
All other...........................       2,721        2,758        6,722        2,624        3,477
                                      ----------   ----------   ----------   ----------   ----------
Total...............................  $2,190,807   $1,938,849   $1,688,141   $1,459,695   $1,626,898
                                      ==========   ==========   ==========   ==========   ==========

An analysis of nonperforming assets is presented in the following table.

                                                                                       December 31,
                                                      ---------------------------------------------
               (Dollars in Thousands)                  1998     1997     1996      1995      1994
---------------------------------------------------------------------------------------------------
Non-accrual loans...................................  $6,203   $9,666   $ 8,882   $13,285   $ 6,371
Other real estate owned, net........................     534       --       727     9,586    11,884
                                                      ------   ------   -------   -------   -------
Total nonperforming assets..........................  $6,737   $9,666   $ 9,609   $22,871   $18,255
                                                      ======   ======   =======   =======   =======
Average non-accrual loans...........................  $8,322   $8,829   $12,261   $ 8,475   $ 5,965
                                                      ======   ======   =======   =======   =======

The Corporation considers all non-accrual loans impaired. The impact of interest revenue which would have been earned on non-accrual loans versus interest revenue recognized on these loans was negligible for the years 1994 through 1998.
     There was no reserve for ORE in 1998 and 1997. The reserve for ORE was $477,000, $978,000 and $478,000 in 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------
7. ALLOWANCE FOR CREDIT LOSSES
An analysis of the allowance for credit losses is presented for the five-year period ended December 31, 1998.

             (Dollars in Thousands)                 1998      1997      1996      1995      1994
--------------------------------------------------------------------------------------------------
Analysis of allowance for credit losses:
Balance, January 1...............................  $18,294   $16,693   $16,086   $14,699   $13,393
                                                   -------   -------   -------   -------   -------
Charge-offs:
  Private banking................................     (327)     (160)     (658)   (1,910)   (1,349)
  Other..........................................       --        --      (517)   (1,520)     (150)
                                                   -------   -------   -------   -------   -------
  Total charge-offs..............................     (327)     (160)   (1,175)   (3,430)   (1,499)
                                                   -------   -------   -------   -------   -------
Recoveries:
  Private banking................................      800       684       702     2,844       611
  Other..........................................       47       327        80       373       194
                                                   -------   -------   -------   -------   -------
  Total recoveries...............................      847     1,011       782     3,217       805
                                                   -------   -------   -------   -------   -------
Net (charge-offs) recoveries.....................      520       851      (393)     (213)     (694)
                                                   -------   -------   -------   -------   -------
Provision charged to income......................      600       750     1,000     1,600     2,000
                                                   -------   -------   -------   -------   -------
Balance, December 31.............................  $19,414   $18,294   $16,693   $16,086   $14,699
                                                   =======   =======   =======   =======   =======

The Corporation maintains the allowance for credit losses at a level deemed to be adequate. The level of the allowance is based on management's judgment as to the current condition of the loan portfolio, determined by a continuous surveillance process. Loan officers are expected to be the first to identify potential credit problems. In addition, experienced credit review professionals provide independent internal oversight of these credits.
     On a quarterly basis, management determines which credits, if any, are to be charged off partially or in full. This is based on a review of all underperforming credits highlighted in the surveillance process. Since substantially all of the Corporation's loan portfolio relates to private banking activities, the Corporation does not apportion the allowance among specific credit categories.

-------------------------------------------------------

8. PREMISES AND EQUIPMENT
An analysis of premises and equipment is presented in the following table.

                                      December 31,
                               -------------------
    (Dollars in Thousands)       1998       1997
--------------------------------------------------
Land                           $  1,675   $  1,675
Building                         13,820     13,414
Leasehold improvements           74,670     70,773
Furniture and equipment          50,520     48,247
                               --------   --------
                                140,685    134,109
Less: accumulated amortization
  and depreciation              (63,665)   (56,546)
                               --------   --------
  Total                        $ 77,020   $ 77,563
                               ========   ========

Amortization and depreciation expense amounted to $14.0 million, $10.3 million and

$9.0 million for 1998, 1997 and 1996, respectively.
     Included in Other Operating Expenses is approximately $12.4 million in 1998, $9.2 million in 1997 and $7.7 million in 1996 of equipment expense.

-------------------------------------------------------

9. SHORT-TERM CREDIT FACILITIES
An analysis of borrowings under short-term credit facilities is presented in the following table.

 (Dollars in Thousands)    1998       1997       1996
-------------------------------------------------------
Federal funds purchased:
 Year-end balance         $30,250   $ 10,175   $ 12,700
 Daily average balance     45,271     63,965    121,929
 Maximum end-of-month
   balance                 34,075    194,765    288,100
 Weighted average
   interest rate during
   year                      5.37%      5.48%      5.42%
 Weighted average
   interest rate at year-
   end                       4.75%      6.65%      6.10%
Securities sold under
  agreements to
  repurchase:
 Year-end balance         $90,309   $169,413   $ 70,516
 Daily average balance    116,740    108,007     43,966
 Maximum end-of-month
   balance                148,185    177,851    120,053
 Weighted average
   interest rate during
   year                      5.11%      5.29%      5.08%
 Weighted average
   interest rate at year-
   end                       4.86%      5.87%      5.69%
Other borrowed funds:
 Year-end balance         $20,366         --   $157,067
 Daily average balance      6,145   $114,479     47,285
 Maximum end-of-month
   balance                 50,066    163,086    157,066
 Weighted average
   interest rate during
   year                      5.94%      5.68%      5.43%
 Weighted average
   interest rate at year-
   end                       5.98%        --%      5.61%

The term of federal funds purchased and securities sold under agreements to repurchase generally do not exceed one week.

     Included in other borrowed funds at December 31, 1998, is the utilization of $20.0 million of the Corporation's $40.0 million unsecured revolving credit facility. The interest rate on this facility, which is based on LIBOR, was 5.98%. There were no funds borrowed under this facility at December 31, 1997. At December 31, 1996, the utilization was $17.0 million and the interest rate was 5.88%. This credit facility expires on July 28, 1999.

-------------------------------------------------------
10. LONG-TERM DEBT

                                      December 31,
                                 -----------------
     (Dollars in Thousands)       1998      1997
--------------------------------------------------
8.414% Trust preferred capital
  securities                     $50,000   $50,000
8.35% Senior unsecured ESOP
  notes due 1999                   3,773     7,254
Federal home loan bank            14,000    15,000
                                 -------   -------
  Total                          $67,773   $72,254
                                 =======   =======

The Trust Preferred Capital Securities qualify as Tier 1 Capital under guidelines of the Board of Governors of the Federal Reserve System (the "Board of Governors") and have no voting rights. Holders of the Trust Preferred Capital Securities will be entitled to receive cumulative cash distributions semi-annually. The Corporation has the right to redeem the Trust Preferred Capital Securities prior to their stated maturity of February 1, 2027, on or after February 1, 2007, upon approval (if then required) of the Board of Governors.
     The 8.35% Senior Unsecured ESOP Notes due 1999 ("ESOP Notes") are obligations of the Corporation that require annual payments of principal and interest. The Corporation loaned the proceeds from the ESOP Notes to the trust established to administer the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies ("401(k) Plan") on the same terms. The 401(k) Plan used the proceeds to purchase 1,380,996 shares of common stock from the Corporation's treasury stock holdings for an Employee Stock Ownership Plan ("the ESOP"). (See "Notes to the Consolidated Financial Statements No. 18.") The ESOP Notes call for a final principal repayment of $3.8 million payable on February 1, 1999. Interest expense related to the ESOP Notes was approximately $0.3 million, $0.6 million and $0.9 million for the years 1998, 1997 and 1996, respectively.
     The Federal Home Loan Bank ("FHLB") borrowings have maturities ranging from 1999 to 2002. The FHLB borrowings bear interest ranging between 6.25% and 6.76% and are collateralized by the pledge of qualifying assets.

-------------------------------------------------------
11. NET INTEREST REVENUE
The following is an analysis of the composition of net interest revenue. See the "Financial and Other Data Supplement" for average balance and related yield analyses on a tax equivalent basis.

                         Years Ended December 31,
      (Dollars        ------------------------------
    in Thousands)       1998       1997       1996
----------------------------------------------------
Interest revenue:
  Loans               $149,493   $133,433   $117,459
  Securities:
    Taxable             58,622     68,053     48,046
    Tax-exempt           3,878      3,893      3,244
  Short-term
    investments         10,144      5,467      4,192
  Deposits with banks    2,606      1,675      1,790
                      --------   --------   --------
Total interest
  revenue              224,743    212,521    174,731
                      --------   --------   --------
Interest expense:
  Deposits             107,846     99,623     82,551
  Short-term credit
    facilities           8,755     15,714     11,374
  Long-term debt         5,516      5,525      1,936
                      --------   --------   --------
Total interest
  expense              122,117    120,862     95,861
                      --------   --------   --------
Net interest income    102,626     91,659     78,870
Provision for credit
  losses                  (600)      (750)    (1,000)
Securities gains, net        4        216        642
                      --------   --------   --------
Net interest revenue  $102,030   $ 91,125   $ 78,512
                      ========   ========   ========

-------------------------------------------------------
12. INCOME TAXES
The current and deferred portions of income tax expense (benefit) included in the Consolidated Statement of Income are presented in the following table.

                        Years Ended December 31,
       (Dollars        ---------------------------
    in Thousands)       1998      1997      1996
--------------------------------------------------
Current:
  Federal              $34,920   $26,876   $21,409
  State and local        7,786     8,689     5,985
                       -------   -------   -------
    Total current
      income taxes      42,706    35,565    27,394
                       -------   -------   -------
Deferred:
  Federal               (2,626)   (1,380)      238
  State and local         (653)   (1,558)      737
                       -------   -------   -------
    Total deferred
      income taxes
      (benefits)        (3,279)   (2,938)      975
                       -------   -------   -------
    Total              $39,427   $32,627   $28,369
                       =======   =======   =======

A reconciliation of the Federal statutory income tax rate with the Corporation's effective income tax rate is presented in the following table.

                                                                 Years Ended December 31,
                                                   -----------------------------------------------------
             (Dollars in Thousands)                     1998               1997                1996
--------------------------------------------------------------------------------------------------------
Tax Expense at U.S. Federal income tax rate......  $35,383   35.0%    $29,281    35.0%    $24,246   35.0%
Increase (decrease) in effective rate resulting
  from:
  Tax-exempt interest revenue....................   (1,150)  (1.1)     (1,298)   (1.5)     (1,059)  (1.5)
  State and local taxes, net of federal income
    tax benefit..................................    4,636   4.6        4,635     5.5       4,369    6.3
  Miscellaneous items............................      558   0.5            9      --         813    1.2
                                                   -------   ----     -------   -----     -------   ----
Total tax expense and effective rate.............  $39,427   39.0%    $32,627    39.0%    $28,369   41.0%
                                                   =======   ====     =======   =====     =======   ====

The components of total income tax expense for the years ended December 31, 1998, 1997 and 1996 that are applicable to operations and stockholders' equity are presented in the following table.

                        Years Ended December 31,
      (Dollars         ---------------------------
    in Thousands)       1998      1997      1996
--------------------------------------------------
Income taxes
  applicable to:
  operations           $39,427   $32,627   $28,369
Stockholders' equity:
  Change in fair
    value of
    securities
    available for
    sale                    37     2,573      (774)
  Tax benefit on
    stock-based
    awards              (1,642)   (1,258)       --
  Tax benefit on
    dividends paid to
    the ESOP on
    unallocated
    shares                 (93)     (143)     (144)
                       -------   -------   -------
    Total              $37,729   $33,799   $27,451
                       =======   =======   =======

The net deferred tax asset is included in "other assets" in the Consolidated Statement of Condition. Deferred tax (assets) liabilities as of December 31, 1998 and 1997 resulted from the items listed in the following table.

                                  December 31,
                               -------------------
   (Dollars in Thousands)        1998       1997
--------------------------------------------------
Deferred tax (assets):
  Employee benefits            $(45,570)  $(40,857)
  Trust and fiduciary
    activities                  (11,980)   (11,820)
  Property and equipment
    leasing                      (9,433)   (11,806)
  Allowance for credit losses    (8,591)    (8,136)
  Other                          (4,090)    (4,363)
                               --------   --------
                                (79,664)   (76,982)
                               ========   ========
Deferred tax liabilities:
  Net unrealized gains on
    securities available for
    sale                          3,214      3,177
  Premises and equipment          7,503      9,547
  Other                           8,144      6,697
                               --------   --------
                                 18,861     19,421
                               --------   --------
  Net deferred tax (asset)     $(60,803)  $(57,561)
                               ========   ========

Deferred tax assets are attributable to temporary differences primarily generated from expenses recognized for financial reporting purposes that are not yet deductible on the tax return. The Corporation believes it is more likely than not that it will generate sufficient taxable income in future periods to absorb these items as they are recognized as deductions on the tax return.

-------------------------------------------------------
13. EARNINGS PER SHARE
The calculations of Basic Earnings per Share and Diluted Earnings per Share for the three year period ended December 31, 1998 are reflected in the following table. The impact of the stock split distributed on February 21, 1997 has been reflected in all earnings per share calculations.

                        Years Ended December 31,
                       ---------------------------
   (In Thousands)       1998      1997      1996
--------------------------------------------------
Net income for basic
  earnings per share   $61,667   $51,032   $40,904
Dividend equivalents
  on stock based
  benefit plans
  (after-tax)              682       550       423
                       -------   -------   -------
Net income for
  diluted earnings
  per share            $62,349   $51,582   $41,327
                       -------   -------   -------
Weighted average
  shares outstanding
  for basic earnings
  per share             18,750    19,354    19,538
  Dilutive effect of
    stock based
    benefit plans        2,335     2,267     1,692
                       -------   -------   -------
    Total dilutive
      shares
      outstanding       21,085    21,621    21,230
                       -------   -------   -------
Basic earnings per
  share                $  3.29   $  2.64   $  2.09
                       =======   =======   =======
Diluted earnings per
  share                $  2.96   $  2.39   $  1.95
                       =======   =======   =======

-------------------------------------------------------
14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
In the normal course of business, the Corporation enters into various transactions involving off-balance sheet financial instruments to meet the needs of its customers and to reduce its own exposure to interest rate risk. These transactions may be subject to credit risk. As compensation for the risks assumed, these instruments generate interest or fee revenue or expense. The controls used to monitor the credit and market risks of off-balance sheet financial instruments are consistent with those associated with the Corporation's on-balance sheet activities.

-------------------------------------------------------
Credit-Related Financial Instruments
Credit-related financial instruments include firm commitments to extend credit ("commitments") and standby letters of credit ("standbys"). The credit risk associated with these instruments varies depending on the creditworthiness of the customer and the value of any collateral held. Collateral requirements vary by type of instrument. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.
     Commitments are legally binding agreements to lend to a customer that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. The Corporation evaluates each customer's creditworthiness on a case-by-case basis prior to approving a commitment or advancing funds under a commitment and determining the related collateral requirement. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of the Corporation's commitments are related to mortgage lending to private banking clients and backup lines of credit for various financial institutions. The mortgage lending commitments are generally expected to be utilized, while the backup lines of credit typically expire unused. Commitments totaled $248.9 million and $193.2 million at December 31, 1998 and 1997, respectively.
     Standbys are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. For example, standbys are issued to satisfy margin requirements incurred by investment banking and broker/dealer financial institutions for their activities conducted on organized exchanges, or in other situations standbys guarantee performance under lease and other agreements by professional business corporations and for other purposes. The credit risk involved in issuing standbys is essentially the same as that involved in extending loans. Standbys outstanding at December 31, 1998 and 1997 amounted to $87.0 million and $87.6 million, respectively. Collateral to the extent appropriate is obtained based on management's credit assessment of the customer. At December 31, 1998, $75.9 million of the standbys outstanding were partially or fully collateralized by cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities) and other assets, compared with $69.8 million at December 31, 1997.

-------------------------------------------------------
Derivative Financial Instruments
As part of its overall asset and liability management process, the Corporation utilizes Swaps as hedges. Swaps are used to ameliorate the interest rate characteristics of nontrading-related balance sheet instruments. The Corporation enters into Swaps with counterparties as a principal.
     The market values of Swaps can vary depending on movements in interest rates. The measurement of the market risks associated with Swaps is meaningful only when all related and offsetting transactions are identified. The notional or contractual amounts of Swaps are indications of the volume of transactions and do not represent amounts at risk. The amounts at risk upon default are generally limited to the unrealized market value gains of the Swaps, if any, and will vary based on changes in interest rates. The risk of default depends on the creditworthiness of the counterparty. The Corporation evaluates the creditworthiness of its counterparties as part of its normal credit review procedures.
     At December 31, 1998 and 1997, the Corporation was a counterparty to Swaps with a total notional principal amount of $560.0 million and $666.5 million, respectively. Swaps involve the exchange of fixed and floating rate interest payment obligations computed on notional principal amounts. Outstanding Swaps had a weighted average maturity of approximately 2.4 years at December 31, 1998 and 3.6 years at December 31, 1997.

-------------------------------------------------------
15. FAIR VALUE OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") requires the disclosure of the estimated fair values of financial instruments. Substantially all of the Corporation's assets, liabilities and off-balance sheet products are considered financial instruments as defined by FAS 107. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions.
     FAS 107 requires that the fair value of financial instruments be estimated using various valuation methodologies. Quoted market prices, when available, are used as the measure of fair value. Where quoted market prices are not available, fair values have been estimated using primarily discounted cash flow analyses and other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. Because assumptions are inherently subjective, the estimated fair values may not be substantiated by comparison to third party evidence and may not be indicative of the value that could be realized in a sale or settlement of the financial instrument.
     A discussion of the fair value estimation methodologies used for material financial instruments follows.

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

-------------------------------------------------------
Long-Term Debt
The estimated fair value of long-term debt was calculated using a discounted cash flow method, where the estimated cash flows considered contractual principal and interest payments. The discount rate used was the current rate for borrowings with comparable remaining maturities.
     The estimated fair value of the trust preferred capital securities was obtained from quotes by third party investment bankers.

-------------------------------------------------------
Interest Rate Swap Agreements
The Corporation is the net fixed rate payor under all of its Swaps and at December 31, 1998 and 1997 had an accrued net payable of $908,000 and $678,000, respectively. The estimated fair value of Swaps is obtained from dealer quotes. These values represent the estimated amount that the Corporation would have to pay or receive to terminate the Swaps, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

-------------------------------------------------------
Other Financial Instruments
The Corporation's other financial instruments are generally short-term in nature and contain negligible credit risk. These instruments consist of cash and due from banks, short-term investments, accrued interest receivable and accounts receivable, demand deposit liabilities, time deposit liabilities, short-term credit facilities and accrued interest payable and accounts payable. Consequently, carrying amounts of these assets and liabilities approximate their estimated fair value.
     The estimated fair values of the Corporation's significant, long-term financial instruments are reflected in the following table.

                                                                                      December 31,
                                   ---------------------------------------------------------------
                                                             1998                             1997
                                   ------------------------------   ------------------------------
                                      *                                *
                                     Par/              Unrealized     Par/              Unrealized
                                   Notional    Fair       Gain      Notional    Fair       Gain
      (Dollars in Millions)         Amount    Value      (Loss)      Amount    Value      (Loss)
--------------------------------------------------------------------------------------------------
Securities.......................   $1,051    $1,058      $  7       $1,124    $1,131      $  7
Loans............................    2,171     2,192        21        1,921     1,935        14
Long-term debt...................       68        70        (2)          72        76        (4)
Interest rate swap agreements....      560       (18)      (18)         667       (11)      (11)
--------------------------------------------------------------------------------------------------

* The par value is the amortized cost for securities, the carrying amount, net of the allowance for credit losses for loans, the carrying amount for long-term debt and the notional amount for interest rate swaps.

-------------------------------------------------------
16. RENTAL COMMITMENTS ON PREMISES AND EQUIPMENT
Most of the Corporation's operations are conducted from premises that are leased. The initial lease periods expire between 2000 and 2016. The lease for the Corporation's headquarters building expires in 2014 and is renewable at the Corporation's option for two successive terms of ten years each at the then current market rate.
     Rent expense on operating leases for the years 1998, 1997 and 1996 was $26.4 million, $30.1 million and $26.1 million, respectively. Operating lease rent expense includes rent escalation adjustments of $7.0 million in 1998, $11.0 million in 1997 and $6.6 million in 1996 for increases in certain operating expenses of the landlords as defined in the lease agreements.
     Minimum rental commitments, including the current level of escalation costs, on non-cancelable leases as of December 31, 1998 follows.

                                         Minimum
        (Dollars in Thousands)           Rentals
-------------------------------------------------
Year ending December 31:
1999                                     $ 27,443
2000                                       29,098
2001                                       28,951
2002                                       28,742
2003                                       28,303
Later years                               266,518
                                         --------
Total minimum payments required          $409,055
                                         ========

-------------------------------------------------------
17. CONTINGENCIES
There are various pending and threatened actions and claims against the Corporation in which the Corporation has denied liability and which it will vigorously contest. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material adverse effect on the Corporation's financial position, results of operations or cash flows.

-------------------------------------------------------
18. PERFORMANCE COMPENSATION
Cash-Based Performance Compensation
The Corporation's cash-based performance compensation award plans provide for annual cash performance awards to eligible employees. The overall size of the cash-based performance compensation award is determined by the achievement of certain corporate financial objectives established by the Board of Directors at the beginning of each year. Eligible employee awards are determined on an individual basis based upon an employee's contribution to the overall success of the Corporation. Total cash-based performance compensation was $38.5 million, $31.3 million and $24.4 million in 1998, 1997 and 1996, respectively.

-------------------------------------------------------
Stock-Based Compensation
The Executive Incentive Plan (the "EIP") is authorized to grant up to 540,000 Restricted Stock Units ("RSUs") to eligible employees. The overall size of the stock-based awards are determined by the achievement of certain corporate financial objectives established by the Board of Directors at the beginning of each year. Eligible employee awards are determined on an individual basis based upon an employee's contribution to the overall success of the Corporation. RSUs accrue dividend equivalent credits and generally cliff vest (the entire award typically vests at the end of the five year vesting period) at which time they may be converted into shares of the Parent's common stock. During 1998, the Corporation granted 94,915 RSUs with a weighted average fair value of $64.64 per unit. During 1997, 105,114 RSUs were granted with a weighted average fair value of $47.78 per unit. The fair value of a RSU is determined by averaging the high and low prices of a share of common stock of the Parent on the date of grant. The value of the grant is recorded as a component of compensation expense ratably over the vesting period. Total stock-based compensation expense which is included as a component of performance compensation in the consolidated statement of income was $2.6 million, $1.1 million and $158,000 in 1998, 1997 and 1996, respectively. At December 31, 1998, the Corporation had 308,587 RSUs available for future issuance.
     The 1995 Stock Option Plan (the "Option Plan") provides for stock option grants to eligible employees. The Option Plan authorizes the issuance of a maximum of 3,200,000 options to acquire shares of the Parent's common stock. At December 31, 1998, the Parent had 872,212 shares of common stock available for issuance. Under the Option Plan, the Corporation awards either incentive stock options or non-qualified stock options. The stock options expire ten years from the date of grant and their exercise price is not less than the fair market value of a common share on the date of grant. Awards vest either after five years or in four equal annual installments.
     Options granted are issued with the exercise price at least equal to the fair market value of a common share of the Parent.
     The following is a summary of stock option transactions which occurred under the

Option Plan for the three-year period ended December 31, 1998.

                                                     Weighted
                                                     Average
                                                     Exercise
                        Shares                        Price
                         Under      Option Price       Per
                        Option        Per Share       Share
-------------------------------------------------------------
Balance, December 31,
  1995                   988,800  $20.69 -- $24.83     $22.53
  Granted                503,100   23.63 --  27.63      23.72
  Exercised               (2,048)            20.69      20.69
  Canceled                (6,276)  20.69 --  23.63      22.84
                       ---------   ---------------     ------
Balance, December 31,
  1996                 1,483,576   20.69 --  27.63      22.93
  Granted                576,350   44.69 --  56.63      47.75
  Exercised              (40,425)  20.69 --  23.63      21.72
  Canceled               (34,900)  20.69 --  47.88      31.10
                       ---------   ---------------     ------
Balance, December 31,
  1997                 1,984,601   20.69 --  56.63      30.02
  Granted                385,750   59.13 --  74.88      63.84
  Exercised              (76,057)  20.69 --  47.88      25.62
  Canceled               (19,439)  20.69 --  62.63      45.13
                       ----------  ---------------     ------
Balance, December 31,
  1998                 2,274,855  $20.69 -- $74.88     $35.78
                       =========  ================     ======

Options outstanding at December 31, 1998 are further detailed in the following table:

                             Remaining
 Shares                      Weighted
  Under     Option Price      Average
 Option       Per Share        Life
--------------------------------------
1,352,001   $20.69 -- $27.63   6.9 Years
  542,854    44.69 --  59.13   8.2 Years
  380,000    62.63 --  74.88   9.2 Years
=========
2,274,855
=========

The number of options exercisable and their weighted average exercise price for the three year period ended December 31, 1998 are detailed in the following table:

                       December 31,   December 31,   December 31,
                           1998           1997           1996
-----------------------------------------------------------------
Options exercisable         693,020        351,493        134,788
                            =======        =======        =======
Weighted average
  exercise price of
  exercisable options       $ 26.86        $ 21.63        $ 20.69
                            =======        =======        =======

The fair value of each option grant is estimated using the Black-Scholes option pricing model. The weighted average assumptions used for grants made in 1998, 1997 and 1996 are as follows:

                         1998      1997      1996
                        Grants    Grants    Grants
---------------------------------------------------
Dividend yield              2.6%      2.7%      2.1%
Expected volatility        24.7%     22.2%     24.4%
Risk-free interest
  rate                      5.6%      6.4%      5.8%
Expected option life    5 Years   5 Years   5 Years

The weighted average fair value of options granted in 1998, 1997 and 1996 was $15.45 per option, $11.25 per option and $6.17 per option, respectively. If compensation cost for the Corporation's Option Plan had been recorded based on the fair value at the grant dates for awards and recognized over the vesting period of the award, the impact on the Corporation's net income and earnings per share would have been as follows:

                                   As        Pro
    (Dollars in Thousands)      Reported    Forma
--------------------------------------------------
For the year ended December
  31, 1998:
  Net income                    $61,667    $58,256
  Diluted earnings per share    $  2.96    $  2.80
For the year ended December
  31, 1997:
  Net income                    $51,032    $48,327
  Diluted earnings per share    $  2.39    $  2.26
For the year ended December
  31, 1996:
  Net income                    $40,904    $39,185
  Diluted earnings per share    $  1.95    $  1.87

-------------------------------------------------------
EMPLOYEE STOCK OWNERSHIP PLAN
The Corporation sponsors a 401(k) Plan and ESOP (collectively, the "Plan") covering all employees who satisfy a one year service requirement. Depending upon the Corporation satisfying certain profitability criteria and other factors, eligible employees receive merit-based annual awards calculated as a percentage of such employees' compensation. Awards are comprised of an ESOP award, which is mandatorily contributed to the Plan, and an elective award, which may be taken in cash or, subject to certain limitations, deferred and contributed to the Plan.
     As of December 31, 1998, the ESOP held a total of 1,729,071 shares of the Corporation's common stock with 1,504,860 shares allocated to participant accounts and 224,211 unallocated. Unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees. On February 1, 1999 upon making the final debt service payment, all remaining unallocated shares were allocated to eligible participants. Dividends on ESOP shares used for debt repayment were $1.2 million,

$1.1 million and $1.0 million in 1998, 1997 and 1996, respectively.
     Dividends declared on allocated and unallocated ESOP shares are recorded as deductions from retained earnings. The Corporation receives a tax benefit for dividends paid on allocated shares. These tax benefits are recorded in the Consolidated Statement of Income as a reduction of income tax expense. The tax benefits for dividends paid on unallocated shares are recorded in the Consolidated Statement of Condition as an increase in retained earnings.
     For earnings per share purposes, shares held by the ESOP, both allocated and unallocated, are considered to be outstanding.

-------------------------------------------------------
19. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
The Corporation provides pension and other postretirement benefits to qualifying employees.
     The pension plan is a trusteed, noncontributory, qualified defined benefit pension plan that provides pension benefits to substantially all employees. Benefits are based upon years of service, average compensation over the final years of service and the social security covered compensation. The Corporation's funding policy is consistent with the funding requirements of Federal laws and regulations. The pension plan's investment assets are managed by the Trust Company. The pension plan's investment assets principally are invested in shares of various domestic and international equity, fixed income and money market portfolios of the Excelsior Series of mutual funds. The Trust Company is the investment advisor of the Excelsior funds.
     The Corporation uses the projected unit credit cost method to compute the vested benefit obligation, where the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled based on the employee's expected date of separation or retirement.
     The Corporation provides certain health care and life insurance benefits for all employees, certain qualifying retired employees and their dependents. Postretirement medical and life insurance benefits are accrued during the years that the employee renders service to reflect the expected cost of providing health care and life insurance and other benefits to an employee upon retirement.
     The following table summarizes the components of retirement and postretirement benefit expenses (credits), the funded status of the Corporation's qualified retirement plan, changes in the benefit obligations related to these plans and the major assumptions used to determine these amounts.

                                       1998                              1997                             1996
                          -------------------------------   ------------------------------   ------------------------------
                          Pension     Health &              Pension    Health &              Pension    Health &
 (Dollars in Thousands)     Plan        Life      Total       Plan       Life      Total       Plan       Life      Total
---------------------------------------------------------------------------------------------------------------------------
Components of expense
  (credit):
  Service cost and
    expenses............  $  6,617    $    278   $  6,895   $  5,402   $    309   $  5,711   $  5,565   $    307   $  5,872
  Interest cost.........    14,077       1,779     15,856     12,458      2,182     14,640     12,042      1,865     13,907
  Amortization of prior
    service cost........       177        (391)      (214)       177       (391)      (214)        --       (391)      (391)
  Actual return on plan
    assets..............   (46,341)      --       (46,341)   (45,135)     --       (45,135)   (19,594)     --       (19,594)
  Other net
    amortizations and
    deferrals(1)........    30,541      (6,759)    23,782     24,455        285     24,740       (646)       519       (127)
                          --------    --------   --------   --------   --------   --------   --------   --------   --------
    Net expense
      (credit)..........  $  5,071    $ (5,093)  $    (22)  $ (2,643)  $  2,385   $   (258)  $ (2,633)  $  2,300   $   (333)
                          ========    ========   ========   ========   ========   ========   ========   ========   ========
---------------------------------------------------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan
    assets at beginning
    of year.............  $253,442       --                 $216,070      --                 $204,983      --
  Actual return on plan
    assets..............    46,341       --                   45,135      --                   19,594      --
  Employer
    contribution........     --          1,666                 --         1,688                 --         1,765
  Benefits and expenses
    paid................    (8,655)     (1,666)               (7,763)    (1,688)               (8,507)    (1,765)
                          --------    --------              --------   --------              --------   --------
  Fair value of plan
    assets at end
    of year.............   291,128       --                  253,442      --                  216,070      --
                          --------    --------              --------   --------              --------   --------
Change in benefit
  obligation:
  Benefit obligation at
    beginning of year...   192,352      31,940               170,045     26,660               165,657     30,915
  Service cost..........     6,417         278                 5,402        309                 5,565        307
  Interest cost.........    14,077       1,779                12,458      2,182                12,042      1,865
  Actuarial (gain)/
    loss(1).............    16,327     (11,510)               10,071      4,477                (4,712)    (4,662)
  Benefits paid.........    (8,458)     (1,666)               (7,763)    (1,688)               (8,507)    (1,765)
  Amendments............     --          --                    2,139      --                    --         --
                          --------    --------              --------   --------              --------   --------
  Benefit obligation at
    end of year.........   220,715      20,821               192,352     31,940               170,045     26,660
                          --------    --------              --------   --------              --------   --------
Prepaid/(accrued) cost:
  Excess of plan assets
    over benefit
    obligation..........    70,413     (20,821)               61,090    (31,940)               46,025    (26,660)
  Unrecognized
    cumulative net
    (gains) losses......   (40,246)        595               (23,630)     5,346                (6,848)     1,155
  Unrecognized prior
    service cost........     1,539      (1,973)                1,716     (2,364)                 (246)    (2,756)
  Unrecognized net
    liability (asset) at
    date of initial
    application.........    (7,196)      --                   (9,595)     --                  (11,993)     --
                          --------    --------              --------   --------              --------   --------
  Prepaid (accrued)
    cost................  $ 24,510    $(22,199)             $ 29,581   $(28,958)             $ 26,938   $(28,261)
                          ========    ========              ========   ========              ========   ========
Discount rate...........      6.75%       6.75%                  7.0%       7.0%                  7.5%       7.5%
Rate of increase
  in salary.............         6%(3)        6%(3)              4.5%       4.5%                  4.5%       4.5%
Health care cost
  trend rate............       N/A         9.0%                  N/A       11.3%                  N/A       11.9%
Expected rate of return
  on plan assets........       9.0%        N/A                   9.0%       N/A                   9.0%       N/A

--------------------------------------------------------------------------------
(1) Pension plan expense includes a charge of $7.3 million arising from the actuarial recalculation of certain benefit obligations. Health & Life other net amortization and deferrals for the year ended December 31, 1998 includes a $7.3 million gain reflecting an actuarial gain arising from a change in actuarial assumptions with regard to future retiree medical claims
(2) The pension expense (credit) and postretirement benefit expense are determined using the assumptions as of the beginning of the year. The benefit obligations and the funded status are determined using the assumptions as of the end of the year.
(3) The rate of increase in salary is based on current experience and assumes a continuation of the Corporation's national expansion and a lower average age of employees.

The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 9.0% in 1998, decreasing gradually to 5.5% in the year 2005. A one percentage point change in the assumed health care cost trend rates would have the following effects:

                                        1%        1%
      (Dollars in Thousands)         Increase  Decrease
--------------------------------------------------------
1998:
Effect on total of service and
  interest cost components               $ 26     $ (26)
Effect on postretirement benefit
  obligation                             $317     $(333)
1997:
Effect on total of service and
  interest cost components               $ 80     $ (80)
Effect on postretirement benefit
  obligation                             $950     $(998)
1996:
Effect on total of service and
  interest cost components               $ 71     $ (71)
Effect on postretirement benefit
  obligation                             $809     $(850)

In addition to the pension plan, the Corporation also maintains an unfunded, non-trusteed, non-contributory, non-qualified retirement plan ("BEP") for participants whose retirement benefits under the qualified plan exceed Federal tax law limits. As of January 1, 1997, the Corporation amended this non-qualified plan to change the Plan from a "defined benefit" to a "defined contribution" type of plan. The Corporation's accrued liability for the BEP is $11.5 million, $9.3 million and $7.7 million for the three-year period ended December 31, 1998.

--------------------------------------------------------------------------------
20. PARENT COMPANY ONLY AND REGULATORY MATTERS
Condensed statements of income, condition and cash flows for the Parent follow:

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF INCOME

--------------------------------------------------------------------------------

                                                                      Years Ended December 31,
                                                         -------------------------------------
                (Dollars in Thousands)                    1998           1997           1996
----------------------------------------------------------------------------------------------
Income:
  Equity in Net Income of Subsidiaries:
     Banks.............................................  $71,525        $56,254        $42,838
     Non-Bank..........................................     (206)          (212)           766
  Interest Revenue.....................................    1,066          1,433          1,245
  Other Income.........................................      138            130             --
                                                         -------        -------        -------
Total Income...........................................   72,523         57,605         44,849
                                                         -------        -------        -------
Expenses:
  Interest Expense.....................................    4,983          4,705          1,745
  Professional Fees....................................    7,450            367            315
  Other Operating Expense..............................    6,753          4,832          3,458
                                                         -------        -------        -------
Total Expenses.........................................   19,186          9,904          5,518
                                                         -------        -------        -------
Income Before Income Taxes.............................   53,337         47,701         39,331
Income Taxes (Benefits)................................   (8,330)        (3,331)        (1,573)
                                                         -------        -------        -------
Net Income.............................................  $61,667        $51,032        $40,904
                                                         =======        =======        =======

--------------------------------------------------------------------------------
U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CONDITION

--------------------------------------------------------------------------------

                                                                      December 31,
                                                                ------------------------
                   (Dollars in Thousands)                         1998            1997
----------------------------------------------------------------------------------------
ASSETS
Equity Investments in Subsidiaries:
  Banks.....................................................    $306,079        $269,670
  Non-Bank..................................................         734           4,468
                                                                --------        --------
Total Equity Investments in Subsidiaries....................     306,813         274,138
Short-Term Investments......................................      25,503           8,001
Securities..................................................       1,042          19,199
Other Assets(1).............................................     100,335          82,327
                                                                --------        --------
Total Assets................................................    $433,693        $383,665
                                                                ========        ========
LIABILITIES
Short-Term Credit Facilities................................    $ 20,000        $     --
Other Liabilities...........................................     113,738          93,718
Long-Term Debt(2)...........................................      55,320          58,801
                                                                --------        --------
Total Liabilities...........................................     189,058         152,519
                                                                --------        --------
TOTAL STOCKHOLDERS' EQUITY..................................     244,635         231,146
                                                                --------        --------
Total Liabilities and Stockholders' Equity..................    $433,693        $383,665
                                                                ========        ========

--------------------------------------------------------------------------------
(1) Includes $5,000 of cash and cash equivalents at December 31, 1997.
(2) Includes the 8.414% Junior Subordinated Debt issued to U.S. Trust Capital A at December 31, 1998 and December 31, 1997. Refer to Notes to the Consolidated Financial Statements No. 10.

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------

                                                              Years Ended December 31,
                                                      ----------------------------------------
              (Dollars In Thousands)                    1998            1997            1996
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income........................................    $ 61,667        $ 51,032        $ 40,904
Adjustments to Reconcile Net Income to Net Cash
  Provided By Operating Activities:
  Equity in Net (Income) of Subsidiaries..........     (71,319)        (56,042)        (43,604)
  Dividends Received from Subsidiaries............      51,000          53,000          30,500
  Deferred Income Taxes...........................        (739)           (849)         (3,576)
  Net Change in Other Assets......................     (14,571)        (20,025)         (7,638)
  Net Change in Other Liabilities.................      20,661          12,240           7,829
  Other, Net......................................       1,735           1,345             143
                                                      --------        --------        --------
Net Cash Provided by Operating Activities.........      48,434          40,701          24,558
                                                      --------        --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Subsidiaries.......................        (240)         (8,000)         (2,000)
Net Change in Short-Term Investments..............     (17,502)          2,729         (10,730)
Securities:
  Proceeds from Sales.............................      18,157              --           5,310
  Purchases.......................................          --         (17,539)             --
Principal Payment from ESOP.......................       3,482           3,214           2,966
Other, Net........................................         525          (1,547)             --
                                                      --------        --------        --------
Net Cash Provided by (Used in) Investing
  Activities......................................       4,422         (21,143)         (4,454)
                                                      --------        --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Short-Term Credit Facilities........      20,000         (17,000)         (3,000)
Issuance of Long-Term Debt........................          --          51,547              --
Repayment of Long-Term Debt.......................      (3,482)         (3,214)         (2,966)
Issuance of Common Stock..........................       1,767             755              42
Purchases of Treasury Stock.......................     (58,173)        (40,492)         (4,728)
Dividends Paid....................................     (12,973)        (11,149)         (9,768)
                                                      --------        --------        --------
Net Cash (Used in) Financing Activities...........     (52,861)        (19,553)        (20,420)
                                                      --------        --------        --------
Net Change in Cash and Cash Equivalents...........          (5)              5            (316)
Cash and Cash Equivalents at Beginning of Year....           5              --             316
                                                      --------        --------        --------
Cash and Cash Equivalents at End of Year..........    $     --        $      5        $     --
                                                      ========        ========        ========
Income Taxes Paid.................................    $ 39,818        $ 30,289        $ 16,281
Interest Expense Paid.............................       5,157           3,173           2,223

The Parent's banking subsidiaries are subject to limitations on the amount of dividends they can pay to the Parent without prior approval of the bank regulatory authorities. As of January 1, 1999, the Parent's banking subsidiaries can declare, in aggregate, dividends of approximately $46.4 million without prior regulatory approval.
     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of the Parent can finance or otherwise transfer funds to the Parent or its nonbanking subsidiaries. These "covered transactions" are limited to 20% of all bank subsidiary's regulatory capital and surplus and covered transactions with any one such affiliate are limited to 10% of a bank subsidiary's regulatory capital and surplus. Covered transactions include, among other things, loans and extensions of credit to, purchases of assets from, and guarantees, acceptances, and letters of credit issued on behalf of, an affiliate. Such covered transactions must be collateralized by qualifying collateral as defined by applicable law.
     The Federal Reserve Board, the Corporation's primary federal regulator, establishes regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by the Federal Reserve Board that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines set by the Federal Reserve Board, banks and bank holding companies must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital requirements and classifications are also subject to qualitative judgments by the Federal Reserve Board about components, risk weightings and other factors. The capital of the Corporation and its subsidiaries exceeded minimum requirements at December 31, 1998.
     The following table sets forth the Corporation's and Trust Company's regulatory capital and ratios as of December 31, 1998 and 1997.

---------------------------------------------------------------------------------------------
                                                      Actual as of           Actual as of
                                                      December 31,           December 31,
                                                          1998                   1997
                                                   -------------------    -------------------
             (Dollars in Thousands)                 Amount     Rate(a)     Amount     Rate(a)
---------------------------------------------------------------------------------------------
Tier 1 capital:
  Corporation....................................  $235,835      12.0%    $252,414      14.1%
  Trust Company..................................   158,806       9.7%     144,881       9.4%
Total capital:
  Corporation....................................   255,249      13.0%     270,708      15.1%
  Trust Company..................................   176,005      10.7%     161,083      10.4%
Leverage:
  Corporation....................................   235,835       6.2%     252,414       7.3%
  Trust Company..................................   158,806       5.1%     144,881       5.3%

--------------------------------------------------------------------------------
(a) Minimum tier 1 capital, total capital and tier 1 leverage ratios are 4%, 8% and 3%-5%, respectively, for bank holding companies and banks.

Under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), five capital categories were established for banks. Pursuant to that statute, the federal bank regulatory agencies have specifically defined these categories by determining that a bank is well capitalized if it maintains a tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5%.
     The Federal Reserve Board has also adopted these same thresholds for the tier 1 capital ratio and total capital ratio in defining a well capitalized bank holding company. The well capitalized threshold for the leverage ratio may be set at 3% to 5%, depending on other regulatory criteria.
     Based on their respective regulatory capital ratios at December 31, 1998 and December 31, 1997, the Corporation and its subsidiaries are well capitalized. There are no conditions or events that management believes have changed the Corporation's and subsidiaries well-capitalized status.

21. QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

--------------------------------------------------------------------------------

                                                                   1998                                    1997
                                  -------------------------------------   -------------------------------------
     (Dollars in Thousands,       Fourth     Third    Second     First    Fourth     Third    Second     First
   Except Per Share Amounts)      Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------------------------------------------------------
Fee revenue.....................  $88,814   $88,892   $83,293   $78,620   $75,900   $71,182   $67,913   $66,696
Net interest revenue............   27,282    24,690    24,704    25,354    24,343    22,858    22,167    21,757
                                  -------   -------   -------   -------   -------   -------   -------   -------
Total revenue...................  116,096   113,582   107,997   103,974   100,243    94,040    90,080    88,453
Operating expense...............   90,199    87,545    82,927    79,884    77,924    72,634    69,689    68,910
                                  -------   -------   -------   -------   -------   -------   -------   -------
Income before income taxes......   25,897    26,037    25,070    24,090    22,319    21,406    20,391    19,543
Income taxes....................   10,100    10,155     9,777     9,395     8,704     8,349     7,952     7,622
                                  -------   -------   -------   -------   -------   -------   -------   -------
Net income......................  $15,797   $15,882   $15,293   $14,695   $13,615   $13,057   $12,439   $11,921
                                  =======   =======   =======   =======   =======   =======   =======   =======
Earnings per share:
  Basic earnings per share......  $  0.85   $  0.85   $  0.81   $  0.78   $  0.71   $  0.68   $  0.64   $  0.61
                                  =======   =======   =======   =======   =======   =======   =======   =======
  Diluted earnings per share....  $  0.76   $  0.76   $  0.73   $  0.70   $  0.64   $  0.61   $  0.58   $  0.55
                                  =======   =======   =======   =======   =======   =======   =======   =======
Stock price high................  $ 76.75   $ 84.13   $ 77.50   $ 66.50   $ 65.75   $ 57.25   $ 49.13   $ 47.88
Stock price low.................    46.75     58.88     64.00     56.63     52.50     44.75     39.25     37.63
Cash dividends declared.........     0.18      0.18      0.18      0.18      0.15      0.15      0.15      0.15

--------------------------------------------------------------------------------

The common shares of the Corporation are traded in the Nasdaq national market. The market prices shown above are based on Nasdaq national market prices. As of January 1, 1999, there were approximately 1,880 record holders of the Corporation's common shares.

REPORT OF INDEPENDENT ACCOUNTANTS

January 20, 1999

To the Board of Directors and Stockholders of U.S. Trust Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of U.S. Trust Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                      [PricewaterhouseCoopers LLP]
                                       PricewaterhouseCoopers LLP

                      FINANCIAL AND OTHER DATA SUPPLEMENT
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

                                       Years Ended December 31,
       (Dollars in Millions,           ---------------------------------------------------------
Except Per Share Amounts)(1)(2)(3)      1998        1997        1996        1995(4)      1994(4)
------------------------------------------------------------------------------------------------
Fee revenue........................    $339.6      $281.7      $ 244.2      $215.3       $197.5
Fee revenue -- processing
  business(4)......................        --          --           --        66.1        102.7
Net interest revenue and other
  income...........................     102.0        91.1         78.5       103.4        118.5
                                       ------      ------      -------      ------       ------
Total revenue......................     441.6       372.8        322.7       384.8        418.7
Operating expenses.................     340.6       289.2        253.5       322.6        334.2
Restructuring costs(4).............        --          --           --       155.6         50.2
                                       ------      ------      -------      ------       ------
Income (loss)
  before income taxes..............     101.1        83.7         69.3       (93.4)        34.4
Income taxes.......................      39.4        32.6         28.4       (42.9)        13.4
                                       ------      ------      -------      ------       ------
Net income (loss)..................    $ 61.7      $ 51.0      $  40.9      $(50.5)      $ 21.0
                                       ======      ======      =======      ======       ======
Basic earnings (loss) per share....    $ 3.29      $ 2.64      $  2.09      $(2.62)      $ 1.12
Diluted earnings (loss) per
  share............................      2.96        2.39         1.95       (2.62)        1.06
Cash dividends declared
  per share........................      0.72        0.60         0.50        0.63         1.00
Dividend payout ratio..............     24.32%      25.10%       25.64%     (23.85)%      94.34%
------------------------------------------------------------------------------------------------
At December 31:
Assets under management(3)
  Investment management............    $ 61.3      $ 47.3      $  38.0      $ 33.5       $ 26.0(5)
  Special fiduciary................      13.7        13.9         15.3        13.9          5.1
Assets under administration(3).....     326.5       268.7        232.3       203.8        167.8(5)
Total assets.......................     4,143       3,815        3,477       2,573        3,223
Trust preferred capital securities
  and long-term debt...............      67.8        72.3         26.5        29.4         60.9
Return on average stockholders'
  equity...........................     26.20%      22.75%       20.99%     (23.10)%       9.24%
Return on average total assets.....      1.68%       1.49%        1.42%      (1.52)%       0.53%
Average stockholders' equity as a
  percentage of average total
  assets...........................      6.42%       6.54%        6.76%       6.60%        5.69%

--------------------------------------------------------------------------------
(1)Columns may not tally due to rounding.
(2)All earnings per share and common stock disclosures in this report have been adjusted for a two-for-one stock split effected in the form of a stock dividend distributed on February 21, 1997.
(3)Assets under Management and Assets under Administration are expressed in billions.
(4)The years ended December 31, 1995 and December 31, 1994 include revenues generated by certain businesses sold on September 1, 1995, to The Chase Manhattan Corporation. These periods also include $86.9 million (after-taxes) and $27.9 million (after-taxes) of restructuring charges for the years ended December 31, 1995 and December 31, 1994, respectively.
(5)Excludes $1.9 billion of Investment Management assets under management and $223.4 billion of assets under administration as of December 31, 1994 due to the sale on September 1, 1995 of certain businesses to The Chase Manhattan Corporation.

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

--------------------------------------------------------------------------------

                                                  1998 Compared to 1997         1997 Compared to 1996
                                               Increase (Decrease) Due to    Increase (Decrease) Due to
                                                       Change in:                    Change in:
                                               ---------------------------   ---------------------------
                                               Average   Average             Average   Average
           (Dollars in Thousands)              Balance    Rate      Total    Balance    Rate      Total
--------------------------------------------------------------------------------------------------------
Interest earning assets:
Short-term investments......................   $6,023    $ (415)   $ 5,608   $ 1,005   $  155    $ 1,160
Loans(1)(2).................................   18,074    (2,014)    16,060    16,622     (648)    15,974
Securities(3):
  U.S. government obligations...............   (7,285)      615     (6,670)    1,241    1,301      2,542
  Federal agency obligations................   (1,703)   (1,702)    (3,405)   16,709    1,483     18,192
  State and municipal obligations...........      765    (1,040)      (275)    1,560     (462)     1,098
  Collateralized mortgage obligations.......     (431)       18       (413)     (903)      86       (817)
  Other securities..........................      404       382        786       211     (157)        54
                                               -------   -------   -------   -------   ------    -------
Total securities............................   (8,250)   (1,727)    (9,977)   18,818    2,251     21,069
                                               -------   -------   -------   -------   ------    -------
Total interest earning assets...............   15,847    (4,156)    11,691    36,445    1,758     38,203
                                               -------   -------   -------   -------   ------    -------
Interest bearing sources of funds:
Interest bearing deposits...................   13,371    (5,148)     8,223    16,129      943     17,072
Short-term credit facilities................   (6,195)     (764)    (6,959)    4,011      329      4,340
Trust preferred capital securities..........      312        65        377     3,859       --      3,859
Long-term debt..............................     (353)      (33)      (386)     (233)     (37)      (270)
                                               -------   -------   -------   -------   ------    -------
Total sources on which interest is paid.....    7,135    (5,880)     1,255    23,766    1,235     25,001
                                               -------   -------   -------   -------   ------    -------
Change in net interest income- taxable
  equivalent basis..........................   $8,712    $1,724    $10,436   $12,679   $  523    $13,202
                                               ======    ======              = =====   ======
Tax equivalent adjustment...................                           531                          (413)
                                                                   -------                       -------
Change in net interest income...............                       $10,967                       $12,789
                                                                   =======                       =======

--------------------------------------------------------------------------------
Changes that are not due solely to volume or rate have been allocated ratably to their respective categories.
(1)The average principal balances of non-accrual and reduced rate loans are included in the above figures.
(2)Loans include the Loan to ESOP, which had an average balance of $4.0 million in 1998, $7.5 million in 1997 and $10.7 million in 1996.
(3)The average balance and average rate for securities available for sale has been calculated using their amortized cost.

THREE-YEAR NET INTEREST REVENUE (TAX EQUIVALENT BASIS) AND AVERAGE BALANCES FOR THE YEARS ENDED DECEMBER 31,

--------------------------------------------------------------------------------

                                                                                           1998
                                                              ---------------------------------
                                                               Average                  Average
                   (Dollars in Thousands)                      Balance      Interest     Rate
-----------------------------------------------------------------------------------------------
Short-term investments......................................  $  240,402    $ 12,750       5.30%
Securities(1)(2)............................................   1,043,323      65,401       6.27
Loans(3)(4).................................................   1,973,027     149,493       7.58
                                                              ----------    --------
Total interest earning assets...............................   3,256,752     227,644       6.99
                                                              ----------    --------
Interest bearing deposits...................................   2,350,945     107,846       4.59
Short-term credit facilities................................     168,156       8,755       5.21
Long-term credit facilities.................................      68,396       5,516       8.06
                                                              ----------    --------
Total sources on which interest is paid.....................   2,587,497     122,117       4.72
                                                              ----------    --------
Net interest revenue-taxable equivalent basis...............                 105,527
Net free funds(4)...........................................  $  669,255
                                                              ==========
Provision for credit losses.................................                    (600)
Tax equivalent adjustment(2)................................                  (2,901)
Securities gain, net........................................                       4
                                                                            --------
Net interest revenue........................................                $102,030
                                                                           =========
Net yield on interest earning assets........................                               3.24

--------------------------------------------------------------------------------
(1)The average balance and average rate for securities available for sale has been calculated using their amortized cost.
(2)Yields on state and municipal obligations are stated on a taxable equivalent basis, employing the Federal statutory income tax rate adjusted for the effect of state and local taxes, resulting in a marginal tax rate of approximately 47% for 1998, 1997 and 1996.
(3)The average principal balances of non-accrual and reduced rate loans are included in the above figures.
(4)Loans and Stockholders' Equity include the Loan to ESOP, which had an average balance of $4.0 million in 1998, $7.5 million in 1997 and $10.7 million in 1996.

--------------------------------------------------------------------------------

                                     1997                                    1996
    -------------------------------------   -------------------------------------
     Average                      Average    Average                      Average
     Balance        Interest       Rate      Balance        Interest       Rate
    -----------------------------------------------------------------------------
    $  130,418      $  7,142         5.48%  $  112,010      $  5,982         5.34%
     1,178,346        75,378         6.40      895,964        54,309         6.06
     1,737,652       133,433         7.68    1,522,246       117,459         7.72
    ----------      --------                ----------      --------
     3,046,416       215,953         7.09    2,530,220       177,750         7.03
    ----------      --------                ----------      --------
     2,072,750        99,623         4.81    1,736,970        82,551         4.75
       286,451        15,714         5.49      213,180        11,374         5.34
        69,754         5,525         7.92       26,719         1,936         7.25
    ----------      --------                ----------      --------
     2,428,955       120,862         4.98    1,976,869        95,861         4.85
    ----------      --------                ----------      --------
                      95,091                                  81,889
    $  617,461                              $  553,351
    ==========                              ==========
                        (750)                                 (1,000)
                      (3,432)                                 (3,019)
                         216                                     642
                    --------                                --------
                    $ 91,125                                $ 78,512
                    ========                                ========
                                     3.12                                    3.24

--------------------------------------------------------------------------------

LOANS

--------------------------------------------------------------------------------

               (Dollars in Thousands)                  Within 1 Year   1-5 Years   Over 5 Years     Total
------------------------------------------------------------------------------------------------------------
Maturity schedule of loans at December 31, 1998:
Private banking:
  Residential real estate mortgages(1)...............    $ 86,801      $165,194     $1,378,505    $1,630,500
  Other..............................................     499,471        13,236         12,907       525,614
                                                         --------      --------     ----------    ----------
Total private banking loans..........................     586,272       178,430      1,391,412     2,156,114
                                                       ------------    --------    ------------   ----------
Loans to financial institutions for purchasing and
  carrying securities................................      31,972            --             --        31,972
All other............................................         219           449          2,053         2,721
                                                       ------------    --------     ----------    ----------
  Total..............................................    $618,463      $178,879     $1,393,465    $2,190,807
                                                         ========      ========     ==========    ==========
Interest sensitivity of loans at December 31, 1998:
Loans with predetermined interest rates..............                  $150,322     $  914,081    $1,064,403
Loans with floating or adjustable interest rates.....                    28,557        479,384       507,941
                                                                       --------    ------------   ----------
  Total..............................................                  $178,879     $1,393,465    $1,572,344
                                                                       ========    ===========   ============

--------------------------------------------------------------------------------

(1) Maturities are based upon the contractual terms of the loans.
--------------------------------------------------------------------------------
SUMMARY OF CREDIT LOSS EXPERIENCE

--------------------------------------------------------------------------------

            (Dollars in Thousands)     1998           1997         1996         1995         1994
---------------------------------------------------------------------------------------------------
Average loans......................  $1,968,978   $1,730,134   $1,511,527   $1,354,975   $1,307,900
Allowance to average loans.........        0.99%        1.06%        1.10%        1.19%        1.12%
Allowance to nonperforming loans...      312.98%      189.26%      187.94%      121.08%      230.72%
Net (charge-offs) recoveries to
  average loans....................        0.03%        0.05%       (0.03)%      (0.02)%      (0.05)%
Nonperforming assets to average
  loans and real estate owned......        0.34%        0.56%        0.64%        1.68%        1.38%

--------------------------------------------------------------------------------

At December 31, 1998, the loan portfolio included loans to individuals involved in the financial services industry of approximately $619 million. Recoveries exceeded charge-offs from loans to individuals involved in the financial services industry in 1998 and 1997. Net charge-offs from loans to individuals involved in the financial services industry amounted to $471,000 in 1996, $353,000 in 1995 and $438,000 in 1994. Such net charge-offs as a percentage of average total loans amounted to three basis points in 1996, 1995 and 1994.

DEPOSITS

--------------------------------------------------------------------------------

                                                  1998              1997              1996
                                        --------------    --------------    --------------
        (Dollars in Millions)           Amount    Rate    Amount    Rate    Amount    Rate
------------------------------------------------------------------------------------------
Analysis of average daily deposits:
  Non-interest bearing deposits.......  $ 572      --     $ 527      --     $ 474       --
  Certificates of deposits of $100,000
     or more..........................     56     5.00%      66     5.08%     102     5.55%
  Money market and other savings
     deposits.........................  2,295     4.58%   2,007     4.80%   1,635     4.70%
                                        -----             -----             -----
     Total deposits...................  $2,923            $2,600            2,211
                                        =======           =======           ======

--------------------------------------------------------------------------------

                                                                Certificates     Other
                   (Dollars in Millions)                         of Deposit     Deposits
----------------------------------------------------------------------------------------
Maturity distribution of interest bearing deposits in
  amounts of $100,000 or more at December 31, 1998:
  Three months or less......................................        $50          $2,210
  Three through six months..................................          6              --
  Six through twelve months.................................          2              --
  Over twelve months........................................          2              --
                                                                    ---          ------
     Total..................................................        $60          $2,210
                                                                    ===          ======

--------------------------------------------------------------------------------
EXECUTIVE OFFICERS OF THE REGISTRANT AS OF FEBRUARY 1, 1999

         Executive Officers            Age                              Title
-------------------------------------  ---   -----------------------------------------------------------
H. Marshall Schwarz..................  62    Chairman of the Board and Chief Executive Officer (since
                                             1990)
Jeffrey S. Maurer....................  51    President (since 1990) and Chief Operating Officer (since
                                             1994)
Maribeth S. Rahe.....................  50    Vice Chairman (since 1997); prior thereto, Vice Chairman
                                             (from 1995) and Senior Executive Vice President (from 1994)
                                             of Harris Bank
Frederick B. Taylor..................  57    Vice Chairman and Chief Investment Officer (since 1990)
John M. Deignan......................  55    Executive Vice President (since 1991)
John L. Kirby........................  51    Treasurer and Chief Financial Officer (since 1995); prior
                                             thereto, Senior Vice President and Auditor (since 1992)